As filed with the Securities and Exchange Commission on November 23, 2004

Registration No. 333-119572

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

THE PEOPLES HOLDING COMPANY

(Exact name of registrant as specified in its charter)

MISSISSIPPI	6022	64-0676974
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

209 Troy Street

Tupelo, Mississippi 38802-0709

(662) 680-1001

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Stephen M. Corban

The Peoples Holding Company

209 Troy Street

Tupelo, Mississippi 38802-0709

(662) 680-1001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Mark A. Fullmer, Esq. Phelps Dunbar, LLP 365 Canal Street, Suite 2000 New Orleans, LA 70130 (504) 566-1311	Copies to: Paul S. Ware, Esq. Bradley Arant Rose & White LLP One Federal Place 1819 Fifth Avenue North Birmingham, Alabama 35203 (205) 521-8000

Approximate Date of Commencement of Proposed Sale of the Securities to the Public:     As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Heritage Financial Holding Corporation

Dear Heritage Stockholders:

You are cordially invited to attend the special meeting of stockholders of Heritage Financial Holding Corporation which will be held at Decatur Utilities Auditorium, 1002 Central Parkway SW, Decatur, Alabama 35601, on Tuesday, December 28, 2004, at 2 p.m. Central time.

At the special meeting, you will be asked to vote upon a proposal to adopt and approve a merger of Heritage Financial Holding Corporation into The Peoples Holding Company. If the merger of Heritage and Peoples is completed, all of the Heritage common stock you hold will be exchanged for either (1) $6.25 in cash, without interest, for each share of Heritage common stock, (2) 0.20 shares of Peoples common stock for each share of Heritage common stock or (3) a combination consisting of cash for 40% of your common stock and shares of Peoples common stock for 60% of your common stock at the same price and exchange ratio set forth above. You will be asked to elect your form of payment. Regardless of your election, elections will be limited by the requirements that not less than 60% or more than 65% of the aggregate shares of Heritage common stock owned by Heritage stockholders be exchanged for Peoples common stock and that not less than 35% or more than 40% of the aggregate shares of Heritage common stock owned by Heritage stockholders be exchanged for cash. Thus, your election may be redesignated as described in this proxy statement/prospectus. Immediately after the merger of Heritage into Peoples is completed, Heritage Bank will be merged into The Peoples Bank & Trust Company.

If you wish, you may exercise your appraisal rights under Delaware law and obtain a cash payment for the fair value of your shares rather than receive the merger consideration described above. To exercise appraisal rights, you must not vote in favor of the adoption and approval of the merger and you must strictly comply with all of the applicable requirements of Delaware law summarized in the accompanying proxy statement/prospectus under the heading “The Merger—Appraisal Rights.” A copy of the Delaware law regarding appraisal rights is attached as Annex D to this proxy statement/prospectus.

Peoples common stock is listed on the American Stock Exchange under the symbol “PHC”. On July 15, 2004, the date the merger was announced, the closing price of a share of Peoples common stock was $32.10. On November 22, 2004, the closing price of a share of Peoples common stock was $34.20.

Approval of the merger requires the affirmative vote of a majority of the outstanding shares of Heritage common stock entitled to vote in favor of the adoption and approval of the merger. The proposed merger is discussed in detail in the accompanying proxy statement/prospectus. We encourage you to read this entire document carefully. You can also obtain more information about Peoples and Heritage in documents that each of them has filed with the Securities and Exchange Commission.

The Heritage board of directors has unanimously determined that the merger is in the best interests of Heritage and its stockholders and Heritage Bank. On behalf of your board of directors, we encourage you to vote “FOR” the adoption and approval of the merger. Regardless of your vote, please sign and date the enclosed proxy and return it in the enclosed envelope to make sure that your vote is counted.

Chairman of the Board of Directors	President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of common stock to be issued by Peoples in the merger, as described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The shares of Peoples common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or savings association or non-bank subsidiary of Peoples and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

You should read “ Risk Factors” beginning on page 15 for a description of the factors that may affect the value of the Peoples common stock to be issued in the merger and other risk factors that should be considered with respect to the merger.

This proxy statement/prospectus is dated November 26, 2004, and it is first being mailed to Heritage stockholders, along with the enclosed form of proxy card, on or about November 26, 2004.

Annex A-1	Agreement and Plan of Merger, dated as of July 15, 2004, by and among The Peoples Holding Company, The Peoples Bank & Trust Company, Heritage Financial Holding Corporation and Heritage Bank, as amended
Annex A-2	Plan of Merger by and among The Peoples Holding Company and Heritage Financial Holding Corporation
Annex B-1	Form of Lock-Up and Non-Competition Agreement
Annex B-2	Form of Lock-Up Agreement
Annex C	Opinion of Sterne, Agee & Leach, Inc.
Annex D	Section 262 of the Delaware General Corporation Act

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Peoples and Heritage from documents that Peoples and Heritage, respectively, have filed with the Securities and Exchange Commission and that have not been included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus, other than exhibits to those documents, by requesting them in writing or by telephone from Peoples or Heritage, as the case may be, at the following addresses:

The Peoples Holding Company	Heritage Financial Holding Corporation
209 Troy Street	211 Lee Street NE
Tupelo, Mississippi 38802	Decatur, Alabama 35602
Attention: Stuart R. Johnson	Attention: William M. Foshee
Telephone: (662) 680-1001	Telephone: (256) 355-9500

IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO PRIOR TO DECEMBER 21, 2004, IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

See “Where You Can Find More Information” on page 81 of this proxy statement/prospectus for more information about the documents referred to in this proxy statement/prospectus.

Heritage Financial Holding Corporation

Notice of Special Meeting

November 26, 2004

To the Stockholders of Heritage Financial Holding Corporation:

A special meeting of stockholders of Heritage Financial Holding Corporation will be held at Decatur Utilities Auditorium, 1002 Central Parkway SW, Decatur, Alabama 35601, on Tuesday, December 28, 2004, at 2 p.m. Central time and at any adjournments or postponements thereof, to consider and act upon the following matters:

•	To consider and vote upon a proposal to approve and adopt (a) the Agreement and Plan of Merger dated as of July 15, 2004, as amended, by and among Heritage Financial Holding Corporation, Heritage Bank, The Peoples Holding Company and The Peoples Bank & Trust Company, a wholly-owned subsidiary of Peoples, pursuant to which, upon satisfaction of specified conditions, Heritage Financial Holding Corporation will merge into The Peoples Holding Company, with Peoples surviving the merger, (b) the related plan of merger contemplated by the Agreement and Plan of Merger and (c) the merger of Heritage into Peoples. Immediately after the merger of Heritage and Peoples, Heritage Bank will merge into The Peoples Bank & Trust Company, with The Peoples Bank & Trust Company surviving the merger.

•	Any other business properly brought before the special meeting or any adjournment or postponement thereof.

As a result of the merger, you, as a holder of Heritage common stock, will have the right to receive for all of your shares of Heritage common stock either (i) $6.25 in cash per share of Heritage common stock, (ii) 0.20 shares of Peoples common stock per share of Heritage common stock or (iii) a combination consisting of cash for 40% of your Heritage common stock and shares of Peoples common stock for 60% of your Heritage common stock at the same price and exchange ratio set forth above. You will be asked to elect your form of payment. Regardless of your election, however, elections will be limited by the requirements that not less than 60% or more than 65% of the aggregate shares of Heritage common stock owned by Heritage stockholders be exchanged for Peoples common stock and not less than 35% or more than 40% of the aggregate shares of Heritage common stock owned by Heritage stockholders be exchanged for cash. Accordingly, your election may be redesignated as described on pages 56 and 57 of the accompanying proxy statement/prospectus.

You may exercise appraisal rights for your shares if the merger is completed, but only if you do not vote in favor of the merger, and you otherwise comply with the applicable statutory provisions of Delaware law. By properly exercising such appraisal rights, you will be entitled to receive payment in cash equal to the “fair value” of your shares, as determined in accordance with Delaware law, in lieu of the right to receive either the cash, shares of Peoples common stock or the combination of cash and shares of Peoples common stock in exchange for each share of Heritage common stock as described above. A copy of these provisions is included as Annex D to this proxy statement/prospectus. You should also review the information included under the heading “The Merger—Appraisal Rights” on page 48 of the accompanying proxy statement/prospectus.

The Heritage board of directors has fixed the close of business on November 9, 2004 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Therefore, only stockholders of record on November 9, 2004 are entitled to notice of, and to vote at, the special meeting. A list of stockholders entitled to vote will be available at Heritage’s main office in Decatur, Alabama at least ten days prior to the meeting date through the date of the special meeting as well as at the special meeting for examination by any stockholder, his agent or his attorney.

The accompanying proxy statement/prospectus describes the terms and conditions of the merger agreement and includes a complete text of the merger agreement, as amended, and the related plan of merger as Annex A-1 and Annex A-2, respectively. We urge you to read the enclosed materials carefully for a complete description of the merger agreement, the plan of merger, and the merger. The accompanying proxy statement/prospectus forms a part of this notice.

Your vote is very important. The merger must be adopted and approved by the holders of a majority of the outstanding shares of Heritage common stock. Even if you plan to attend the special meeting, we urge you to promptly submit a valid proxy so that your shares will be voted.

Your board of directors unanimously recommends that you vote “FOR” the adoption and approval of the merger.

By Order of the Board of Directors

November 26, 2004	Its Secretary
Decatur, Alabama

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What is the proposed transaction for which I am being asked to vote?

A: You are being asked to vote to adopt and approve an agreement and plan of merger by and among Peoples, Peoples Bank, Heritage and Heritage Bank, a related plan of merger and the merger contemplated thereby. In this proxy statement/prospectus, we refer to the agreement and plan of merger, as amended, and the related plan of merger as the “merger agreement”. In the merger, Heritage will be merged into Peoples, and Peoples will be the surviving corporation and will continue its corporate existence under Mississippi law. Immediately thereafter, Heritage Bank will merge into The Peoples Bank & Trust Company, and The Peoples Bank & Trust Company will be the surviving bank and will continue its corporate existence under Mississippi law. References to the “merger” refer to the merger of Heritage into Peoples, unless the context clearly indicates otherwise.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please complete and mail your proxy card as soon as possible so that your shares may be voted at the special meeting. Your proxy card will instruct the persons named on the proxy card to vote your shares at the special meeting as you direct. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted FOR the adoption and approval of the merger agreement and the merger. If you do not vote or if you abstain, the effect will be a vote against the merger agreement and the merger. Your vote is very important. Your proxy card must be received prior to the special meeting to be held on December 28, 2004 in order to be counted.

You should also, after carefully reading and considering the information contained in this proxy statement/prospectus, complete the form of election accompanying this proxy statement/prospectus and submit it, together with your certificates representing shares of Heritage common stock, to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572, the exchange agent for the merger. The form of election and your Heritage stock certificates must be received by the exchange agent no later than 5 p.m. Eastern time December 27, 2004 or you will be deemed to have elected to receive a combination of cash and stock in exchange for your shares of Heritage common stock.

Q: Who is Peoples?

A: The Peoples Holding Company is a Mississippi corporation incorporated in 1982 that is the owner of the fourth largest bank headquartered in Mississippi, The Peoples Bank & Trust Company, a Mississippi-chartered bank incorporated in 1904, and, through its ownership of Peoples Merger Corporation, the owner of Renasant Bank, a Tennessee-chartered bank (acquired July 1, 2004). Peoples and The Peoples Bank & Trust Company are headquartered in Tupelo, Mississippi; Renasant Bank is headquartered in Germantown, Tennessee. Through The Peoples Bank & Trust Company, Peoples also owns The Peoples Insurance Agency. As of September 30, 2004, Peoples had total assets of approximately $1.7 billion, deposits of approximately $1.34 billion and total shareholders’ equity of approximately $176.7 million. Subsequent to its acquisition of Renasant Bank, Peoples operates 48 community bank, insurance and financial services offices in 30 cities throughout north and north central Mississippi and southwest Tennessee. The Peoples Bank & Trust Company’s and Renasant Bank’s deposits are insured by the Federal Deposit Insurance Corporation.

Q: What will I receive in exchange for my Heritage common stock in the merger?

A: In the merger, all of your shares of Heritage common stock will be converted into the right to receive either (i) $6.25 in cash for each share of Heritage common stock, (ii) 0.20 shares of Peoples common stock for each share of Heritage common stock or (iii) a combination of cash for 40% of your shares of Heritage common stock and Peoples common stock for 60% of your shares of Heritage common stock at the same price and exchange ratio set forth above. If the average closing price of Peoples common stock drops below a specified price over the measurement period and the decline in the Peoples common stock over the measurement period exceeds by 20% or more the decline in the NASDAQ Bank Index over the measurement period, the exchange ratio may be adjusted if Heritage elects to terminate the merger agreement, as described on page 65 under the heading “The Merger Agreement—Termination of the Merger Agreement.”

Q: Can I elect the type of consideration I will receive in the merger?

A: Yes. Subject to the redesignation procedures described in this proxy statement/prospectus at pages 56 and 57, you may elect to receive all cash, all shares of Peoples common stock or a combination of cash and Peoples common stock in exchange for your shares of Heritage common stock.

Under the merger agreement, the aggregate number of shares of Heritage common stock to be converted into the right to receive cash shall not be less than 35% or more than 40% of the total number of shares of Heritage common stock outstanding immediately prior to the closing date of the merger (excluding shares owned by Heritage, Peoples or any subsidiary of Heritage or Peoples (other than in a fiduciary capacity)). The merger agreement also provides that the aggregate number of shares of Heritage common stock to be converted into the right to receive shares of Peoples common stock shall not be less than 60% or more than 65% of the total number of shares of Heritage common stock outstanding immediately prior to the closing date of the merger (excluding shares owned by Heritage, Peoples or any subsidiary of Heritage or Peoples (other than in a fiduciary capacity)).

Q: What happens if the number of shares elected to be converted into cash exceeds 40% of the outstanding shares of Heritage common stock or if the number of shares elected to be converted into shares of Peoples common stock exceeds 65% of the outstanding shares of Heritage common stock?

A: If the aggregate number of shares elected to be converted into cash exceeds 40% of the outstanding shares of Heritage common stock, then shares of Heritage common stock for which a cash election was made will be redesignated on a pro rata basis into shares to be converted into shares of Peoples common stock so that the total number of Heritage shares to be converted into cash does not exceed 40% of the outstanding shares of Heritage common stock.

If the aggregate number of shares elected to be converted into shares of Peoples common stock exceeds 65% of the outstanding shares of Heritage common stock, then shares of Heritage common stock for which a stock election was made will be redesignated on a pro rata basis into shares to be converted into cash so that the total number of Heritage shares to be converted into shares of Peoples common stock does not exceed 65% of the outstanding shares of Heritage common stock.

Holders of shares of Heritage common stock who elect to receive a combination of cash for 40% of their Heritage common stock and shares of Peoples common stock for 60% of their Heritage common stock will not be subject to these redesignation procedures. Also, a holder who has elected to receive cash for all of his or her shares of Heritage common stock and would receive less than 10 shares of Peoples common stock if his or her shares were redesignated is not subject to the redesignation procedures.

Q: If I elect to receive Peoples common stock in the merger, how many shares will I receive?

A: Subject to the redesignation procedures described in this proxy statement/prospectus, if you elect to receive Peoples common stock for all or a portion of your Heritage common stock, you will receive 0.20 shares of Peoples common stock for each share of Heritage common stock that you own. If the average closing price of Peoples common stock drops below a specified price over the measurement period and the decline in the Peoples common stock over the measurement period exceeds by 20% or more the decline in the NASDAQ Bank Index over the measurement period, the exchange ratio may be adjusted if Heritage elects to terminate the merger agreement, as described on page 65 under the heading “The Merger Agreement—Termination of the Merger Agreement.”

You will not receive any fractional shares of Peoples common stock. Instead, you will be paid cash in an amount equal to the fraction of a share of Peoples common stock otherwise issuable multiplied by the average closing price as reported by the American Stock Exchange of one share of Peoples common stock for the ten trading days immediately preceding the last trading day prior to the closing date of the merger (the closing date is described in more detail on page 54 of this proxy statement/prospectus).

For instance, if you own 1,011 shares of Heritage common stock and the ten-day average closing price of Peoples common stock is $33.00 per share, a Heritage stockholder who elects to receive Peoples common stock in exchange for all 1,011 shares of Heritage common stock would receive 202 shares of Peoples common stock, plus $6.60 in cash instead of a fractional share.

Q: How do I elect the form of consideration I prefer to receive? When should I send in my stock certificates?

A: A form of election is being mailed to you concurrently with the mailing of this proxy statement/prospectus. If your shares of Heritage common stock are registered in your own name, complete and sign the form of election and send it to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572, the exchange agent for the merger, together with the stock certificates representing the shares to be exchanged for cash, Peoples common stock or a combination of cash and Peoples common stock. If your shares of Heritage common stock are held in the name of your nominee or other representative, such as the trustee of a trust of which you are the beneficiary, you must have such nominee or other representative submit the form of election and Heritage stock certificates on your behalf.

Q: Is there a deadline for making an election?

A: Yes. Your completed election form and Heritage stock certificates must be received by the exchange agent not later than 5:00 p.m. eastern time on December 27, 2004.

Q: What if I do not send an election form, it is not received before the deadline or I improperly complete or sign my election form?

A: If the exchange agent does not receive from you a properly completed and signed election form, together with certificates representing your shares of Heritage common stock, before the deadline, then it will be assumed that you have elected to receive a combination of cash for 40% of your shares of Heritage common stock and Peoples common stock for the remaining 60% of your shares of Heritage common stock. You bear the risk of delivery and should send any election form and Heritage stock certificates by mail (registered mail with proper insurance, return receipt requested, is suggested), by courier or by hand, to the appropriate addresses shown on the election form.

Promptly after the effective time of the merger, the exchange agent will provide stock certificate transmittal materials to the holders of Heritage common stock who have not already completed the form of election and surrendered their stock certificates. The transmittal materials will contain instructions for use in effecting the surrender to the exchange agent of Heritage common stock certificates in exchange for the merger consideration.

The exchange agent, after the completion of the merger of Heritage into Peoples and upon receipt of your stock certificates and other documents, will deliver to you the cash, stock or combination of cash and stock which you have elected to receive, as may be modified by the redesignation procedure described in this proxy statement/prospectus. This delivery is subject to the payment of any transfer taxes that may arise if such cash, stock or combination of cash and stock is to be paid to a person other than the person in whose name the surrendered Heritage stock certificate is registered.

Q: Am I entitled to appraisal rights?

A: Yes. If you wish, you may seek an appraisal of the fair value of your shares of Heritage common stock, but only if you comply with all of the requirements of Delaware law as described under the heading “The Merger—Appraisal Rights” on page 48 of this proxy statement/prospectus. Depending upon the determination of the Delaware Chancery Court, the appraised fair value of your shares of Heritage common stock, which will be paid to you if you seek an appraisal, may be more than, less than, or equal to the $6.25 per share of Heritage common stock to be paid in the merger. Any holder of Heritage common stock who loses his or her appraisal rights on account of a failure to perfect or otherwise shall be deemed to have elected to receive the combination of cash and Peoples common stock described above.

We have included a copy of Section 262 of the Delaware General Corporation Law, which addresses appraisal rights, as Annex D to this proxy statement/prospectus.

Q: When and where is the special meeting?

A: The Heritage special meeting is scheduled to take place at Decatur Utilities Auditorium, 1002 Central Parkway SW, Decatur, Alabama 35601, on Tuesday, December 28, 2004 at 2 p.m. Central time.

Q: Who can vote on the merger?

A: Holders of record of Heritage common stock at the close of business on November 9, 2004 can vote at the special meeting. On that date, 10,536,660 shares were outstanding and entitled to vote.

Q: What vote is required for approval?

A: The merger agreement and the merger must be adopted and approved by a majority of the outstanding shares of Heritage common stock. Therefore, if you abstain or fail to vote, it will be the same as voting against the merger agreement and the merger.

If you hold your shares of Heritage common stock in a broker’s name (sometimes called “street name” or “nominee name”), then you must provide voting instructions to your broker. If you do not provide instructions to the broker, your shares will not be voted on any matter on which the broker does not have discretionary authority to vote, which includes the vote on the merger. A vote that is not cast for this reason is called a “broker non-vote.” Broker non-votes will be treated as shares present for the purpose of determining whether a quorum is present at the meeting. For purposes of the vote on the merger agreement, a broker non-vote has the same effect as a vote AGAINST the merger agreement and the merger. For purposes of the vote on any other matters properly brought at the special meeting, broker non-votes will not be counted as a vote FOR or AGAINST such matters or as an abstention on such matters.

Q: May I change my vote after I have mailed my signed proxy card?

A: You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	first, you can send a written notice stating that you want to revoke your proxy;

•	second, you can complete and submit a new proxy card; or

•	third, if you are the record owner of your shares of Heritage common stock, you can attend the Heritage special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy card to:

Heritage Financial Holding Corporation

211 Lee Street NE

Decatur, Alabama 35602

Attention: Bingham D. Edwards, Secretary

If your shares are held in the name of a broker, bank, trustee or other nominee, you should contact such person to change your vote.

Q: If I plan to attend the Heritage special meeting in person, should I still grant my proxy?

A: Yes. Whether or not you plan to attend the special meeting, you should grant your proxy as described above. The failure of a Heritage stockholder to vote in person or by proxy will have the same effect as a vote against the adoption and approval of the merger agreement. The failure to give voting instructions to your broker will have the same effect as a vote against the adoption and approval of the merger agreement.

Q: What does Heritage’s board of directors recommend?

A: Heritage’s board of directors has unanimously determined that the proposed merger is advisable and in the best interests of Heritage and its stockholders and Heritage Bank and unanimously recommends that you vote FOR the proposal to adopt and approve the merger agreement and the merger.

Q: Who can help answer my questions?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or form of election, you should contact:

Larry R. Mathews or Debbie Reist

Heritage Financial Holding Corporation

211 Lee Street NE

Decatur, Alabama 35602

(256) 301-6465

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger and the merger agreement, you should read this entire document carefully, as well as the additional documents to which we refer you. See “Where You Can Find More Information.” References in this summary and elsewhere in this proxy statement/prospectus to the “merger” are to the merger of Heritage into Peoples, unless the context clearly indicates otherwise.

The Companies

The Peoples Holding Company

209 Troy Street

Tupelo, Mississippi 38802

(662) 680-1001

Peoples is a Mississippi corporation incorporated in 1982 that is the owner of the fourth largest bank headquartered in Mississippi, The Peoples Bank & Trust Company, a Mississippi-chartered bank incorporated in 1904, and, through its ownership of Peoples Merger Corporation, the owner of Renasant Bank, a Tennessee-chartered bank (acquired July 1, 2004). The Peoples Bank & Trust Company is headquartered in Tupelo, Mississippi and Renasant Bank is headquartered in Germantown, Tennessee. Through The Peoples Bank & Trust Company, Peoples is also the owner of The Peoples Insurance Agency. As of September 30, 2004, Peoples had total assets of approximately $1.7 billion, deposits of approximately $1.34 billion and total shareholders’ equity of approximately $176.7 million. Subsequent to its acquisition of Renasant Bank, Peoples operates 48 community bank, insurance and financial services offices in 30 cities throughout north and north central Mississippi and southwest Tennessee. The Peoples Bank & Trust Company’s and Renasant Bank’s deposits are insured by the Federal Deposit Insurance Corporation.

For financial statements and a discussion of Peoples’ recent results of operations, see Peoples’ Annual Report on Form 10-K for the year ended December 31, 2003 and Peoples’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which are incorporated by reference in this proxy statement/prospectus.

Heritage Financial Holding Corporation

211 Lee Street NE

Decatur, Alabama 35601

(256) 355-9500

Heritage is a Delaware corporation incorporated in 2000 that is the sole stockholder of Heritage Bank, an Alabama banking corporation headquartered in Decatur, Alabama. Heritage Bank is, in turn, the owner of Heritage Insurance Agency, LLC. As of September 30, 2004, Heritage had total assets of approximately $544 million, deposits of approximately $389 million and total shareholders’ equity of approximately $32 million. Heritage operates eight banking offices in Decatur, Huntsville and Birmingham, Alabama. The deposits of Heritage Bank are insured by the Federal Deposit Insurance Corporation.

For financial statements and a discussion of Heritage’s recent results of operations, see Heritage’s Annual Report on Form 10-K for the year ended December 31, 2003 and Heritage’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, copies of which accompany this proxy statement/prospectus and which are incorporated by reference into this proxy statement/prospectus.

The Merger (pages 34 through 53)

Under the terms of the merger agreement, Heritage will be merged into Peoples. After the merger, Peoples will be the surviving corporation and will continue its corporate existence under Mississippi law. Immediately after the merger of Heritage into Peoples, Heritage Bank will be merged into The Peoples Bank & Trust Company, with The Peoples Bank & Trust Company surviving the merger and continuing its existence under Mississippi law. The merger agreement, as amended, and the plan of merger of Heritage into Peoples are attached to this document as Annex A-1 and Annex A-2, respectively, and are incorporated in this proxy statement/prospectus by reference. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger. All references in this proxy statement/prospectus to the merger agreement shall mean the merger agreement as amended.

What You Will Receive in the Merger (pages 54 and 55)

The merger agreement provides that each share of Heritage common stock (other than treasury shares, shares owned by Peoples or any of the subsidiaries of Peoples or Heritage (other than in a fiduciary capacity) or by any person who has perfected appraisal rights with respect to shares of Heritage common stock) will be converted on the closing date of the merger into the right to receive the merger consideration. The merger consideration is either:

•	for each share of Heritage common stock, cash in an amount equal to $6.25, without interest;

•	for each share of Heritage common stock, 0.20 shares of Peoples common stock; or

•	cash consideration for 40% of such holder’s shares of Heritage common stock and stock consideration for 60% of such holder’s shares of Heritage common stock at the same price and exchange ratio set forth above.

Subject to the redesignation procedures described below, as a holder of record of shares of Heritage common stock, you may elect to receive all cash, all shares of Peoples common stock or the combination of cash and Peoples common stock described above as consideration in exchange for your shares of Heritage common stock. You will not receive any fractional shares of Peoples common stock if you elect to receive all or a portion of the merger consideration as shares of Peoples common stock. Instead, you will be paid cash in an amount equal to the fraction of a share of Peoples common stock otherwise issuable upon conversion multiplied by the average closing price of one share of Peoples common stock as reported by the American Stock Exchange for the ten trading days immediately preceding the last trading day prior to the closing date of the merger.

Under certain limited circumstances, if the average closing price of Peoples common stock drops below a specified price over the measurement period and the decline in the Peoples common stock over the measurement period exceeds by 20% or more the decline in the NASDAQ Bank Index over the measurement period, the exchange ratio of 0.20 may be adjusted if Heritage elects to terminate the merger agreement, as described on page 65 under the heading “The Merger Agreement—Termination of the Merger Agreement.”

A form of election is being mailed to you concurrently with the mailing of this proxy statement/prospectus. If your shares of Heritage common stock are registered in your own name, you should complete and sign the form of election and send it, together with your certificates representing shares of Heritage common stock, to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572, the exchange agent for the merger. If your shares of Heritage common stock are held in the name of your nominee or other representative, such as the trustee of a trust of which you are the beneficiary, you must have such nominee or other representative submit the form of election and Heritage stock certificates on your behalf. The form of election and your Heritage stock certificates must be received by the exchange agent not later than 5:00 p.m. eastern time on December 27, 2004.

The merger agreement contains redesignation procedures which may affect your election. Under the merger agreement, the number of shares of Heritage common stock to be converted into the right to receive cash must not be less than 35% or more than 40% of the total number of shares of Heritage common stock outstanding immediately prior to the closing date of the merger. Also, the number of shares of Heritage common stock to be converted into the right to receive shares of Peoples common stock must not be less than 60% or more than 65% of the total number of shares of Heritage common stock outstanding immediately prior to the closing date of the merger.

If the number of shares to be converted into the right to receive cash exceeds 40% of the outstanding shares of Heritage common stock, then all shares of Heritage common stock for which a cash election was made will be redesignated on a pro rata basis into a combination of shares to be converted into cash and shares to be converted into shares of Peoples common stock. Shares will be redesignated such that the total number of Heritage shares converted into cash does not exceed 40% of the outstanding shares of Heritage common stock.

If the number of shares to be converted into shares of Peoples common stock exceeds 65% of the outstanding shares of Heritage common stock, then all shares of Heritage common stock for which a stock election was made will be redesignated on a pro rata basis into a combination of shares to be converted into cash and shares to be converted into shares of Peoples common stock. Shares will be redesignated such that the total number of Heritage shares exchanged for stock does not exceed 65% of the outstanding shares of Heritage common stock.

Holders who chose to receive a combination of cash for 40% of their Heritage common stock and shares of Peoples common stock for 60% of their Heritage common stock are not subject to the redesignation procedures. Also, any holder who elected to receive cash but after the redesignation procedures would receive less than ten shares of Peoples common stock for his or her shares of Heritage common stock is not subject to the redesignation procedures.

If the exchange agent does not receive from you a properly completed election form, together with your certificates representing shares of Heritage common stock, before the close of business on December 27, 2004, then it will be assumed that you have elected to receive a combination of cash for 40% of your shares of Heritage common stock and Peoples common stock for the remaining 60% of your shares of Heritage common stock.

Upon receipt of the forms of election and Heritage stock certificate(s) and other materials, and subject to the payment of any transfer taxes that may arise if the merger consideration is to be paid to a person other than the person in whose name the surrendered Heritage stock certificate is registered, the exchange agent within 10 business days after the completion of the merger will deliver to the former holder of Heritage common stock the merger consideration such holder elected to receive. After the effective time, the exchange agent will also provide stock certificate transmittal materials to the holders of Heritage common stock who did not submit a form of election and surrender their stock certificates. Such transmittal materials will contain instructions for surrendering the Heritage stock certificates for the merger consideration.

The Special Meeting

The Heritage special meeting will be held at Decatur Utilities Auditorium, 1002 Central Parkway SW, Decatur, Alabama 35601 on Tuesday, December 28, 2004 at 2 p.m. Central time. At the meeting, the holders of Heritage common stock will be asked to vote upon a proposal to adopt and approve the merger agreement and the merger. The Heritage board of directors has fixed the close of business on November 9, 2004 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. At the record date, approximately 10,536,660 shares of Heritage common stock were issued and outstanding and entitled to vote. Each share of Heritage common stock is entitled to one vote on any matter that may properly come before the meeting. The affirmative vote of a majority of the outstanding shares of Heritage common stock is required to adopt and approve the merger agreement and the merger.

Vote of Management-Owned Shares

As of the record date, the directors and executive officers of Heritage and their respective affiliates collectively owned approximately 42.58% of the outstanding shares of Heritage common stock. Approval of the merger requires the affirmative vote of a majority of the outstanding shares of Heritage common stock. All of the directors of Heritage have entered into agreements with Peoples pursuant to which they have agreed to vote all of their shares in favor of the adoption and approval of the merger agreement and the merger. A form of the agreement for non-employee directors is attached as Annex B-1 to this proxy statement/prospectus and a form of the agreement for employee directors is attached as Annex B-2 to this proxy statement/prospectus. Assuming that no stock options are exercised, Heritage anticipates that the directors will collectively vote 33.52% of the outstanding shares of Heritage common stock in favor of the merger in accordance with those agreements.

Heritage’s Reasons for the Merger; Recommendation of the Heritage Board (pages 36 through 38)

Heritage’s board of directors has unanimously approved the merger agreement and the merger. Heritage’s board of directors believes that the merger is in the best interests of Heritage and its stockholders and that the consideration is fair to Heritage stockholders and unanimously recommends that Heritage stockholders vote “FOR” the adoption and approval of the merger agreement. In reaching its decision, the Heritage board considered a number of factors, which are described in more detail in “The Merger—Heritage’s Reasons for the Merger; Recommendation of the Heritage Board” on the pages listed above. The Heritage board of directors did not assign relative weights to the factors described in that section or the other factors considered by it. In addition, the Heritage board did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Heritage board of directors may have given different weights to different factors.

Conditions to the Merger (pages 63 through 65)

The obligations of both Peoples and Heritage to complete the merger are subject to the following conditions being fulfilled:

•	receipt of all necessary regulatory or governmental consents and approvals required to complete the merger of Heritage into Peoples and the merger of Heritage Bank into Peoples Bank, the satisfaction of all conditions required under those consents and approvals and the expiration of any waiting periods required by law;

•	adoption and approval of the merger agreement and the merger by Heritage stockholders;

•	the registration statement filed with the SEC, of which this document forms a part, having become effective and remaining effective through the completion of the merger;

•	receipt of all consents and approvals required for the mergers from persons other than governmental entities, except those consents which would not reasonably be expected to have a material adverse effect on any of the parties;

•	absence of any governmental or judicial order or otherwise prohibiting or restricting completion of the merger;

•	receipt of an opinion of Phelps Dunbar LLP, Peoples’ outside counsel, that the merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code and that the exchange of shares in the merger will not give rise to gain or loss to the holders of Heritage common stock;

•	approval of the shares of Peoples common stock issuable to the holders of shares of Heritage common stock for listing on the American Stock Exchange;

•	the execution and delivery of the plan of merger and a certificate of merger with respect to the merger of Heritage into Peoples and the execution and delivery of a plan of merger and articles of merger with respect to the merger of Heritage Bank into Peoples Bank; and

•	the execution and delivery of (i) a termination and release agreement by and among Heritage, Heritage Bank and Larry R. Mathews and (ii) an employment agreement by and among Peoples, Peoples Bank and Larry R. Mathews.

In addition, Peoples’ obligation to complete the merger is subject to, among other things:

•	Heritage’s and Heritage Bank’s performance of and compliance with in all material respects all obligations required by the merger agreement;

•	the representations and warranties of Heritage and Heritage Bank in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date of the merger (except those that relate specifically to another date, which shall be true and correct as of that date), with some exceptions;

•	the receipt of all permits, consents, authorizations and the like necessary in connection with the completion of the merger, none of which contain any terms or conditions which would materially impair the value of Heritage or Heritage Bank;

•	either (i) satisfaction of any agreements, understandings or the like between Heritage and Heritage Bank and their banking regulatory authorities or the removal of any restrictions imposed by such agreements and understandings or (ii) the approvals and authorizations granted to Peoples by banking regulatory authorities not containing any conditions or restrictions on Peoples after the merger relating to such agreements or understandings; and

•	Heritage stockholders who exercise their appraisal rights shall not hold more than 15% of the outstanding shares of Heritage common stock immediately prior to the merger.

In addition, Heritage’s obligation to complete the merger is subject to, among other things:

•	Peoples’ and Peoples Bank’s performance of and compliance in all material respects with all obligations required by the merger agreement;

•	the representations and warranties of Peoples and Peoples Bank being true and correct as of the date of the merger agreement and as of the closing date of the merger (except those that relate specifically to another date, which shall be true and correct as of that date), with some exceptions;

•	the receipt of all permits, consents, waivers, clearances, approvals and authorizations necessary in connection with the completion of the merger, none of which adversely affect the merger consideration; and

•	two qualified people selected by Heritage from its board of directors who are reasonably acceptable to Peoples having been appointed to the board of directors of Peoples and two qualified people selected from Heritage Bank’s board of directors who are reasonably acceptable to Peoples having been appointed to the board of directors of Peoples Bank.

The merger is expected to be completed promptly after Heritage stockholder approval is received at the special meeting, all necessary regulatory approvals are received and other conditions to the closing described above are fulfilled. This is expected to occur on January 1, 2005, although fulfilling some of the conditions to closing the merger, such as receiving regulatory approvals, is not within the control of Peoples or Heritage.

Covenants and Agreements (pages 60 through 63)

Heritage has agreed that neither it nor Heritage Bank, nor any person on either’s behalf, will solicit or hold discussions with any third party regarding a merger, tender offer, recapitalization, consolidation or any similar transaction, sale or lease or other acquisition or assumption of all or a substantial portion of Heritage’s or Heritage Bank’s assets, purchase or acquisition of more than 20% of the voting power of Heritage or any similar transaction. Under specified circumstances, however, Heritage may take the following actions:

•	provide information to a third party regarding a proposal to engage in any of the above-described transactions;

•	negotiate and discuss such a transaction with a third party;

•	recommend to the stockholders of Heritage the approval of such a transaction with a third party; or

•	withdraw a recommendation regarding the merger with Peoples.

Heritage may take these actions only if (i) Heritage’s board of directors determines in good faith (after consultation with outside legal counsel) that any of the above-described actions are necessary in order for its directors to comply with their fiduciary duties under applicable law and (ii) the board of directors determines in good faith (after consultation with its financial advisor) that the transaction with the third party is likely to be consummated and to result in a transaction more favorable to Heritage stockholders from a financial point of view than the merger with Peoples.

Peoples has the right to match or better any acquisition proposal from a third party within ten days after receipt of notice from Heritage of the third party offer, and the merger agreement will be amended to reflect any new terms offered by Peoples. If Peoples does match or better such proposal, Heritage must cease, and cause Heritage Bank or its representative to cease, all discussions with the third party.

The merger agreement requires Peoples to provide specified indemnification for a period of six years following the closing date of the merger. Peoples must indemnify and hold harmless from liability for acts or omissions occurring at or prior to the closing date of the merger specified current or former directors and officers of Heritage or Heritage Bank to the same extent as such directors or officers would be indemnified under the articles of incorporation or bylaws of Peoples as if they were directors or officers of Peoples. The merger agreement also provides that Peoples shall use its reasonable best efforts to cause Peoples or Peoples Bank to obtain for a period of six years after the closing date of the merger policies of directors’ and officers’ liability insurance. This insurance must cover acts or omissions occurring prior to the closing date of the merger for such directors and officers of Heritage. The insurance must be on terms and in amounts substantially similar to the policies in effect on the date of the merger agreement. However, neither Peoples nor Peoples Bank are required to pay an aggregate premium for such insurance coverage in excess of 200% of the amount for such coverage as currently held by Heritage. In such case, Peoples or Peoples Bank shall purchase as much coverage as reasonably practicable for such amount.

Termination of the Merger Agreement (pages 65 and 66)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the closing date of the merger:

•	by the mutual written consent of Peoples and Heritage;

•	by either Peoples or Heritage if:

•	(i) the closing date of the merger shall not have occurred on or prior to March 31, 2005 (or on or prior to June 30, 2005 where a governmental approval is pending and has not been finally resolved)

or (ii) the merger agreement and the merger are not approved by Heritage’s stockholders, unless either (i) or (ii) is caused by the failure of the party seeking to terminate to perform or observe its agreements at or before the closing date or the stockholders’ vote, as the case may be;

•	there has been a breach by the other party of (i) any covenant or undertaking in the merger agreement or (ii) any representation or warranty of the other party contained in the merger agreement, where such breach prevents the breaching party from satisfying a condition to closing in the merger agreement and has not been cured within thirty days following delivery of written notice of the breach;

•	30 days pass after any application for regulatory or governmental approval is denied or withdrawn at the request or recommendation of the governmental entity, unless within such 30-day period a petition for rehearing or an amended application is filed. A party may terminate 30 or more days after a petition for rehearing or an amended application is denied. No party may terminate when the denial or withdrawal is due to that party’s failure to observe or perform its covenants or agreements; or

•	any governmental entity shall have issued a final, non-appealable order prohibiting the completion of the merger.

•	by Peoples if:

•	Heritage’s board of directors fails to make, or withdraws, qualifies or changes, the recommendation in this proxy statement/prospectus that Heritage’s stockholders vote to adopt and approve the merger agreement and the merger, or proposes publicly to do any of the foregoing;

•	the special meeting to approve the merger agreement and plan of merger is not called or convened by Heritage;

•	Heritage approves or recommends, or publicly proposes to approve or recommend, an acquisition proposal by a third party;

•	Heritage stockholders who own more than 15% of the outstanding shares of Heritage common stock exercise their right to appraisal; or

•	The Federal Deposit Insurance Corporation or the Alabama State Banking Department closes or orders the closing of Heritage Bank.

•	by Heritage if:

•	the board of directors of Heritage determines in good faith, after consultation with outside counsel, that it would constitute a breach of the board’s fiduciary duties (i) to hold the special meeting, (ii) to recommend the merger agreement and the merger to Heritage stockholders, (iii) to fail to terminate the merger agreement and accept an acquisition proposal from a third party or (iv) to not withdraw or modify its previous recommendation to Heritage’s stockholders to adopt and approve the merger agreement and the merger; or

•	the shares of Peoples’ common stock do not meet the trading price target described on page 66 of this proxy statement/prospectus.

Termination Fees (pages 66 and 67)

Heritage must pay to Peoples a termination fee of $2,000,000 if:

•

(i) prior to any event allowing either party to terminate the merger agreement, an acquisition proposal from a third party is publicly announced or otherwise made known to Heritage’s senior management, board of directors or stockholders generally and not irrevocably withdrawn more than five business days prior to the special meeting, (ii) the merger agreement is then terminated (y) by either Peoples or Heritage, because Heritage’s stockholders failed to approve the merger agreement and the plan of merger or (z) by Peoples, because of a willful breach by Heritage of any covenant, undertaking, representation or warranty contained in the merger agreement, and (iii) the acquisition contained in the acquisition proposal is consummated within 12 months of the termination of the merger agreement;

•	Peoples terminates the merger agreement because Heritage either (i) failed to recommend to its stockholders the approval of the merger agreement and the merger, (ii) effected a change in such recommendation, (iii) failed to call or convene the special meeting, or (iv) approved or recommended, or proposed publicly to approve or recommend, any acquisition transaction with a third party; or

•	Heritage terminates the merger agreement because its board of directors determines that it would constitute a breach of the board’s fiduciary duties (i) to recommend the merger agreement and the merger to Heritage stockholders, (ii) to fail to terminate the merger agreement and accept an acquisition proposal from a third party, (iii) to hold the special meeting or (iv) to not withdraw or modify its previous recommendation to Heritage’s stockholders to adopt and approve the merger agreement and the merger.

Interests of Certain Persons in the Merger (page 52)

In addition to their interests as stockholders, the directors and executive officers of Heritage may have interests in the merger that are different from, or in addition to, your interests. These interests exist because of rights they may have under individual employment agreements, under compensation and benefit plans, including the Heritage stock option plans and under the merger agreement. These interests include, among other things:

•	an employment agreement to be entered into by Peoples, The Peoples Bank & Trust Company and Larry R. Mathews on the closing date, pursuant to which Larry R. Mathews will serve as President of the Alabama Division of The Peoples Bank & Trust Company, for a period commencing on the closing date and ending five years after the closing date, subject to renewal;

•	Peoples’ agreement to either repay in full the debt of Heritage to First Tennessee Bank, which is guaranteed by each current director of Heritage, or assume this debt and cause such personal guarantees to be released by First Tennessee Bank at or prior to the closing date of the merger; and

•	Peoples’ agreement to indemnify and hold harmless duly elected present and former directors and officers of Heritage and Heritage Bank.

In addition, William M. Foshee, Robert F. Harwell, Jr., Michael Hockman, David F. Mays and Don Pruett have employment agreements with Heritage and Heritage Bank. Heritage has agreed that on or prior to the closing date it will cause the aforementioned individuals who are then employed by Heritage to execute and deliver to Peoples an agreement amending the existing employment agreements. It is anticipated that such agreements will provide, among other things, that each such person, in exchange for (i) a payment at the effective time in an amount equal to such person’s base salary at the effective time and (ii) a payment on the first anniversary of the effective time in an amount equal to such person’s base salary as of the effective time, is waiving his right to receive change of control payments under their respective employment agreements that may have arisen in connection with the transactions contemplated in the merger agreement. This waiver, however, does not apply to any future transactions. It is anticipated that the base term of each of these employment agreements will be extended for two additional years.

The members of the Heritage board of directors knew of these additional interests, and considered them when they approved the merger agreement.

Appraisal Rights (pages 48 through 51)

Under Delaware law, if a Heritage stockholder follows the appropriate procedures for demanding appraisal rights and does not vote in favor of the adoption and approval of the merger agreement and the merger, such individual will be entitled to receive a cash payment equal to the “fair value” of the shares of Heritage common stock owned by such stockholder, as determined by the Delaware Court of Chancery, in lieu of the right to receive either cash in the amount of $6.25, 0.20 shares of Peoples common stock, or the combination of cash and stock described above in exchange for each share of Heritage common stock.

If a Heritage stockholder desires to exercise appraisal rights under Delaware law, the stockholder is required to comply with Section 262 of the Delaware General Corporation Law, which is summarized under the heading “The Merger—Appraisal Rights.” A copy of Section 262 is attached to this proxy statement/prospectus as Annex D. Failure to take all of the steps required under Delaware law may result in the loss of appraisal rights by the Heritage stockholder. If a Heritage stockholder loses his or her appraisal rights, such stockholder will be deemed to have elected to receive cash for 40% of his or her shares of Heritage common stock and shares of Peoples common stock for 60% of his or her shares of Heritage common stock, at the same price and exchange ratio described above.

Tax Consequences of the Merger (pages 44 through 46)

Assuming that the merger is completed as currently contemplated, a holder of Heritage common stock will not recognize any gain or loss for United States federal income tax purposes on any of the Heritage shares exchanged for Peoples shares in the merger, except with respect to cash received in lieu of a fractional Peoples share. A holder of Heritage common stock may recognize gain or loss if Heritage shares are exchanged solely for cash in the merger. Further, a holder of Heritage common stock may recognize gain, but not loss, if the Heritage shares are exchanged for a combination of Peoples shares and cash, but not in excess of the cash received in the merger.

Regulatory and Third-Party Approvals (pages 46 through 48)

Under the merger agreement, Peoples and Heritage have agreed to use their best efforts to obtain all necessary actions, indications of no objection, waivers, consents and approvals from any governmental authority necessary to complete and make effective the merger and other transactions contemplated by the merger agreement. The required regulatory approvals include approval from the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Mississippi Department of Banking and Consumer Finance and the Alabama State Banking Department. All applications and notices have been filed, or are in the process of being filed. The Federal Reserve Board has notified Peoples that it has approved the merger. While Peoples and Heritage believe that they will receive the other requisite approvals for the merger, there can be no assurance regarding the timing of the approvals, the ability of the companies to obtain the approvals on satisfactory terms, the absence of litigation challenging such approvals or otherwise.

RISK FACTORS

In addition to the other information included in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Forward Looking Statements” on page 17 of this proxy statement/prospectus, you should carefully consider the following risk factors in determining whether to adopt and approve the merger agreement, the plan of merger and the merger.

You May Receive a Form of Consideration Different from the Form of Consideration You Elect.

The consideration to be received by Heritage stockholders in the merger is subject to the requirement that not less than 60% or more than 65% of the shares of Heritage common stock be converted into the right to receive Peoples common stock and that not less than 35% or more than 40% of the shares of Heritage common stock be converted into the right to receive cash. The merger agreement contains redesignation procedures to achieve this desired result. If you elect to receive all cash and the available cash is oversubscribed, then a portion of your merger consideration will be paid in Peoples common stock. If you elect to receive all stock and the available stock is oversubscribed, then a portion of the merger consideration you receive will be paid in cash. Therefore, you may not receive exactly the form of consideration that you elect.

All Elections Are Irrevocable.

Your election of merger consideration will be irrevocable. Once a Heritage stockholder delivers the form of election and his or her Heritage stock certificates to the exchange agent, the Heritage stockholder will not be able to sell, transfer or otherwise dispose of his or her shares of Heritage common stock.

Changes in Peoples’ Stock Price May Affect the Total Value of the Consideration You Receive in the Merger.

Upon the closing of the merger, each share of Heritage common stock you own will automatically be converted into the right to receive either 0.20 shares of Peoples common stock, $6.25 in cash or a combination of both Peoples common stock and cash. Because the market price of Peoples common stock may fluctuate, you cannot be sure of the market value of the Peoples common stock that you elect to receive in the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Peoples’ businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond Peoples’ control. In addition, there will be a time period between the completion of the merger and the time when Heritage stockholders receiving stock consideration actually receive certificates evidencing Peoples common stock. Until stock certificates are received, Heritage stockholders will not be able to sell their Peoples shares in the open market and, thus, will not be able to avoid losses resulting from any decline in the trading price of Peoples common stock during this period.

The Low Trading Volume of Peoples Common Stock Could Lead to Volatility in the Price of Such Stock.

For the three months ended November 15, 2004, the average daily trading volume for Peoples common stock was 5,850 shares per day. Because Peoples common stock has a low daily trading volume, significant purchases or sales of Peoples common stock may cause volatility in the price of Peoples common stock.

The Interests of Certain Directors and Executive Officers of Heritage May Cause Them to View the Merger Differently than You Would.

You should be aware that the directors and some executive officers of Heritage have interests in the merger that are different from, or in addition to, the interests of stockholders generally. For example, on the closing date, the chief executive officer of Heritage will enter into an agreement that provides for his continued employment following the merger. Other interests of Heritage’s directors and executive officers may cause some of these persons to view the proposed transaction differently than you view it. For a discussion of these interests, see “The Merger—Interests of Certain Persons in the Merger.” Despite these additional or different interests, the directors of Heritage believe that the merger is in the best interests of Heritage and its stockholders.

Combining Our Two Companies May Be More Difficult, Costly or Time-Consuming than We Expect.

Peoples and Heritage have operated, and, until completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, a disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents that are made part of this proxy statement/prospectus by reference to other documents filed with the Securities and Exchange Commission include various forward-looking statements about The Peoples Holding Company and Heritage Financial Holding Corporation that are subject to risks and uncertainties. Forward-looking statements include information concerning future financial performance, business strategy, projected plans and objectives of Peoples and Heritage.

Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will likely result,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could” are generally forward-looking in nature and not historical facts. You should understand that the following important factors, in addition to those discussed elsewhere in this proxy statement/prospectus and in the documents which are incorporated by reference into this proxy statement/prospectus, could affect the future results of the combined company following the merger, and could cause results to differ materially from those expressed in such forward-looking statements:

•	the effect of economic conditions and interest rates on a national, regional or international basis;

•	the performance of Peoples’ businesses following the merger;

•	the timing of the implementation of changes in operations to achieve enhanced earnings or effect cost savings;

•	the ability of Peoples and Heritage to successfully integrate their operations, the compatibility of the operating systems of the combining companies, and the degree to which existing administrative and back-office functions and costs of Peoples and Heritage are complementary or redundant;

•	the ability to satisfy all conditions precedent to the merger (including stockholder and various regulatory approvals);

•	competitive pressures in the consumer finance, commercial finance, insurance, financial services, asset management, retail banking, mortgage lending and auto lending industries;

•	the financial resources of, and products available to, competitors;

•	changes in laws and regulations, including changes in accounting standards;

•	changes in policy by regulatory agencies;

•	changes in the securities and foreign exchange markets; and

•	opportunities that may be presented to and pursued by the combined company following the merger.

Management of each of Peoples and Heritage believes the forward-looking statements about Peoples and Heritage, as applicable, are reasonable. However, you should not place undue reliance on them. Any forward-looking statements in the proxy statement/prospectus are not guarantees of future performance. They involve risks, uncertainties and assumptions, and actual results, developments and business decisions may differ from those contemplated by those forward-looking statements. Many of the factors that will determine these results are beyond Peoples’ and Heritage’s ability to control or predict. Peoples and Heritage disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF PEOPLES

The following table sets forth certain consolidated financial information of Peoples. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Peoples contained in its annual report on Form 10-K for the year ended December 31, 2003 and in its quarterly report on Form 10-Q for the three-month period ended September 30, 2004. Information for the nine-month periods ended September 30, 2004 and 2003 is unaudited. The results for the nine-month period ended September 30, 2004 do not necessarily indicate the results you can expect for the entire year.

PEOPLES SELECTED CONSOLIDATED

HISTORICAL FINANCIAL DATA

(Unaudited)

(In Thousands, except Share Data)

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Income Statement Data
Interest income	$55,948	$53,705	$70,810	$78,418	$87,766	$89,434	$83,500
Interest expense	15,948	16,833	21,777	26,525	40,922	44,132	37,342
Provision for loan losses	1,629	2,169	2,713	4,350	4,790	6,373	3,192
Noninterest income	25,668	24,028	31,223	27,442	24,389	18,529	19,476
Noninterest expense	44,078	39,983	52,523	50,496	46,747	42,474	41,480

Income before income taxes	19,961	18,748	25,020	24,489	19,696	14,984	20,962
Income taxes	5,566	5,124	6,839	6,819	5,109	3,800	6,182

Income before cumulative effect of accounting change	14,395	13,624	18,181	17,670	14,587	11,184	14,780
Cumulative effect of accounting change	—	—	—	(1,300)	—	—	—

Net income	$14,395	$13,624	$18,181	$16,370	$14,587	$11,184	$14,780

Per Common Share Data
Net Income—Basic	$1.70	$1.64	$2.20	$1.95	$1.66	$1.22	$1.59

Net Income—Diluted	$1.70	$1.64	$2.19	$1.94	$1.66	$1.22	$1.59

Book value at period end	$19.60	$16.53	$16.79	$15.88	$14.44	$13.39	$12.47
Closing Price on the AMEX at period end	$32.55	$30.36	$33.00	27.17	24.67	12.00	19.25
Cash dividends declared and paid	$0.61	$0.56	$0.75	0.69	0.64	0.59	0.56

Balance Sheet Data at Period End
Loans, net of unearned income	$1,128,047	$843,538	$862,652	$859,684	$818,036	$812,701	$798,083
Securities	384,550	373,745	414,270	344,781	277,293	278,574	266,744
Assets	1,706,462	1,377,202	1,415,214	1,344,512	1,254,727	1,211,940	1,162,959
Deposits	1,337,301	1,138,311	1,133,931	1,099,048	1,063,055	1,046,605	978,958
Long term debt	84,147	76,825	125,272	91,806	47,326	24,549	51,269

Shareholders’ equity	176,712	135,660	137,625	132,778	123,582	121,661	116,089

Selected Ratios
Return on average:
Total assets	1.26%	1.33%	1.33%	1.25%	1.18%	.93%	1.29%
Shareholders’ equity	12.53%	13.45%	13.41%	12.85%	11.70%	9.49%	13.19%

Before cumulative effect of accounting change, return on average:
Total assets	1.26%	1.33%	1.33%	1.35%	1.18%	.93%	1.29%
Shareholders’ equity	12.53%	13.45%	13.41%	13.87%	11.70%	9.49%	13.19%

Average shareholders’ equity to average assets	10.07%	9.87%	9.89%	9.75%	10.07%	9.85%	9.77%

Shareholders’ equity to assets	10.36%	9.85%	9.72%	9.88%	9.85%	10.04%	9.98%
Allowance for loan losses to total loans, net of unearned income	1.45%	1.57%	1.53%	1.42%	1.39%	1.30%	1.26%
Allowance for loan losses to non-performing loans	212.36%	175.88%	181.09%	338.22%	178.63%	147.89%	126.47%
Non-performing loans to total loans, net of unearned income	0.68%	0.89%	0.85%	0.42%	0.78%	0.88%	1.00%
Dividend payout	35.90%	33.67%	34.25%	35.59%	38.52%	47.76%	35.24%

All per share information listed above has been restated to reflect the three-for-two stock split effected in the form of a share dividend on December 1, 2003, and any other stock splits or stock dividends declared during the five-year period covered by the above table.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF HERITAGE

The following table sets forth certain consolidated financial information of Heritage. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Heritage contained in its annual report on Form 10-K for the year ended December 31, 2003 and in its quarterly report on Form 10-Q for the three-month period ended September 30, 2004. Information for the nine-month periods ended September 30, 2004 and 2003 is unaudited. The results for the nine-month period ended September 30, 2004 do not necessarily indicate the results you can expect for the entire year.

HERITAGE SELECTED CONSOLIDATED

HISTORICAL FINANCIAL DATA

(Unaudited)

(In Thousands, Except Share Data)

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Income Statement Data:
Interest income	$21,033	$23,728	$30,343	$40,465	$42,966	$35,660	$17,248
Interest expense	9,540	12,052	15,389	21,742	28,594	22,018	9,874
Provision for loan losses	54	(565)	(1,646)	29,469	3,602	3,389	1,808
Noninterest income	4,664	3,344	4,987	3,825	2,844	1,039	642
Noninterest expense	13,555	13,614	19,795	15,380	10,023	8,113	4,952
Income before income taxes	2,548	1,971	1,793	(22,300)	3,590	3,179	1,256
Income taxes (benefit)	836	736	664	(7,887)	1,224	991	395
Net income (loss)	1,712	1,235	1,129	(14,413)	2,366	2,188	861

Per Share Common Data:
Net income-basic	$0.16	$0.12	$0.11	$(1.65)	$0.28	$0.26	$0.12
Net income(loss)-diluted	0.15	0.12	0.11	(1.65)	0.23	0.22	0.11
Book value at period end	3.03	2.85	2.86	2.69	4.24	3.95	2.89
Closing stock price at
period end	6.10	4.25	4.75	9.50	8.00	11.50	10.00

Balance Sheet Data at Period End:
Loans, net of unearned income	$386,775	$402,748	$385,887	$523,850	$505,381	$422,135	$244,620
Securities	95,856	57,893	101,935	36,762	25,894	26,846	19,969
Assets	543,638	508,564	522,736	593,252	568,601	471,458	297,952
Deposits	388,977	436,012	415,615	525,631	504,310	421,244	249,032
Long term debt	10,310	10,310	10,310	10,310	10,310	-0-	-0-
Shareholders’ equity	31,901	29,945	30,106	23,703	36,124	33,499	21,920

Selected Ratios
Return on average:
Total assets	0.43%	0.41%	0.21%	(2.34)%	0.42%	0.54%	0.40%
Shareholders’ equity	7.43%	5.88%	4.00%	(4.08)%	6.92%	7.32%	4.52%

Average shareholders’ equity to average assets	8.86%	7.56%	5.25%	5.72%	6.10%	7.45%	8.95%

Shareholders’ equity to assets	5.87%	5.89%	5.76%	4.00%	6.35%	7.11%	7.36%
Allowance for loan losses to total loans, net of unearned income	2.61%	4.53%	3.77%	5.15%	1.20%	1.20%	1.24%

Allowance for loan losses to non-performing loans	139.37%	170.50%	111.61%	110.83%	74.19%	84.77%	317.24%
Non-performing loans to total loans, net of unearned income	1.87%	2.66%	3.38%	4.65%	1.62%	1.42%	0.39%
Dividend payout	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF PEOPLES

The following unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of Peoples and Heritage may have appeared had the businesses actually been combined at the beginning of the periods presented. The unaudited pro forma condensed combined financial information shows the impact of the merger of Peoples and Heritage on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with Peoples treated as the acquirer. Under this method of accounting, the assets and liabilities of Heritage will be recorded by Peoples at their estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined financial information combines the historical financial information of Peoples and Heritage as of and for the nine months ended September 30, 2004 and for the year ended December 31, 2003. The unaudited pro forma condensed combined balance sheet as of September 30, 2004 assumes the merger was completed on that date. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been completed on January 1, 2003. The unaudited pro form combined selected financial data is derived from such balance sheet and statements of income.

On July 1, 2004, Peoples, through its wholly owned subsidiary, Peoples Merger Corporation, merged with Renasant Bancshares, Inc. (“Renasant”) and thereby indirectly acquired 100% of Renasant Bank, of Germantown, Tennessee. The unaudited pro forma condensed combined statement of income also sets forth this transaction as if Peoples’ merger with Renasant had become effective on January 1, 2003, with respect to operations data. Because the merger was effective on July 1, 2004, data with respect to Renasant’s financial condition as of and for the nine months ended September 30, 2004 is already included within Peoples’ financial condition data.

According to the terms of the Peoples/Heritage merger agreement which was announced on July 15, 2004, each Heritage stockholder can elect to receive one of the three following options: (i) $6.25 in cash for each share of Heritage common stock, (ii) 0.20 shares of Peoples common stock for each share of Heritage common stock, or (iii) a combination of 40% cash at the same price listed above and 60% stock at the same exchange ratio listed above, subject to the overall limitation that the aggregate stock consideration will equal approximately 60% of the total consideration received by Heritage stockholders.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Peoples and Heritage which are incorporated in this document by reference. See “Where You Can Find More Information” on page 81.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented and had the impact of possible revenue enhancements and expense efficiencies, among other factors, been considered and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during this period. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded upon completion of the merger.

PRO FORMA COMBINED

SELECTED FINANCIAL DATA

(Unaudited)

(In Thousands, Except Share Data)

	Year ended December 31, 2003	Nine months ended September 30, 2004
Income Statement Data
Interest income	$112,963	$82,921
Interest expense	41,702	27,897
Provision for loan losses	3,198	2,873
Noninterest income	37,202	30,665
Noninterest expense	80,417	63,019

Income before income taxes	24,848	19,797
Income taxes	6,723	5,393

Net income	$18,125	$14,404

Per Common Share Data
Net Income—Basic	$1.75	$1.41
Net Income—Diluted	$1.67	$1.34
Book value at period end	$17.95	$21.94
Cash dividends declared and paid	$0.75	$0.61

Balance Sheet Data at Period End
Loans, net of unearned income	$1,424,832	$1,512,120
Securities	$535,873	$538,743
Assets	$2,180,577	$2,307,289
Deposits	$1,735,546	$1,726,565
Long term debt	$114,096	$94,147
Shareholders’ equity	$216,999	$224,122

Peoples/Heritage

Pro Forma Condensed Combined Balance Sheet

September 30, 2004 (unaudited)

The following preliminary unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Peoples and Heritage assuming the companies had been combined on September 30, 2004, on a purchase accounting basis. The Consolidated PHC data includes the financial information associated with the Peoples/Renasant merger of July 1, 2004.

	Consolidated PHC	Heritage		Pro Forma Adjustments(1)	Peoples/ Heritage Combined
Assets
Cash and Cash Equivalents	$45,316,816	8,792,866	A	(26,341,650)	27,768,032
			B	34,000,000	34,000,000
Securities available-for-sale	384,549,908	95,855,843	C	(632,000)	479,773,751
			D	12,059,719	12,059,719
Other investments	13,287,929	4,707,061			17,994,990
Mortgage Loans held for sale	1,501,850	27,412,783			28,914,633

Loans, net of unearned income	1,128,047,054	386,774,781	E	(2,702,000)	1,512,119,835
			D	(17,008,561)	(17,008,561)
Allowance for loan losses	(16,308,919)	(10,077,538	)D	4,948,842	(21,437,615)

Loans, net of allowance	1,111,738,135	376,697,243			1,473,673,659

Premises and equipment, net	32,751,129	6,806,208			39,557,337

Goodwill	39,667,569		G	46,631,320	86,298,889

Core deposit intangibles and other intangibles	10,303,258		H	6,233,000	16,536,258

OREO	2,515,897	1,625,177			4,141,074

Investment in Unconsolidated Sub

Other assets	64,829,976	21,740,587			86,570,563

Total Assets	$1,706,462,467	543,637,768			2,307,288,905

Liabilities
Noninterest-bearing deposits	$200,533,791	31,825,706			232,359,497
Interest-bearing deposits	1,136,766,617	357,151,515	J	(287,000)	1,494,205,132

Total deposits	1,337,300,408	388,977,221			1,726,564,629

Federal funds purchased and repos	43,500,000	10,107,530			53,607,530

Advances from the Federal Home Loan Bank	92,901,614	92,622,156			185,523,770
Junior subordinated debentures	20,619,000	10,310,000	B	(34,000,000)	64,929,000
Other borrowed funds	15,702,499	7,480,000	K	(645,000)	23,827,499
Other liabilities	19,726,432	2,240,107	L	(747,460)	22,713,999
			L	(6,000,000)	6,000,000

Total Liabilities	$1,529,749,953	511,737,014			2,083,166,427

Shareholders’ equity
Common Stock	$50,599,805	105,367	M	105,367	50,599,805
			M	(6,321,995)	6,321,995
Treasury Stock	(22,324,468)				(22,324,468)
Additional paid-in-capital	67,771,727	37,413,442	M	37,413,442	67,771,727
			M	(35,150,299)	35,150,299
			M	(5,937,670)	5,937,670
Retained earnings (Accumulated deficit)	79,569,314	(5,836,324	)M	(5,836,324)	79,569,314

Other Equity components
Accumulated other comprehensive income	1,096,136	218,269	M	218,269	1,096,136

Total shareholders’ equity	$176,712,514	31,900,754			224,122,478

Total liabilities and shareholders’ equity	$1,706,462,467	543,637,768			2,307,288,905

(1)	See Notes to Unaudited Pro Forma Condensed Combined Financial Information
*	In the adjustment columns, bracketed items ( ) represent credits, non bracketed items represent debits.

Peoples/Heritage

Pro Forma Condensed Combined Statement of Income

September 30, 2004 (unaudited)

The following preliminary unaudited pro forma condensed statement of income combines the historical statements of income of Peoples and Heritage assuming the companies had been combined on January 1, 2003, on a purchase accounting basis. The Consolidated PHC data includes the financial information associated with the Peoples/Renasant merger of July 1, 2004.

	Consolidated PHC	Heritage		Pro Forma Adjustments(1)	Peoples/Heritage Combined
Interest Income
Loans	$48,150,476	$18,119,667	E	$773,473	$67,043,616
			D	(789,622)	(789,622)
Securities	13,035,709	2,909,609	C	84,643	16,029,961
			D	434,150	434,150
Other	199,000	4,111			203,111

Total Interest Income	61,385,185	21,033,387			82,921,215

Interest Expense
Deposits	14,281,000	6,921,382			21,202,382
Borrowings	3,305,523	2,618,876	K	(254,605)	5,669,794
			B	1,025,100	1,025,100

Total Interest Expense	17,586,523	9,540,258			27,897,276

Net interest income	43,798,662	11,493,129			55,023,939
Provision for loan losses	2,038,000	54,321	D	780,290	2,872,611

Net interest income after provision for loan losses	41,760,662	11,438,808			52,151,328
Noninterest income
Service charges	11,664,000	947,304			12,611,304
Fees and commissions	5,778,000	1,743,223			7,521,223
Insurance commissions	2,703,000				2,703,000
Trust revenue	1,728,000				1,728,000
Securities gains	103,000	597,119			700,119
Bank owned life insurance revenue	870,000				870,000
Merchant discounts	633,000				633,000
Gain on Sale of Merchant Business	1,000,000				1,000,000
Other	1,522,000	1,376,288			2,898,288

Total noninterest income	26,001,000	4,663,934			30,664,934
Noninterest expense
Salaries and employee benefits	26,216,000	7,009,807			33,225,807
Data processing	3,578,000				3,578,000
Net occupancy	2,935,124	1,770,561			4,705,685
Equipment	2,757,000				2,757,000
Other	13,074,029	4,774,507	H	787,075	18,635,611
	117,000				117,000

Total noninterest expense	48,677,153	13,554,875			63,019,103

Income before income taxes	19,084,509	2,547,867		(1,835,217)	19,797,159
Income taxes	5,254,713	836,047		(697,382)	5,393,378

Net income	$13,829,796	$1,711,820		$(1,137,834)	$14,403,781

Per common share information
Basic earnings per share	$1.70	$0.16			$1.41

Diluted earnings per share	$1.70	$0.15			$1.34

Cash dividends declared per share	$0.61

Average common shares issued and outstanding	8,951,860		N	1,264,399	10,216,259

Average diluted common shares issued and outstanding	9,122,687		O	1,596,567	10,719,254

(1)	See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Peoples/Heritage

Pro Forma Condensed Combined Statement of Income

December 31, 2003 (unaudited)

The following preliminary unaudited pro forma condensed combined statement of income combines the historical statements of income of Peoples and Heritage assuming the companies had been combined on January 1, 2003, on a purchase accounting basis. It also includes the financial information associated with the Peoples / Renasant merger of July 1, 2004 as if the companies had also been combined on January 1, 2003.

	Peoples	Renasant		Renasant Adjustments(1)	Consolidated Peoples / Renasant	Heritage		Pro Forma Adjustments(1)	Peoples / Heritage Combined
Interest Income
Loans	$56,366,000	$10,180,000	E	$(219,365)	$66,326,635	$28,377,963	E	$1,031,298	$95,735,896
							D	(1,052,830)	(1,052,830)
Securities	14,211,000	930,000	C	182,278	15,323,278	1,719,866	C	112,857	17,156,001
							D	578,867	578,867
Other	233,000	67,000			300,000	245,342			545,342

Total Interest Income	70,810,000	11,177,000			81,949,913	30,343,171			112,963,276

Interest Expense
Deposits	18,818,000	3,763,000	J	(305,290)	22,275,710	12,993,846	J	(287,000)	34,982,556
Borrowings	2,959,000	294,000	K	44,174	3,297,174	2,394,941	K	(339,474)	5,352,641
							B	1,366,800	1,366,800

Total Interest Expense	21,777,000	4,057,000			25,572,884	15,388,787			41,701,997

Net interest income	49,033,000	7,120,000			56,377,029	14,954,384			71,261,279
Provision for loan losses	2,713,000	506,000			3,219,000	(1,645,878	)D	1,625,290	3,198,412

Net interest income after provision for loan losses	46,320,000	6,614,000			53,158,029	16,600,262			68,062,867

Noninterest income
Service charges	14,417,000	261,000			14,678,000	1,137,434			15,815,434
Fees and commissions	6,874,000	—			6,874,000				6,874,000
Insurance commissions	3,602,000	—			3,602,000				3,602,000
Trust revenue	1,078,000	—			1,078,000				1,078,000
Securities gains	191,000	243,000			434,000	205,801			639,801
Bank owned life insurance revenue	1,169,000	—			1,169,000				1,169,000
Merchant discounts	1,287,000	—			1,287,000				1,287,000
Gain on Sale of Merchant Business	—	—
Other	2,605,000	488,000			3,093,000	3,644,215			6,737,215

Total noninterest income	31,223,000	992,000			32,215,000	4,987,450			37,202,450

Noninterest expense
Salaries and employee benefits	29,486,000	3,213,000			32,699,000	9,056,110			41,755,110
Data processing	4,094,000				4,094,000				4,094,000
Net occupancy	3,382,000	566,000	F	(9,168)	3,938,832	2,501,840			6,440,672
Equipment	3,092,000				3,092,000				3,092,000
Other	12,469,000	1,762,000	H	1,075,929	15,306,929	8,237,152	H	1,335,643	24,879,724
			I	156,000	156,000				156,000

Total noninterest Expense	52,523,000	5,541,000			59,286,761	19,795,102			80,417,506

Income before income taxes	25,020,000	2,065,000		(998,732)	26,086,268	1,792,610		(3,031,067)	24,847,811
Income taxes	6,839,000	751,000		(379,518)	7,210,482	664,230		(1,151,806)	6,722,906

Net income	$18,181,000	$1,314,000		$(619,214)	$18,875,786	$1,128,380		$(1,879,262)	$18,124,904

Per common share information
Basic earnings per share	$2.20				$2.08	$0.11			$1.75

Diluted earnings per share	$2.19				$2.04	$0.11			$1.67

Cash dividends declared per share	$—

Average common shares issued and outstanding	8,264,091		N	802,266	9,066,357		N	1,264,351	10,330,708

Average diluted common shares issued and outstanding	8,301,826		O	936,310	9,238,136		O	1,596,519	10,834,655

(1)	See Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information related to the merger is included for the year ended December 31, 2003 and as of and for the nine months ended September 30, 2004.

The pro forma adjustments included herein reflect the impact of an assumed 60-40 ratio of stock and cash to effect the merger and using an exchange ratio of 0.20 of a share of Peoples common stock for each Heritage common share. The estimated purchase price of $73.75 million, which includes the value of stock options, is based on a per share price for Peoples common stock of $32.80 as of July 14, 2004, the date of the merger agreement.

The merger will be accounted for using the purchase method of accounting and, accordingly, the unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of Heritage at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Heritage’s tangible, and identifiable intangible, assets and liabilities as of the completion date. Therefore, the final purchase accounting adjustments and integration charges may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets of Heritage as compared to the information shown in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization or accretion of the adjusted assets or liabilities.

The pro forma adjustments included herein also reflect Peoples’ merger with Renasant and the impact of the 50-50 ratio of stock and cash chosen by the Renasant stockholders and using an exchange ration of 1.117015 of a share of Peoples common stock for each Renasant common share. The purchase price of $58.05 million, which includes the value of stock options, is based on a per share price for Peoples common stock of $34.56 as of June 30, 2004.

The unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2—Pro Forma Adjustments

The unaudited pro forma condensed combined financial information for the merger includes the pro forma condensed combined balance sheet as of September 30, 2004 assuming the merger was completed on September 30, 2004. The pro forma income statements for the nine months ended September 30, 2004 and the year ended December 31, 2003 were prepared assuming the merger was completed on January 1, 2003.

The unaudited pro forma condensed combined financial information reflects the issuance of 1,264,399 shares of Peoples common stock with an aggregate value of $41.47 million and the conversion of approximately 1,852,500 Heritage stock options with a value of approximately $5.9 million at September 30, 2004.

The unaudited pro forma condensed combined financial information also sets forth this transaction as if Peoples’ merger of July 1, 2004 with Renasant had become effective on January 1, 2003, with respect to operations data.

Allocation of Purchase Price

	September 30, 2004
Purchase Price
Heritage common stock outstanding	10,536,660
Ratio of exchange for stock	60%

Heritage shares to be paid in PHC stock	6,321,996
Exchange Factor	0.20

Total PHC shares to be issued	1,264,399
Purchase price per PHC common share as of July 14, 2004	$32.80

Value of Peoples stock paid		$41,472,294
Ratio of exchange for cash	40%

Heritage shares to be paid in cash	4,214,664
Cash price for Heritage shares	$6.25

Cash paid		$26,341,650
Fair value of outstanding Heritage options		$5,937,670

Total Purchase Price		$73,751,614
Net assets acquired
Heritage stockholders’ equity	$31,900,754
Estimated transaction expenses	(6,000,000)
Estimated adjustments to reflect assets acquired at fair value:
Securities	(632,000)
Loans	(2,702,000)
Core deposit intangible	6,233,000
Estimated adjustments to reflect liabilities assumed at fair value:
Deposits	(287,000)
FHLB Advances	(645,000)
Deferred income taxes	(747,460)
		$27,120,294

Goodwill resulting from merger		$46,631,320

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet of September 30, 2004 and the pro forma condensed combined statements of income as of September 30, 2004 and December 31, 2003 are as follows:

(A) Heritage—Adjustment to record the cash portion of the purchase price under the assumed 60-40 ratio of stock and cash chosen by Heritage shareholders.

(B) Heritage—Adjustment to record the issuance of $34 million of Trust Preferred Securities to fund the cash portion of the purchase price and to payoff a $7 million loan. The impact of the adjustment was to increase interest expense by $1 million and $1.4 million for the nine months ended September 30, 2004 and the twelve months ended December 31, 2003, respectively.

(C) Heritage—Adjustment to fair-value of the securities portfolio. The adjustment will be recognized over the remaining life of the securities portfolio. The impact of the adjustment was to increase interest income by $84,643 and $112,857 for the nine months ended September 30, 2004 and the twelve months ended December 31, 2003, respectively.

Renasant—Adjustment to fair-value of the securities portfolio. The adjustment will be recognized over the remaining life of the securities portfolio. The impact of the adjustment was to increase interest income by $182,278 for the twelve months ended December 31, 2003.

(D) Heritage—Adjustment to reflect the expected sale of approximately $17 million of loans, the purchase of securities with the proceeds, the reduction of the allowance for loan losses associated with these loans, and the reduction of income tax liability due to the anticipated loss on the sale of these loans. The impact of the adjustment was to decrease loan interest income by $789,622 and $1.1 million, to increase securities interest income by $434,150 and $578,867 and to increase the provision for loan losses by $780,290 and $1.6 million for the nine months ended September 30, 2004 and the twelve months ended December 31, 2003, respectively. Of the estimated $17 million of loans, approximately $8 million were sold on October 29, 2004, resulting in a an increase in the provision for loan losses of $845,000 which had been included in the Heritage Statement of Income for the period ending September 30, 2004. Of the remaining $9 million of loans to be sold, the estimated loss of $780,290 has been shown as a pro forma adjustment increase in the provision for loan losses.

(E) Heritage—Adjustment to fair-value of the loan and lease portfolio. The adjustment will be recognized over the estimated remaining life of the loan and lease portfolio. The impact of the adjustment was to increase interest income by approximately $773,473 and $1,031,298 for the nine months ended September 30, 2004 and the twelve months ended December 31, 2003, respectively.

Renasant—Adjustment to fair-value of the loan and lease portfolio. The adjustment will be recognized over the estimated remaining life of the loan and lease portfolio. The impact of the adjustment was to decrease interest income by approximately $219,365 for the twelve months ended December 31, 2003.

(F) Renasant—Adjustment to fair-value of premises and equipment. The impact of the adjustment was to decrease noninterest expense by approximately $9,168 for the twelve months ended December 31, 2003.

(G) Heritage—Adjustments to record goodwill created as a result of the merger. These adjustments will not have an impact on the pro forma condensed combined statements of income.

(H) Heritage—Adjustment to record intangible assets (other than goodwill) resulting from the merger based on estimated fair values. The adjustments reflected herein are based on current assumptions and valuations, which are subject to change. For purposes of the pro forma adjustments shown here, $6.2 million in core deposit intangibles are estimated. This intangible will be amortized over a seven year period on a 150% declining balance basis. The impact of the adjustment was to increase noninterest expense by $787,075 and $1.3 million for the nine months ended September 30, 2004 and the twelve months ended December 31, 2003, respectively.

Renasant—Adjustment to record intangible assets (other than goodwill) resulting from the merger based on estimated fair values. For purposes of the pro forma adjustments shown here, $5 million in core deposit intangibles are estimated. This intangible will be amortized over a seven year period on a 150% declining balance basis. The impact of the adjustment was to increase noninterest expense by $1.1 million for the twelve months ended December 31, 2003.

(I) Renasant—Adjustment to fair-value of employment agreement. The impact of the adjustment was to increase noninterest expense by $156,000 for the twelve months ended December 31, 2003.

(J) Heritage—Adjustment to fair-value of fixed rate deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the estimated remaining term of the related deposit liability. The total impact of the adjustment was to decrease interest expense by approximately $287,000 for the twelve months ended December 31, 2003.

Renasant—Adjustment to fair-value fixed rate of deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the estimated remaining term of the related deposit liability. The total impact of the adjustment was to decrease interest expense by approximately $305,290 for the twelve months ended December 31, 2003.

(K) Heritage—Adjustment to fair-value of outstanding long-term debt instruments. The adjustment will be recognized over the remaining life of the long-term-debt instruments. The impact of the adjustment was to decrease interest expense by approximately $254,605 and $339,474 for the nine months ended September 30, 2004 and the twelve months ended December 31, 2003, respectively.

Renasant—Adjustment to fair-value of outstanding long-term debt instruments. The adjustment will be recognized over the remaining life of the long-term-debt instruments. The impact of the adjustment was to increase interest expense by approximately $44,174 for the twelve months ended December 31, 2003.

(L) Heritage—Adjustment to accrued expenses and other liabilities consists of an estimated $6 million of merger related expenses and $747,460 for deferred tax liabilities resulting from the pro forma adjustments. Deferred taxes were recorded using Peoples statutory rate of 38%. Estimated merger related expenses consist of investment banking fees, legal fees, accounting fees, employment contracts, registration fees, printing costs, etc.

(M) Heritage—Adjustment to eliminate historical shareholders’ equity and additionally to reflect the issuance of Peoples common stock and the conversion of stock options and warrants into Peoples stock options and warrants.

(N) Heritage—Adjustment to reflect the number of Peoples common shares issued under the assumed 60-40 ratio of stock and cash chosen by Heritage shareholders and using the exchange ratio of 0.20 shares of Peoples common stock for each share of Heritage common stock.

Renasant—Adjustment to reflect the number of Peoples common shares issued under the 50-50 ratio of stock and cash chosen by Renasant shareholders and using the exchange ratio of 1.117015 shares of Peoples common stock for each share of Renasant common stock.

(O) Heritage—Adjustment to reflect the number of Peoples common shares issued, including the incremental number of shares issued for Heritage’s options using the Treasury Stock Method, under the assumed 60-40 ratio of stock and cash chosen by Heritage shareholders and using the exchange ratio of 0.20 shares of Peoples common stock for each share of Heritage common stock.

Renasant—Adjustment to reflect the number of Peoples common shares issued, including the incremental number of shares issued for Renasant’s options and warrants using the Treasury Stock Method, under the 50-50 ratio of stock and cash chosen by Renasant shareholders and using the exchange ratio of 1.117015 shares of Peoples common stock for each share of Renasant common stock.

COMPARATIVE PER SHARE DATA

The following table sets forth for Peoples common stock and Heritage common stock historical, pro forma and pro forma-equivalent per share financial information. With respect to book value information, the pro forma and pro forma-equivalent per share information gives effect to the merger of Heritage into Peoples as if the merger had been effective as of September 30, 2004. With respect to net income per share data, the pro forma and pro forma-equivalent per share information gives effect to the merger of Heritage into Peoples as if merger had been effective as of January 1, 2003. The pro forma data in the tables assume that the mergers are accounted for using the purchase method of accounting and represent a current estimate based on available information of the combined company’s results of operations. See “The Merger—Accounting Treatment” on page 46 of this proxy statement/prospectus. The pro forma financial adjustments record the assets and liabilities of Heritage at its estimated fair value and is subject to adjustment as additional information becomes available and as additional analyses are performed. This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Peoples. See “Where You Can Find More Information” on page 81 of this proxy statement/prospectus in order to obtain copies of such historical financial statements.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented and had the impact of possible revenue enhancements and expense efficiencies, among other factors, been considered and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during this period. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded upon completion of the merger.

Heritage has not historically paid cash dividends on its common stock.

	December 31, 2003 (12 months)			September 30, 2003 (9 months)
	Income*	Book Value**	Dividends	Income*	Book Value**	Dividends
Peoples Historical	$2.19	$16.79	$0.75	$1.70	$19.60	$0.61
Heritage Historical	$0.11	$2.86	$—	$0.15	$3.03	$—
Pro Forma Combined	$1.67	$17.95	$0.75	$1.34	$21.94	$0.61
Per Equivalent Peoples Share***	$0.33	$3.59	$0.15	$0.27	$4.39	$0.12

*	Income per share is calculated on diluted shares.
**	Book Value per share is calculated on the number of shares outstanding as of the end of the period.
***	Per Equivalent Peoples Share is pro forma combined multiplied by the exchange factor of 0.20, except for Dividends per share which is based on Peoples’ prior year dividend payout.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Shares of Heritage common stock are not listed on any exchange and there is no organized trading market for these shares. Thus, there is no public forum from which the market value for Heritage shares on the last day prior to the public announcement of the merger can be ascertained. Transactions in shares of Heritage common stock are infrequent and are generally negotiated privately between persons involved in those transactions. Heritage management is aware of certain sales of Heritage common stock which occurred during 2004 prior to execution of the merger agreement, and, although Heritage management is unaware of the specific price of all of these transactions, Heritage management believes that the prices ranged from $3.65 to $5.75 per share. No assurance can be given that these transactions were negotiated on an arm’s-length basis. On July 14, 2004, the last trading day prior to the public announcement of the execution of the merger agreement, the last sales price of Heritage common stock known to Heritage was $5.60 per share.

On July 14, 2004, the last trading day prior to the public announcement of the execution of the merger agreement, the last sales price of Peoples common stock was $32.80 per share. On November 22, 2004, the most recent practicable trading day prior to the printing of this proxy statement/prospectus, the last sales price of Peoples common stock was $34.20 per share. The market price of shares of Peoples common stock is subject to fluctuation. As a result, Heritage stockholders are urged to obtain current market quotations. On November 22, 2004, there were approximately 9,020,000 shares of Peoples common stock outstanding held by approximately 3,530 holders of record.

THE SPECIAL MEETING

Purpose, Time and Place

This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the Heritage board of directors from holders of Heritage common stock, the only class of Heritage capital stock outstanding, for use at the special meeting to be held at Decatur Utilities Auditorium, 1002 Central Parkway SW, Decatur, Alabama 35601 on Tuesday, December 28, 2004, at 2 p.m. Central time and at any adjournments or postponements of the special meeting. This proxy statement/prospectus and the form of election are first being distributed to Heritage stockholders on or about November 26, 2004.

At the special meeting, holders of Heritage common stock will be asked to consider and vote upon:

•	a proposal to adopt and approve the merger agreement and the merger;

•	such other matters as may properly come before the meeting.

Record Date; Voting Power

The Heritage board of directors has fixed the close of business on November 9, 2004 as the record date for determining the holders of Heritage common stock entitled to notice of, and to vote at, the special meeting. Only holders of record of Heritage common stock at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting.

On the record date, 10,536,660 shares of Heritage common stock were issued and outstanding and entitled to vote at the special meeting. Each share of Heritage common stock is entitled to one vote on any matter which may properly come before the special meeting. Votes may be cast at the special meeting in person or by proxy.

Quorum

The presence at the special meeting, either in person or by proxy, of the holders of a majority of the outstanding Heritage common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting. However, if a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed in order to solicit additional proxies.

Votes Required

Approval of the proposal to adopt and approve the merger agreement and the merger will require the affirmative vote of a majority of the outstanding shares of Heritage common stock. Under applicable Delaware law, in determining whether the proposal to adopt and approve the merger agreement and the merger has received the requisite number of affirmative votes, abstentions and failures to vote will have the same effect as a vote against the proposal.

Heritage stockholders may not cumulate votes on the proposal to adopt and approve the merger agreement and the merger.

Share Ownership of Management and Certain Stockholders

As of November 22, 2004, Heritage’s directors and executive officers and their affiliates may be deemed to be the beneficial owners of approximately 4,903,889 outstanding shares of Heritage common stock (collectively representing approximately 42.58% of the voting power of the common stock). The directors of Heritage are parties to agreements with Peoples whereby they agreed to vote their shares for adoption and approval of the merger agreement and the merger. Peoples and Heritage have been informed that approximately

33.52% of the outstanding shares of Heritage common stock owned by the directors of Heritage and their respective affiliates will be voted in favor of the approval and adoption of the merger agreement and the merger.

Voting of Proxies

Shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by such proxies. If your proxy is properly executed but does not contain voting instructions, your proxy will be voted FOR adoption and approval of the merger agreement and the merger. If other matters are properly presented before the special meeting, the persons named in such proxy will have authority to vote in accordance with their judgment on any other such matter, including without limitation, any proposal to adjourn or postpone the meeting or otherwise concerning the conduct of the special meeting. Please note, however, that a proxy that has been designated to vote against the adoption and approval of the merger agreement and the merger will not be voted, either directly or through a separate proposal, to adjourn the meeting to solicit additional votes. It is not expected that any matter other than as described in this proxy statement/prospectus will be brought before the special meeting.

If a stockholder holds shares of Heritage in a broker’s name (sometimes called “street name” or “nominee name”), then the stockholder must provide voting instructions to the broker. If the stockholder does not provide instructions to the broker, the shares will not be voted on any matter on which the broker does not have discretionary authority to vote, which includes the vote on the merger. A vote that is not cast for this reason is called a “broker non-vote.” Broker non-votes will be treated as shares present for the purpose of determining whether a quorum is present at the meeting. For purposes of the vote on the merger agreement, a broker non-vote is the same as a vote AGAINST the merger agreement. For purposes of the vote on other matters properly brought at the special meeting, broker non-votes will not be counted as a vote FOR or AGAINST such matter or as an abstention on such matter.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card does not preclude a stockholder from voting in person at the special meeting. You may revoke a proxy at any time prior to your proxy being voted at the special meeting by:

•	delivering, prior to the special meeting, a written notice of revocation bearing a later date or time than the proxy to the Secretary of Heritage at 211 Lee Street NE, Decatur, Alabama 35601;

•	submitting another proxy by mail to the above address that is later dated and properly signed; or

•	if you are the record owner of shares of Heritage common stock, attending the special meeting and voting such shares in person.

If your shares are held in the name of a broker, bank, trustee or other nominee, you should contact such person to change your vote. Attendance at the special meeting will not by itself constitute revocation of a proxy. If an adjournment or postponement occurs, it will have no effect on the ability of stockholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

Solicitation of Proxies

Heritage generally will bear the cost of solicitation of proxies. In addition to solicitation by mail, the directors, officers and employees of Heritage and its subsidiaries may solicit proxies from stockholders by telephone, facsimile or in person. These individuals will receive no additional compensation for any solicitation undertaken with respect to proxies for the special meeting.

Directors and Officers of Surviving Corporation

If you approve the merger, which is described below, Heritage will merge into Peoples, which will be the surviving corporation. The directors and officers of Peoples in office immediately prior to the closing date of the merger will remain in office after the closing date of the merger, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of Peoples. In addition, Peoples has agreed to appoint to its board of directors two current members of the board of directors of Heritage reasonably acceptable to Peoples immediately after the closing date of the merger, and Larry R. Mathews will serve as President of the Alabama Division of Peoples Bank.

Information with respect to the directors and officers of Peoples, and their duties, compensation and transactions, if any, with Peoples can be found under the headings “Directors and Executive Officers of the Registrant,” “Executive Compensation” and “Certain Relationships and Related Transactions” in the Company’s most recent annual report on Form 10-K, dated March 11, 2004 and filed with the Securities and Exchange Commission. Such annual report is incorporated by reference into this proxy statement/prospectus.

Information with respect to Larry R. Mathews and the other current directors and executive officers of Heritage, their respective ownership of Heritage common stock, and their duties, compensation and transactions, if any, with Heritage can be found under the heading “Directors and Executive Officers of the Registrant; Executive Compensation; Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters; Certain Relationships and Related Transactions; and Principal Accountant Fees and Services” in Heritage’s most recent annual report on Form 10-K, dated March 30, 2004 and filed with the Securities and Exchange Commission. A copy of such annual report accompanies this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

THE MERGER

The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, as amended, and the related plan of merger, copies of which accompany this proxy statement/prospectus as Annex A-1 and A-2, respectively, and are incorporated into this proxy statement/prospectus by reference. References in this discussion and elsewhere in this proxy statement/prospectus to the “merger” are to the merger of Heritage into Peoples, unless the context clearly indicates otherwise.

General

On July 13, 2004, the Heritage board of directors unanimously approved the merger agreement and the merger, subject to the resolution of outstanding issues to be resolved, which issues have since been resolved. If all of the conditions set forth in the merger agreement are satisfied or waived (to the extent permitted by law) and if the merger is otherwise completed, Heritage will merge into Peoples, and Peoples will be the surviving corporation and will continue its corporate existence under Mississippi law. Immediately after the merger of Heritage into Peoples, Heritage Bank will merge into The Peoples Bank &Trust Company (“Peoples Bank”), and Peoples Bank will be the surviving corporation and will continue its existence under Mississippi law.

On the closing date of the merger all shares of Heritage common stock outstanding immediately before the closing date of the merger (except as provided below) will, by virtue of the merger and without any action on the part of any stockholder, be converted into the right to receive (1) $6.25 in cash, without interest, for each share of Heritage common stock, (2) 0.20 shares of Peoples common stock, plus cash in lieu of any fractional share interest, for each share of Heritage common stock or (3) a combination of Peoples common stock and cash at the same price and exchange ratio set forth above.

Heritage stockholders will have the opportunity to elect the form of consideration to be received for all shares of Heritage common stock held by them, subject to redesignation procedures set forth in the merger agreement. The redesignation procedures are intended to ensure that not less than 60% or more than 65% of the outstanding shares of Heritage common stock in the aggregate will be converted into the right to receive Peoples common stock and that not less than 35% or more than 40% of the outstanding shares of Heritage common stock in the aggregate will be converted into the right to receive cash. The redesignation procedures are described in more detail below. Shares of Heritage common stock held by Peoples or Heritage or their respective subsidiaries, other than in a fiduciary capacity, or by Heritage stockholders who have elected to exercise appraisal rights will not be converted into the right to receive the merger consideration upon completion of the merger.

Background of the Merger

The board of directors and senior management of Heritage regularly review and assess the competitive and strategic positions of Heritage as part of their continuing efforts to enhance Heritage’s community banking franchise and to increase stockholder value. During the past 18 to 24 months, management and the board of directors have focused considerable effort addressing asset quality and capital levels at both Heritage and Heritage Bank. In the view of the board of directors and management, asset quality and capital requirements of Heritage have had a negative impact on ongoing operating prospects and the implementation of possible strategic alternatives available to Heritage. These strategic alternatives include continuing to operate as an independent financial institution, acquiring deposits and branch offices of other institutions, acquiring other community banks and entering into a strategic business combination with a similarly-sized or larger institution.

From time to time in recent years, representatives of Heritage have had informal, preliminary discussions with representatives of other institutions regarding possible business combinations. During the late fall of 2003, E. Robinson McGraw, Peoples’ President and Chief Executive Officer, and Larry R. Mathews, Heritage’s President and Chief Executive Officer, began informal preliminary discussions regarding the merits of a possible business combination between Heritage and Peoples. Mr. Mathews communicated these discussions to the Executive Committee of the board consisting of Timothy A. Smalley, Neal A. Holland, Jr., Harold B. Jeffreys, Vernon A. Lane, Larry E. Landman and R. Jeron Witt, who in turn notified the other members of the board. Mr. Mathews was instructed to continue these preliminary discussions with Mr. McGraw. Accordingly, during December 2003 Mr. Mathews met with Mr. McGraw in Birmingham, Alabama regarding the preliminary discussions. In late December 2003, Mr. McGraw and Stuart R. Johnson, Chief Financial Officer of Peoples, traveled to Huntsville and Decatur, Alabama to meet with additional members of senior management of Heritage and to commence certain initial due diligence activities.

Following the notification in late fall of 2003 regarding the preliminary discussions with Peoples, the Heritage board met and determined to conduct a further detailed review of various strategic alternatives that might be available to Heritage, including a possible business combination with Peoples. In December 2003, the Heritage board directed Mr. Mathews and senior management of Heritage to gather and develop information, in consultation with one or more independent advisors, to provide the board with additional information to assist the board in its assessments of Heritage’s strategic alternatives and its short- and long-term prospects, including a possible business combination with Peoples or a possible business combination with other financial institutions. During February 2004, Mr. Mathews consulted generally with representatives of Sterne, Agee & Leach, Inc. (“Sterne Agee”) regarding this assessment, including the specific interest expressed by Peoples.

During January 2004, Mr. Mathews met with Mr. McGraw in Tupelo, Mississippi to continue discussing a possible transaction. Mr. Mathews and senior management of Heritage discussed with Mr. McGraw and senior management of Peoples certain operational and financial due diligence matters of Peoples and Heritage during this period. Continuing in January 2004 and February 2004, representatives of Peoples conducted further due diligence reviews of Heritage and its operations. In February 2004, Mr. McGraw indicated to Mr. Mathews a possible exchange ratio that Peoples might be willing to offer to stockholders of Heritage. Mr. Mathews communicated this information and the status of the discussion to the Executive Committee of Heritage.

Heritage invited Sterne Agee to meet with Heritage’s board on March 3, 2004, to assist the board in its review and assessment of the proposal from Peoples, and to make a presentation to Heritage’s board on various strategic alternatives available to Heritage, including the specific proposal from Peoples, and to provide an analysis of each strategic alternative. The presentation included a discussion of Heritage’s operations, the current banking environment, Heritage’s anticipated future financial performance as an independent company, financial institutions which might be interested in pursuing an acquisition of Heritage, how Heritage would be viewed by parties interested in such an acquisition, and the pricing multiples in the mergers and acquisitions market for financial institutions that might be considered comparable to Heritage. Members of the board raised various questions during the presentation by Sterne Agee, including questions about the prospects of remaining independent and the prospects of effecting a business combination with Peoples or another institution. Based in part on Sterne Agee’s discussions, presentation and analysis, the Heritage board concluded that a business combination transaction appeared to be the course most likely to achieve the strategic objectives of Heritage and to enhance stockholder value. After considering the various strategic alternatives available, the Heritage board engaged Sterne Agee on March 3, 2004, to assist the board in its evaluations and reviews and to seek interest from other institutions regarding a possible business combination.

During March and April 2004, Sterne Agee contacted 17 separate institutions regarding interest in a possible business combination with Heritage. A total of four of these institutions, including Peoples, indicated a possible interest, and Sterne Agee provided each of these parties with a confidential information memorandum regarding Heritage. In April 2004, these four parties, including Peoples, responded with an indication of interest in a potential transaction with Heritage.

On April 13, 2004, Sterne Agee presented to the Heritage board the status of the expressions of interest received as of that date, including indications of interest from four parties, one of which was Peoples. Sterne Agee also reviewed with the board alternative strategies available for Heritage to remain an independent entity, related business plan strategies to enhance stockholder value and various risks and investments relating thereto.

Sterne Agee then presented a detailed analysis of the financial terms of each of the indications of interest received and the status of discussions with the other parties that received the confidential offering memorandum. At such time, the Peoples proposal provided for merger consideration of $6.25 per share.

The Heritage board then reviewed with Sterne Agee the prospects for enhancing the value offered by Peoples or for attracting another interested party willing to pay a higher per share value for the Heritage shares. Sterne Agee indicated that Peoples had made clear that its proposals represented its best and final offer and that no other party contacted by Sterne Agee had expressed an interest at this price level. Following further discussion, the Heritage board concluded that the Peoples proposal represented the most attractive proposal for Heritage stockholders from a financial point of view and represented the most attractive option among the various alternative strategies available.

Peoples conducted detailed on-site due diligence with respect to Heritage from April 14 to April 30, 2004, and continued due diligence off-site in the following weeks. Heritage management and Sterne Agee conducted additional due diligence regarding Peoples, including a visit by Heritage’s management to the operations and corporate offices of Peoples in Tupelo, Mississippi on June 2, 2004. On June 17, 2004, Sterne Agee met with the Heritage board and rendered an oral opinion to the board that, as of such date, the merger consideration was fair, from a financial point of view, to the stockholders of Heritage. Peoples presented the initial draft of the definitive merger agreement to Heritage on July 2, 2004. Such draft merger agreement was reviewed by Heritage’s management and directors, its legal counsel and its financial advisor, Sterne Agee. The agreement was revised and negotiated until July 15, 2004.

On July 13, 2004, the Heritage board met to discuss the status of the negotiations with Peoples, including a detailed review of the latest draft of the merger agreement that had been furnished to each director on July 12, 2004, and, with the assistance of legal counsel Bradley Arant Rose & White LLP, a discussion of matters for which negotiations were still pending and a further review of the proposed transaction and related aspects of the transaction as presented by its financial advisor, Sterne Agee. With the assistance of legal counsel, the Heritage board conducted a detailed review of the definitive merger agreement. Sterne Agee then presented to the Heritage board its opinion that the merger consideration being offered to the stockholders of Heritage by Peoples was fair to the stockholders of Heritage from a financial point of view. Heritage’s legal counsel, Bradley Arant Rose & White LLP, then discussed with the Heritage board the legal standards applicable to the board’s decisions and actions with respect to the proposed transaction. At this meeting, the Heritage board, by a unanimous vote of all members of the board, determined that the merger is fair to, and in the best interests of, Heritage and its stockholders, approved the merger agreement, and, subject to the exercise of its fiduciary duty, recommended that Heritage stockholders vote their shares in favor of approving the merger agreement. Heritage and Peoples executed the definitive merger agreement and issued a joint press release publicly announcing the transaction on July 15, 2004.

Heritage’s Reasons for the Merger; Recommendation of the Heritage Board

The Heritage board has unanimously approved the merger agreement and the merger and unanimously recommends that Heritage stockholders vote “FOR” approval and adoption of the merger agreement and the merger.

The Heritage board has unanimously determined that the merger is fair to, and in the best interests of, Heritage and its stockholders. In arriving at this determination and approving and recommending the merger agreement and the merger, the Heritage board, among other things, consulted with Sterne Agee with respect to the financial aspects and fairness of the merger consideration to the Heritage stockholders from a financial point of view and with its legal counsel as to its legal duties and the other terms of the merger agreement. The Heritage board considered a number of factors in arriving at its determination and recommendation, including the following:

•

The financial presentation of Sterne Agee and the opinion of Sterne Agee that, as of the date of and based upon the considerations in rendering such opinion, the merger consideration of $6.25 was fair,

from a financial point of view, to the holders of Heritage common stock (See “The Merger—Opinion of Sterne, Agee & Leach, Inc.” on page 38);

•	The fact that Heritage stockholders who desired to receive cash in lieu of Peoples common stock as the merger consideration could elect to do so under the Peoples proposal, subject to the cash consideration being limited to not more than 40% of the aggregate merger consideration;

•	Heritage board’s belief that the terms of the merger agreement are attractive in that the merger agreement allows Heritage stockholders to become stockholders of a combined institution that is stronger than Heritage is on its own, and the fact that Peoples’ common stock is more widely held than Heritage’s and will therefore provide Heritage stockholders with a more actively traded and liquid investment;

•	The Heritage board’s understanding of and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Heritage and its review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Peoples (including the results of Heritage’s due diligence review of Peoples);

•	The current and prospective environment in which Heritage operates (including national, regional and local economic conditions), the competitive environment for banks and other financial institutions, the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking and financial services industries, together with the likely effect of all of these factors on Heritage in light of, and in the absence of, the proposed merger with Peoples;

•	The Heritage board’s understanding of the results that could be expected to be obtained by Heritage if it continued to operate independently, and the likely benefits and risks to stockholders of such course, as compared with the value of the merger consideration being offered by Peoples;

•	The ability of Peoples to pay the cash component of the aggregate merger consideration and to receive the requisite regulatory approvals in a timely manner;

•	The terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing and the termination provisions;

•	The fact that, although the merger agreement limits Heritage’s ability to solicit or discuss alternative transactions with third parties during the pendency of the merger, the merger agreement does permit Heritage’s board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, or engage in negotiations with, a third party which has submitted an unsolicited proposal to acquire Heritage;

•	The fact that the merger agreement provides for Heritage’s payment of a termination fee of $2 million to Peoples if the merger agreement is terminated under certain limited circumstances and Heritage enters into or consummates an alternative transaction with a third party within 12 months of such termination, and the effect such termination fee could have on a third party’s decision to propose a merger or similar transaction to Heritage at a higher price than that contemplated by the merger with Peoples;

•	The determination of Heritage’s board that the merger would have a favorable effect on Heritage’s depositors and customers and the communities served by Heritage, given that they would be served by a geographically diversified organization which would have greater resources than Heritage;

•	The expectation that the merger will generally be a tax-free transaction to Heritage and its stockholders, to the extent the Heritage stockholders elect to receive shares of Peoples common stock in exchange for their shares of Heritage common stock (See “The Merger—Material Federal Income Tax Consequences of the Merger” on page 44);

•	The effects of the merger on Heritage’s employees, including the prospects for employment with a large, growing organization such as Peoples with an expanding business presence in the market areas served by Heritage;

•	The interests of Heritage executive officers and directors with respect to the merger apart from their interests as holders of Heritage common stock, and the risk that these interests might influence their decision with respect to the merger (See “The Merger—Interests of Certain Persons in the Merger” on page 52); and

•	That the transaction would be subject to a vote of the Heritage stockholders.

The discussion of the factors considered by the Heritage board is not intended to be exhaustive, but includes all material factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger agreement and the merger and the complexity of these matters, the Heritage board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighted factors differently. The Heritage board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Heritage management and Heritage’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

FOR THE REASONS SET FORTH ABOVE, THE HERITAGE BOARD OF DIRECTORS

UNANIMOUSLY RECOMMENDS THAT HERITAGE STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE MERGER.

Peoples’ Reasons for the Merger

On July 15, 2004, the Peoples’ board of directors approved the merger agreement, the merger and the other transactions contemplated by those agreements. In connection with its approval of the merger, the board of directors recognized that:

•	the merger will expand Peoples’ business into the demographically attractive markets of Decatur, Huntsville and Birmingham, Alabama;

•	the merger will increase Peoples’ core deposit base by $408 million, an important funding source; and

•	the merger is expected to be accretive to Peoples’ earnings per share within the next twelve months, based on a generally accepted accounting principles basis.

The Peoples board of directors also considered the following risks associated with the merger in connection with its deliberations of the proposed transaction:

•	the challenges of integrating Heritage’s businesses, operations and workforce with those of Peoples;

•	the increased exposure to the Decatur, Huntsville and Birmingham, Alabama markets; and

•	whether or not Peoples would be able to retain key management of Heritage.

The foregoing discussion of the factors considered by the Peoples board of directors is not intended to be exhaustive, but, rather, includes all principal factors considered by the Peoples board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Peoples board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Peoples board of directors considered all these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Opinion of Sterne, Agee & Leach, Inc.

Heritage retained Sterne, Agee & Leach, Inc. to provide its opinion as to the fairness from a financial viewpoint of the merger consideration to the stockholders of Heritage. As part of its investment banking business, Sterne Agee is regularly involved in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, securities trading, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business as a broker-dealer, Sterne Agee may, from time to time, purchase securities from, and sell securities to, Heritage and Peoples. Sterne Agee may trade the equity securities of Heritage and Peoples for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Sterne Agee, and its officers, employees, consultants and agents may have long or short positions in the securities of Heritage and Peoples. The Heritage Board of Directors retained Sterne Agee based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

On June 17, 2004, Sterne Agee rendered its oral opinion to Heritage’s Board of Directors that, as of such date, the merger consideration was fair, from a financial point of view, to the stockholders of Heritage. Sterne Agee rendered its written fairness opinion as of July 13, 2004. The type and amount of consideration and the terms and conditions of the merger were negotiated directly by and between Peoples and Heritage.

The full text of the fairness opinion which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Annex C to this proxy statement/prospectus. The following summary of Sterne Agee’s analysis is qualified in all respects by reference to the full text of the fairness opinion. You are urged to read Sterne Agee’s fairness opinion carefully and in its entirety. The fairness opinion is addressed to the Board of Directors of Heritage and does not constitute a recommendation to any Heritage stockholder as to how such stockholder should vote at the special meeting of Heritage’s stockholders.

In connection with the fairness opinion, Sterne Agee:

1. Reviewed the merger agreement;

2. Reviewed certain publicly available financial statements and other information about Peoples;

3. Reviewed publicly available and internal financial statements, operating data, and financial forecasts for Heritage;

4. Conducted conversations with executive management of Heritage and Peoples regarding recent and projected financial performance;

5. Analyzed the present value of the after-tax cash flows Heritage could produce through the year 2008 under various scenarios, based on assumptions provided by management;

6. Compared the proposed financial terms of the merger with the financial terms of certain other transactions that Sterne Agee deemed to be relevant;

7. Compared the historical stock price data and trading volume of Peoples’ common stock with that of certain other comparable publicly traded companies;

8. Compared certain financial characteristics and performance measures of Peoples with that of certain other comparable publicly traded companies;

9. Compared the historical stock price performance of Peoples’ common stock with that of selected indices Sterne Agee deemed relevant; and

10. Performed such other analyses as Sterne Agee deemed appropriate.

In connection with its review, Sterne Agee relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Sterne Agee did not assume any responsibility for independent verification of such information. Sterne Agee assumed that internal confidential financial projections provided by Heritage were reasonably prepared reflecting the best currently available estimates and judgments of the future financial performance of Heritage, and did not independently verify the validity of such assumptions.

Sterne Agee did not make any independent evaluation or appraisal of the assets or liabilities of Heritage or Peoples nor was Sterne Agee furnished with any such appraisals. Sterne Agee did not examine any individual loan files of Heritage or Peoples. Sterne Agee is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances as determined by management and the Board of Directors of Heritage were, in the aggregate, adequate to cover such losses.

The fairness opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Sterne Agee as of June 17, 2004.

In rendering the fairness opinion, Sterne Agee performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the merger consideration is to some extent subjective, based on the experience and judgment of Sterne Agee, and not merely the result of mathematical analysis of financial data. Sterne Agee did not attribute particular weight to any analysis or factor considered by it. Accordingly, notwithstanding the separate factors summarized below, Sterne Agee believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sterne Agee’s view of the actual value of Heritage, Peoples, or the combined entity.

In performing its analyses, Sterne Agee made numerous assumptions with respect to industry performance, business, and economic conditions and other matters, many of which are beyond the control of Heritage or Peoples. The analyses performed by Sterne Agee are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, nor are they appraisals. In addition, Sterne Agee’s analyses should not be viewed as determinative of the opinion of the Board of Directors or the management of Heritage with respect to the value of Heritage or Peoples or to the fairness of the merger consideration.

The following is a summary of the analyses performed by Sterne Agee in connection with its opinion. The following discussion contains financial information concerning Heritage and Peoples as of March 31, 2004 and market information as of June 17, 2004.

For the purposes of the following analyses, Sterne Agee utilized a value of the merger consideration of $6.25 per outstanding share.

Heritage Discounted Cash Flow (“DCF”) Analysis: Using discounted cash flow analysis, Sterne Agee estimated the present value of the future after-tax cash flow streams that Heritage could produce through the year 2008, under various circumstances, assuming that it performed in accordance with the projections provided by Heritage’s management. Sterne Agee analyzed three DCF scenarios for Heritage: remaining independent (“Stand-Alone”), remaining independent and selling at the end of 2008 (“Future Acquisition”), and selling in the current environment (“Strategic Control”).

DCF—Stand-Alone: Sterne Agee estimated the terminal value for Heritage at the end of 2008 by capitalizing the final period projected earnings using a range of terminal value multiples based on observed public trading multiples, which ranged from 12 to 16 times earnings. Sterne Agee discounted the annual cash flow streams (defined as all earnings in excess of that required to maintain a tangible equity to asset ratio of 6.0%

in 2005, and 6.25% in 2006 to 2008) and the terminal values using discount rates ranging from 10% to 14%. The discount range was chosen to reflect different assumptions regarding the required rates of return of Heritage and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of values per outstanding share of $3.99 to $5.86 as shown in the table below compared to the merger consideration of $6.25.

DCF Value Per Outstanding Share	Terminal Value Multiples
Discount Rates	12 x	14 x	16 x
10%	$4.58	$5.22	$5.86
12%	$4.27	$4.87	$5.46
14%	$3.99	$4.54	$5.10

DCF—Future Acquisition: Sterne Agee estimated the terminal value for Heritage at the end of 2008 by capitalizing the final period projected earnings using a range of terminal value multiples based on observed acquisition multiples, which ranged from 16 to 20 times earnings. Sterne Agee discounted the annual cash flow streams (defined as all earnings in excess of that required to maintain a tangible equity to asset ratio of 6.0% in 2005, and 6.25% in 2006 to 2008) and the terminal values using discount rates ranging from 10% to 14%. The discount range was chosen to reflect different assumptions regarding the required rates of return of Heritage and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of values per outstanding share of $5.10 to $7.14 as shown in the table below compared to the merger consideration of $6.25.

DCF Value Per Outstanding Share	Terminal Value Multiples
Discount Rates	16 x	18 x	20 x
10%	$5.86	$6.50	$7.14
12%	$5.46	$6.06	$6.65
14%	$5.10	$5.65	$6.21

DCF—Strategic Control: Sterne Agee estimated the terminal value for Heritage at the end of 2008 by capitalizing the final period projected earnings using a range of terminal value multiples based on observed public trading multiples, which ranged from 12 to 16 times earnings. Sterne Agee discounted the annual cash flow streams (defined as all earnings (which include annual after-tax merger savings of approximately $1.3 million) in excess of that required to maintain a tangible equity to asset ratio of 6.0% in 2005, and 6.25% in 2006 to 2008) and the terminal values using discount rates ranging from 10% to 14%. The discount range was chosen to reflect different assumptions regarding the required rates of return of Heritage and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of values per outstanding share of $5.31 to $7.70 as shown in the table below compared to the merger consideration of $6.25.

DCF Value Per Outstanding Share	Terminal Value Multiples
Discount Rates	12 x	14 x	16 x
10%	$6.08	$6.89	$7.70
12%	$5.68	$6.43	$7.18
14%	$5.31	$6.02	$6.72

Analysis of Selected Transactions: Sterne Agee performed an analysis of premiums paid in selected recently completed acquisitions of banking organizations with comparable characteristics to Heritage, as well as recently completed acquisitions of higher performing institutions. These two sets of comparable transactions were selected to ensure a thorough analysis.

The first comparable transactions consisted of a group of transactions for commercial banks in the United States for which pricing data were available. These comparable transactions consisted of seven mergers and acquisitions of banks with assets between $250 million and $1 billion and a latest twelve-month return on assets of less than 0.5% that were announced between January 1, 2002 and June 17, 2004. The analysis yielded multiples of the purchase prices in these transactions relative to: (multiples for the merger as reported by SNL Financial)

1. Tangible book value ranging from 1.0 times to 2.8 times with an average of 2.0 times and a median of 1.8 times compared with the multiples implied in the merger of 2.2 times March 31, 2004 tangible book value for Heritage;

2. Last 12 months earnings ranging from 27.0 times to 167.8 times with an average of 64.2 times and a median of 41.7 times compared with the multiples implied in the merger of 58.5 times last 12 months earnings as of March 31, 2004 for Heritage;

3. Total assets ranging between 3.8% and 20.0% with an average of 12.8% and a median of 14.8% compared with the multiples implied in the merger of 13.6% of March 31, 2004 total assets for Heritage; and

4. Total deposits ranging from 4.2% to 24.2% with an average of 17.0% and a median of 17.9% compared with the multiples implied in the merger of 18.0% of deposits as of March 31, 2004 for Heritage.

The second comparable transactions consisted of a group of transactions for commercial banks in the United States, excluding Florida, for which pricing data were available. These comparable transactions consisted of 54 mergers and acquisitions of banks with assets between $250 million and $1 billion and a latest twelve-month return on assets of greater than 0.75% that were announced between January 1, 2002 and June 17, 2004. The analysis yielded multiples of the purchase prices in these transactions relative to: (multiples for the merger as reported by SNL Financial)

1. Tangible book value ranging from 1.4 times to 5.1 times with an average of 2.7 times and a median of 2.6 times compared with the multiples implied in the merger of 2.2 times March 31, 2004 tangible book value for Heritage;

2. Last 12 months earnings ranging from 7.0 times to 44.7 times with an average of 21.1 times and a median of 20.6 times compared with the multiples implied in the merger of 58.5 times last 12 months earnings as of March 31, 2004 for Heritage;

3. Total assets ranging between 11.1% and 33.9% with an average of 22.2% and a median of 22.6% compared with the multiples implied in the merger of 13.6% of March 31, 2004 total assets for Heritage; and

4. Total deposits ranging from 14.7% to 41.8% with an average of 27.7% and a median of 27.1% compared with the multiples implied in the merger of 18.0% of deposits as of March 31, 2004 for Heritage.

Comparable Company Analysis: Sterne Agee compared the operating and market results of Peoples to the results of other publicly traded companies. The comparable publicly traded companies were selected primarily on the basis of two criteria: geographic location and total asset size. The geographic location of the banks and, therefore, of the comparables was the Southeastern Region of the United States (as defined by SNL Financial). Peoples was compared to companies with total assets between $1 billion and $3 billion, excluding those institutions meeting the asset size criteria but located in major metropolitan markets or Florida (“Peoples Peer Group”). The data for the following tables is based on information provided by SNL Financial. Some of the ratios presented are proprietary to SNL Financial and may not strictly conform to the common industry determinations or the computations by Peoples in its financial statements. The data presented below is as of March 31, 2004.

	Peoples	Peoples Peer Group Median
Net Interest Margin	3.81%	4.06%
Efficiency Ratio	66.1%	62.3%
Return on Average Assets	1.30%	1.14%
Return on Average Equity	13.2%	11.7%
Equity to Assets Ratio	9.6%	9.6%
Loans to Deposits	73.7%	88.8%
Tier 1 Capital Ratio	16.2%	12.6%
Ratio of Loan Loss Reserves to Loans	1.50%	1.39%
Ratio of Net Charge Offs to Average Loans	0.21%	0.10%

Peoples’ performance as measured by its return on average assets and average equity was higher than the Peoples Peer Group Median and lower than the Peoples Peer Group Median based on its net interest margin and efficiency ratio. Its capital levels were in-line with the Peoples Peer Group Median as shown in the equity to asset ratio and higher than the Peoples Peer Group Median based on the tier 1 capital ratio. Peoples’ asset quality as measured by its ratio of loan loss reserves to loans and net charge-offs to average loans was generally comparable to the Peoples Peer Group Median.

The companies’ market results based on market data as of June 17, 2004 are contained in the following tables.

	Peoples		Peoples Peer Group Median
Market Price as a Multiple of Stated Book Value	179%		166%
Market Price as a Multiple of Tangible Book Value	186%		208%
Price as a Multiple of Trailing 12 Month Earnings	13.9	x	14.7	x
Dividend Yield per Share	2.6%		2.5%
Dividend Payout Ratio per Share	36.0%		36.7%

Peoples’ price to book multiple as measured by its market price as a multiple of stated book value was higher than the Peoples Peer Group Median, and its market price as a multiple of stated tangible book value was lower than the Peoples Peer Group Median. Its price to trailing twelve month earnings multiple (earnings through March 31, 2004) was lower than the comparable ratio for the Peoples Peer Group Median. Peoples’ dividend yield was slightly above and the dividend payout slightly below the respective measures for the Peoples Peer Group Median.

Sterne Agee compared selected stock market results of Peoples to the publicly available corresponding data of other composites that Sterne Agee deemed to be relevant, including (i) the S&P Bank Index, and (ii) the SNL Index of Banks in the U.S. Peoples’ common stock price has outperformed both selected indices for the three-year period ending June 17, 2004.

No company or transaction used in the comparable company and comparable transaction analyses is identical to Heritage, Peoples, or Peoples as the surviving corporation in the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Heritage and Peoples and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

Pursuant to an engagement letter dated March 3, 2004 between Heritage and Sterne Agee, Heritage agreed to pay Sterne Agee a professional fee of $147,400. In addition, Heritage agreed to reimburse Sterne Agee for its reasonable out-of-pocket expenses. Heritage also agreed to indemnify and hold harmless Sterne Agee and its officers, employees, directors, agents, stockholders, representatives, affiliates and controlling persons against certain liabilities in connection with its services under the engagement letter.

The fairness opinion is directed only to the question of whether the merger consideration is fair from a financial perspective and does not constitute a recommendation to any Heritage stockholder to vote in favor of the merger. No limitations were imposed on Sterne Agee regarding the scope of its investigation or otherwise by Heritage.

Based on the results of the various analyses described above, Sterne Agee concluded that the merger consideration to be paid by Peoples pursuant to the merger is fair to Heritage stockholders, from a financial point of view.

Material United States Federal Income Tax Consequences

The following discussion is a summary of specified United States federal income tax consequences of the merger to a holder of shares of Heritage common stock who holds the shares as capital assets (referred to in this discussion as a “Holder”). The discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion is for general information only and may not be applicable with respect to Holders subject to special treatment under the Internal Revenue Code (including, but not limited to, financial institutions, tax-exempt organizations, mutual funds, insurance companies, S corporations or other pass-through entities, dealers in securities or foreign currency, Holders who exercise appraisal rights, foreign Holders, Holders who acquired shares of Heritage common stock pursuant to the exercise of employee stock options or otherwise as compensation or through tax-qualified retirement plans, traders in securities who elect the mark-to-market method of accounting for their securities holdings, Holders subject to the alternative minimum tax, Holders who have a functional currency other than the U.S. dollar, or Holders who hold Heritage common stock as part of a hedge against currency risk, straddle or a constructive sale or conversion transaction). Neither Heritage nor Peoples intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. In addition, the discussion does not address the state, local or foreign tax consequences of the merger.

Based on factual representations provided by Heritage and Peoples and on customary factual assumptions, all of which must continue to be accurate in all material respects as of the closing date of the merger, it is the opinion of Phelps Dunbar LLP, counsel to Peoples, that the material United States federal income tax consequences of the merger are as follows:

•	the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of Peoples and Heritage will be a party to the reorganization within the meaning of Section 368(b) of the Code;

•	a Holder will not recognize gain or loss if the Holder exchanges Heritage common stock solely for Peoples common stock, except to the extent of any cash received in lieu of a fractional share of Peoples common stock;

•	where a Holder exchanges Heritage common stock solely for cash in the merger, such cash will be treated as having been received as a distribution in redemption of such Holder’s Heritage common stock, subject to the provisions and limitations of Section 302 of the Internal Revenue Code;

•	a Holder will recognize gain (but not loss) if the Holder exchanges Heritage common stock for a combination of Peoples common stock and cash, and the Holder’s gain will be equal to the lesser of:

(1) the excess, if any, of:

(a) the sum of the cash (excluding any cash received in lieu of a fractional share of Peoples common stock) and the fair market value of the Peoples common stock received (including any fractional share of Peoples common stock which is deemed to be distributed in the merger and then redeemed by Peoples), over

(b) the Holder’s tax basis in the Heritage common stock surrendered in the exchange, or

(2) the amount of cash received;

•	a Holder’s tax basis in the Peoples common stock received in the merger will equal the Holder’s tax basis in the Heritage common stock surrendered (less the tax basis allocable to any fractional share which is deemed to be distributed in the merger and then redeemed by Peoples), increased by (i) the amount, if any, treated as a dividend and (ii) the amount of gain which was recognized by the Holder on such exchange (not including any portion of such gain which was treated as a dividend), and decreased by the amount of cash received in the merger (excluding any cash received in lieu of a fractional share interest);

•	a Holder’s holding period for the Peoples common stock received in the merger will include the holding period for the shares of Heritage common stock surrendered in exchange therefor, provided that the Heritage common stock was held as a capital asset at the time of the merger; and

•	the receipt of cash in lieu of fractional shares of Peoples common stock will be treated as if the fractional shares were distributed in the merger and then redeemed by Peoples. Generally, these cash payments will be treated as having been received as distributions in full payment in exchange for the shares considered redeemed.

If a Holder acquired different blocks of Heritage common stock at different times and at different prices, any gain or loss will be determined separately with respect to each block of Heritage common stock, and the cash and Peoples common stock received will be allocated proportionately to each block of stock. In addition, a Holder’s basis and holding period in the Peoples common stock received in the merger will be determined separately with reference to each block of Heritage common stock surrendered in the exchange.

Taxation of Capital Gain. Subject to the discussion under “Possible Treatment of Gain as a Dividend” set forth below, gain or loss recognized in connection with the merger will constitute long-term capital gain or loss if a Holder’s holding period in the Heritage common stock is greater than one year as of the date of the merger. If a Holder is not a corporation, this long-term capital gain generally will be taxed at a maximum United States federal income tax rate of 15%. The deductibility of capital losses is subject to limitations.

Possible Treatment of Gain as a Dividend. In general, in determining whether the gain recognized in the merger will be treated as capital gain or dividend income, a Holder (other than a Holder who exchanges Heritage common stock solely for cash) will be treated as if it first exchanged all of the Holder’s shares of Heritage common stock solely for Peoples common stock and then Peoples immediately redeemed a portion of that Peoples common stock in exchange for the cash that the Holder actually received. Gain recognized in this deemed-redemption of Peoples common stock will result in capital gain if there is a “meaningful reduction” in the Holder’s deemed percentage stock ownership in Peoples. The Internal Revenue Service has ruled that a relatively minor reduction in the percentage stock ownership of a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a “meaningful reduction.” Accordingly, in most circumstances, gain recognized by a Holder that exchanges its shares of Heritage common stock for a combination of Peoples common stock and cash will be capital gain. Each Holder that may be subject to these rules should consult its tax advisor.

Cash Received in Lieu of a Fractional Share. Cash received in lieu of a fractional share of Peoples common stock will be treated as received in redemption of the fractional share of Peoples common stock. Generally, a Holder of a fractional share will recognize gain or loss equal to the difference between the amount of cash received and the portion of the basis of the Holder’s shares of Heritage common stock allocable to the fractional share. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the Holder’s shares of Heritage common stock was greater than one year as of the date of the exchange.

Backup Withholding. Unless a Holder complies with specified reporting or certification procedures or is an “exempt recipient” (i.e., in general, corporations and some other entities), the Holder may be subject to a backup withholding tax of 28% with respect to any cash payments received pursuant to the merger. A foreign stockholder should consult its tax advisor with respect to the application of withholding rules to any cash payments received by it pursuant to the merger.

Reporting Requirements. If a Holder receives Peoples common stock as a result of the merger, such Holder will be required to retain records pertaining to the merger and will be required to file with such Holder’s United States federal income tax return for the year in which the merger takes place a statement setting forth specified facts relating to the merger.

Each Heritage stockholder is urged to consult his or her own tax advisor with respect to the federal, state, local and foreign tax consequences of the merger.

Accounting Treatment

Peoples will account for the merger as a purchase transaction under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of Heritage will be recorded, as of completion of the merger, at their respective fair values and added to those of Peoples. Financial statements and reported results of operations of Peoples issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Heritage.

Regulatory and Third-Party Approvals

Under the merger agreement, Peoples and Heritage have agreed to use their best efforts to obtain all necessary actions, indications of no objection, waivers, consents and approvals from any governmental authority necessary to complete and make effective the merger and other transactions contemplated by the merger agreement. The required regulatory approvals include approvals of federal and state agencies as described below. All other applications and notices have been filed, or are in the process of being filed.

Federal Bank Regulatory Approvals. The merger is subject to the prior approval of the Federal Reserve Board (the “Federal Reserve”) under Section 3(a)(5) of the Bank Holding Company Act (the “BHC Act”), and related federal regulations. The Federal Reserve, however, has already notified Peoples that it has approved the merger.

In reviewing an application for such approvals under the BHC Act, the Federal Reserve is required to consider the following:

•	competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

•	banking and community factors, which includes an evaluation of:

•	the financial and managerial resources of Peoples, including its subsidiaries, and of Heritage, and the effect of the proposed transaction on those resources;

•	management expertise;

•	internal-control and risk-management systems;

•	the capital of Peoples; and

•	the convenience and needs of the communities to be served; and

•	the effectiveness of Peoples and Heritage in combating money laundering activities.

The application process includes publication and opportunity for comment by the public. The Federal Reserve may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended. The Federal Reserve is also required to ensure that the proposed transaction would not violate Alabama law regarding the number of years a bank must be in operation before it can be acquired, deposit concentration limits, Alabama community reinvestment laws and any Alabama antitrust statutes.

The merger of Heritage Bank into Peoples Bank is also subject to the prior approval of the Federal Deposit Insurance Corporation (“FDIC”) pursuant to Section 18(c) of the Federal Deposit Insurance Act, as amended, and related federal regulations. The FDIC considers factors generally similar to those considered by the Federal Reserve. The FDIC application process also includes publication and an opportunity for comment by the public.

State Bank Regulatory Approvals. Peoples has filed or will file applications or notices with the Mississippi Department of Banking and Consumer Finance and the Alabama State Banking Department for approval of the merger. The standards that are required to be considered by these state bank regulatory authorities are similar to those described above with regard to the Federal Reserve.

State Insurance Regulatory Approvals. Based on their determination that no approval was required, neither Peoples nor Heritage has filed or intends to file any application for approval of the merger with the Alabama Department of Insurance.

Other Regulatory Approvals. In connection with or as a result of the merger, Peoples or Heritage may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both companies may be subject.

If the approval of the merger by any of the authorities mentioned above is subject to compliance with any conditions, there can be no assurance that the parties or their subsidiaries will be able to comply with such conditions or that compliance or non-compliance will not have adverse consequences for the combined company after consummation of the merger. The parties believe that the proposed merger is compatible with such regulatory requirements.

While Peoples and Heritage believe that they will receive the requisite regulatory approvals for the merger, there can be no assurance regarding the timing of the approvals or the ability of the companies to obtain the approvals on satisfactory terms, the absence of litigation challenging such approvals or otherwise. There can likewise be no assurance that any state attorney general or other domestic regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger. See “The Merger Agreement—Conditions to the Completion of the Merger” on pages 63 through 65 of this proxy statement/prospectus.

Peoples is not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the merger agreement other than as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

Third-Party Approvals. The merger is conditioned upon the receipt of all consents and approvals of third parties with respect to specified agreements, such as real property leases, unless the failure to obtain any such consent or approval would not reasonably be expected to have a material adverse effect on Peoples or Heritage.

Pursuant to the merger agreement, Heritage and Peoples have agreed to use their best efforts to obtain all consents, approvals and waivers from third parties necessary in connection with the completion of the merger.

Appraisal Rights

This discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in full by the full text of Section 262 thereof, which is reprinted in its entirety as Annex D to this proxy statement/prospectus. All references in Section 262 and in this summary to a “stockholder” or “holder” are to the record holder of the shares of Heritage common stock as to which appraisal rights are asserted.

If the merger is consummated, holders of Heritage common stock who follow the procedures set forth below will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”), a copy of which is attached to this proxy statement/prospectus as Annex D. Stockholders who perfect their appraisal rights and follow certain procedures in the manner prescribed by the DGCL will be entitled to receive a cash payment equal to the “fair value” of their shares of Heritage common stock, as determined by the Delaware Court of Chancery, in lieu of the right to receive either (i) cash in the amount of $6.25 for each share of Heritage common stock, (ii) 0.20 shares of Peoples common stock for each share of Heritage common stock or (iii) a combination of cash for 40% of such holder’s Heritage common stock and Peoples common stock for 60% of such holder’s Heritage common stock at the price and exchange ratio set forth above.

If the merger is consummated, stockholders who do not vote “FOR” approval and adoption of the merger agreement and the merger, who hold shares of Heritage common stock of record on the date of making a written demand for appraisal as described below, who continuously hold shares of Heritage common stock through the closing of the merger and who otherwise comply fully with Section 262 of the DGCL will be entitled to a judicial determination of the fair value of their shares of common stock exclusive of any element of value arising from the accomplishment of the merger and to receive from Peoples payment of such fair value in cash together with a fair rate of interest, if any, as determined by the court.

A person having a beneficial interest in shares of Heritage common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to timely follow the steps required by the DGCL to perfect appraisal rights.

Under Section 262 of the DGCL, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available. The corporation must also include in that notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes the required notice to the holders of Heritage common stock. Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex D. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Annex D to this proxy statement/prospectus. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, stockholders who consider exercising such appraisal rights should seek the advice of counsel, which counsel or other appraisal services will not be paid for by Peoples or Heritage. Failure to comply with the procedures specified in Section 262 of the DGCL timely and properly will result in the loss of appraisal rights. A stockholder who fails to comply with the procedures specified in Section 262 of the DGCL and thus loses appraisal rights will be deemed to have elected to receive a combination of cash for 40% of such stockholder’s shares of Heritage common stock and shares of Peoples common stock for 60% of such stockholder’s shares of Heritage common stock.

Filing written objection. Any holder of Heritage common stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

•	As more fully described below, the holder must deliver to Heritage a written demand for appraisal of the holder’s shares before the vote on the merger agreement and the merger at the special meeting. This demand must reasonably inform Heritage of the identity of the holder and that the holder intends to demand the appraisal of the holder’s shares.

•	The holder must not vote the holder’s shares of common stock in favor of the merger agreement and the merger at the special meeting nor consent thereto in writing pursuant to Section 228 of the DGCL. A stockholder who submits a proxy and wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger, because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement and the merger.

•	The holder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

The written demand for appraisal must be in addition to and separate from any proxy or vote. Voting (in person or by proxy) against, abstaining from voting or failing to vote on the proposed merger agreement and the merger will not constitute a written demand for appraisal within the meaning of Section 262 of the DGCL.

Only a holder of record of shares of Heritage common stock issued and outstanding through the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the applicable stock certificates. The demand should specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder’s common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder. The agent, however, must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to shares held for other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. If a stockholder holds shares of common stock through a broker which in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand for appraisal. A demand for appraisal submitted by a beneficial owner who is not the record owner will not be honored.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, from and after the effective time of the merger, be entitled to vote or consent by written action the shares subject to that demand for any purpose. Any such stockholder also will not be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to stockholders of record of shares as of a record date before the effective time of the merger).

A stockholder may withdraw a demand for appraisal and instead receive cash in the amount of $6.25 for 40% of such stockholder’s shares of Heritage common stock and 0.20 shares of Peoples common stock for 60% of such stockholder’s shares of Heritage common stock. A stockholder may withdraw by delivering to Heritage (or Peoples, if after the effective date of the merger) a written withdrawal of the stockholder’s demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval from Peoples. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just. If Peoples does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is required, or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be more than, the same as or less than $6.25 per share of Heritage common stock.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to Heritage Financial Holding Corporation, 211 Lee Street NE, Decatur, Alabama 35602, Attn: William M. Foshee, Chief Financial Officer.

Notice by the Company. If the merger agreement and the merger are approved and adopted at the special meeting, then within 10 days after the effective time of the merger, Peoples must send a notice as to the effectiveness of the merger to each of Heritage’s former stockholders who (i) have made a written demand for appraisal in accordance with Section 262 of the DGCL and (ii) have not voted to approve and adopt, nor consented to, the merger agreement and the merger.

Under the merger agreement, Heritage has agreed to give Peoples prompt notice of any demands for appraisal received by Heritage. Peoples has the right to direct all negotiations and proceedings with respect to demands for appraisal. Heritage will not, except with the prior written consent of Peoples, make any payment with respect to any demands for appraisal, or offer to settle or otherwise negotiate, or settle, any such demands.

Within 120 days after the effective time of the merger, any of the former stockholders of Heritage who have demanded an appraisal and who have not withdrawn such demand in accordance with Section 262 of the DGCL will be entitled to receive from Peoples, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and, with respect to such shares voting against the merger agreement and the merger, that demands for appraisal have been received and the aggregate number of holders of such shares. Peoples must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

Filing a petition for appraisal. Within 120 days after the effective date of the merger, either Peoples or any stockholder who has demanded an appraisal and who has not withdrawn such demand in accordance with the requirements of Section 262 of the DGCL may file a petition with the Court of Chancery demanding a determination of the value of the shares of common stock held by all such stockholders. Peoples (as the surviving corporation) is under no obligation, and has no present intent, to file a petition for appraisal. Stockholders seeking to exercise appraisal rights should not assume that Peoples (as the surviving corporation) will file such a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time and the manner prescribed in Section 262 of the DGCL. Since Peoples has no obligation to file such a petition, the failure of a stockholder to do so within the time specified could nullify the stockholder’s previous written demand for appraisal. If, within the 120-day period following the effective time of the merger, no petition shall have been filed as provided above, all rights to appraisal will cease. Stockholders who sought appraisal will become entitled to receive a combination of cash for 40% of such stockholder’s Heritage common stock at a value of $6.25 per share and shares of Peoples common stock for 60%

of such stockholder’s Heritage common stock at an exchange ratio of 0.20 shares of Peoples common stock for each share of Heritage common stock.

A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to Peoples. Peoples will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Peoples. After notice to those stockholders, the Court of Chancery may conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation on such certificates of the pendency of the appraisal proceedings. If any stockholder fails to comply with the requirement, the Court of Chancery may dismiss the proceedings as to that stockholder.

Determination of fair value. After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the shares of common stock owned by such stockholders, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger. The Court of Chancery will also set a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be more than, the same as or less than the $6.25 per share of Heritage common stock they could elect to receive under the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that the opinion of Sterne Agee discussed in this proxy statement/prospectus is not an opinion as to fair value under Section 262 of the DGCL. Peoples reserves the right to assert in any appraisal proceedings, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of common stock is less than the consideration payable pursuant to the merger agreement.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding. The court stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.” Furthermore, the court may consider “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation.” The Delaware Supreme Court noted that Section 262 of the DGCL provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder who exercised appraisal rights, the Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights.

Interests of Certain Persons in the Merger

Some members of Heritage’s management and board of directors may be deemed to have interests in the merger that are in addition to their interests as stockholders of Heritage. The Heritage board was aware of these interests and considered them, among other matters, in approving the merger agreement.

Effective as of the effective time of the merger, Peoples and Peoples Bank will enter into an employment agreement with Larry R. Mathews, the Chief Executive Officer of Heritage and Heritage Bank, pursuant to which Larry R. Mathews will serve as President of the Alabama Division of Peoples Bank for a period of five years following the closing date, subject to renewal. Larry R. Mathews will receive an annual salary of $232,000, plus a bonus potential in accordance with Peoples’ policies and employee benefits.

In addition, William M. Foshee, Robert F. Harwell, Jr., Michael Hockman, David F. Mays and Don Pruett have employment agreements with Heritage and Heritage Bank. Heritage has agreed that on or prior to the closing date it will cause the aforementioned individuals who are then employed by Heritage to execute and deliver to Peoples an agreement amending their existing employment agreements. It is anticipated that such agreements will provide, among other things, that each such person, in exchange for (i) a payment at the effective time in an amount equal to such person’s base salary at the effective time and (ii) a payment on the first anniversary of the effective time in an amount equal to such person’s base salary as of the effective time, is waiving his right to receive change of control payments under their respective employment agreements that might have arisen in connection with the transactions contemplated by the merger agreement. This waiver, however, does not apply to any future transactions. It is anticipated that the base term of these employment agreements will be extended two additional years.

Heritage is currently indebted to First Tennessee Bank and the repayment of this debt has been guaranteed by all of the current directors of Heritage. Peoples has agreed to either repay in full the debt of Heritage to First Tennessee Bank or assume this debt and cause the personal guarantees of Heritage’s directors to be released by First Tennessee Bank on or prior to the closing date of the merger.

The merger agreement provides that for a period of six years following the closing date of the merger Peoples will indemnify and hold harmless from liability duly elected current or former directors and officers of Heritage or Heritage Bank. Current Heritage directors and senior executive officers are entitled to indemnity if such persons sign an agreement with Peoples allowing Peoples to participate in or completely assume the defense of any claim for which indemnification may be sought. The indemnification applies to acts or omissions occurring at or prior to the closing date of the merger. Subject to the cap discussed below, Peoples will provide indemnification to the same extent as such Heritage directors or officers would be indemnified under the articles of incorporation or bylaws of Peoples as if they were directors or officers of Peoples.

Peoples has also agreed to use reasonable efforts to obtain for a period of six years after the closing date of the merger policies of directors’ and officers’ liability insurance for directors and officers of Heritage specified in the merger agreement. The insurance policies must cover acts or omissions occurring prior to the closing date of the merger. The policies must be on terms and in amounts substantially similar to those in effect on the date of the merger agreement. However, neither Peoples nor Peoples Bank are required to pay an aggregate premium for such insurance coverage in excess of 200% of the amount for such coverage as currently held by Heritage but in such case shall purchase as much coverage as reasonably practicable for such amount.

Peoples’ liability for indemnification payments under the merger agreement is capped at an amount equal to the sum of (i) $5,000,000 and (ii) the policy limits of any directors’ and officers’ liability insurance obtained by Peoples.

Restrictions on Resales by Affiliates

The shares of Peoples common stock to be issued to Heritage stockholders in the merger have been registered under the Securities Act. These shares may be traded freely and without restriction by those stockholders not deemed to be “affiliates” of Heritage as that term is defined under the Securities Act. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Affiliates generally include directors, executive officers and beneficial owners of 10% or more of a company’s capital stock. Any stockholder deemed to be an affiliate of Heritage may resell shares of Peoples common stock issued in the merger only in transactions permitted by Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. These restrictions are expected to apply to the Heritage directors and specified executive officers of Heritage as well as to other related individuals or entities.

THE MERGER AGREEMENT

General

The Peoples board of directors and the Heritage board of directors have each unanimously approved the merger agreement, the plan of merger, the merger and the other transactions contemplated by the merger agreement. This section of the proxy statement/prospectus describes material provisions of the merger agreement. This description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, as amended, and the related plan of merger, copies of which are attached as Annex A-1 and Annex A-2, respectively, to this proxy statement/prospectus and incorporated by reference herein. We urge you to read the merger agreement and the related plan of merger carefully and in their entirety.

Form of the Merger

If the holders of Heritage common stock adopt and approve the merger agreement and the merger and if all other conditions to the merger are satisfied or waived, Heritage will be merged into Peoples, and Peoples will be the surviving corporation and will continue its corporate existence under Mississippi law.

Effective Time of the Merger

The closing of the merger will take place on the fifth business day, or such later date as the parties mutually agree, following the receipt of all necessary approvals and consents of all governmental entities, the expiration of all statutory waiting periods and the satisfaction or waiver of the conditions to the merger set forth in the merger agreement. The merger agreement provides that in no event shall the closing of the merger take place before January 3, 2005. The parties, however, have agreed to waive this provision of the merger agreement to allow for an earlier closing date and, subject to any delays necessitated by required regulatory approvals and waiting periods, they have scheduled the closing date of the merger for January 1, 2005. A Certificate of Merger will be filed with the office of the Delaware Secretary of State, as required under the corporation laws of Delaware, and the Plan of Merger will be filed in the office of the Mississippi Secretary of State, as required under the corporation laws of Mississippi. The Certificate of Merger and the Plan of Merger each will establish the effective time of the merger.

Merger Consideration

At the effective time of the merger, shares of Heritage common stock, except for treasury shares, shares held by Peoples or any of the subsidiaries of Peoples or Heritage (other than in a fiduciary capacity) and any shares as to which a Heritage stockholder exercised his appraisal rights, shall be converted into the right to receive either:

•	cash in an amount equal to $6.25, without interest, for each share of Heritage common stock;

•	0.20 shares of Peoples common stock for each share of Heritage common stock; or

•	the cash consideration described above for 40% of the holder’s shares of Heritage common stock and the stock consideration described above for 60% of the holder’s shares of Heritage common stock.

Subject to the redesignation procedures set forth in the merger agreement and described below, each holder of record of shares of Heritage common stock, except for treasury shares, shares held by Peoples or any of the subsidiaries of Peoples or Heritage (other than those held in a fiduciary capacity) and any Heritage stockholders who exercised their appraisal rights, will be entitled to elect to receive either the cash consideration described above, the stock consideration described above, or the combination of cash and stock described above.

No fractional shares of Peoples common stock will be issued in connection with the merger. Instead, Peoples will make a cash payment without interest to each Heritage stockholder who would otherwise receive a fractional share of Peoples common stock. The amount of such cash payment will be determined by multiplying the fraction of a share of Peoples common stock otherwise issuable to such stockholder by the average closing price of one share of Peoples common stock for the ten trading days immediately preceding the last trading day prior to the closing date of the merger as reported by the American Stock Exchange.

Under limited circumstances, if the average closing price of Peoples common stock drops below a specified price over the measurement period and the decline in the Peoples common stock over the measurement period exceeds by 20% or more the decline in the NASDAQ Bank Index over the measurement period, the exchange ratio of 0.20 may be adjusted if Heritage elects to terminate the merger agreement, as described under the heading “The Merger Agreement—Termination of the Merger Agreement.”

Election and Election Procedures

A form of election on which Heritage stockholders will elect to receive cash, Peoples common stock or a combination of cash and Peoples common stock accompanies this proxy statement/prospectus. After the date of the mailing of this proxy statement/prospectus, Peoples and Heritage will each use their reasonable efforts to mail the form of election to all persons who become holders of record of Heritage common stock during the period between the record date of the special meeting and the date that is seven business days prior to the closing date of the merger and to otherwise make the form of election available to all persons who become holders of record of Heritage common stock between seven business days and five business days before the closing date of the merger.

To be effective, a form of election must be properly completed, signed and submitted (by mail or other delivery), accompanied by the certificates representing the shares of Heritage common stock as to which the election is being made, to Registrar and Transfer Company, the exchange agent, by the close of business on December 27, 2004. All elections will be irrevocable. Holders of record of shares of Heritage common stock who hold such shares in a representative capacity (for example, as a nominee or a trustee) may submit multiple forms of election, provided that such nominee or representative certifies that each form of election covers all of the shares of Heritage common stock held for a particular beneficial owner by the nominee or representative. If the merger is not completed for any reason, your stock certificates will be returned to you promptly following termination of the merger agreement.

Peoples will have the discretion, which it may delegate in whole or in part to the exchange agent, to determine whether forms of election have been properly completed, signed and submitted and to disregard immaterial defects in forms of election. The good faith decision of Peoples or the exchange agent in such matters will be conclusive and binding. Neither Peoples nor the exchange agent will be under any obligation to notify any person of any defect in a form of election.

If a Heritage stockholder does not submit a form of election together with Heritage stock certificates to the exchange agent by 5:00 p.m., eastern time, on December 27, 2004 or if Peoples or the exchange agent determines that an election by a holder of Heritage common stock was not properly made, then such holder will be deemed to have elected to receive cash consideration for 40% of such holder’s shares of Heritage common stock at a price of $6.25 per share and stock consideration for the remaining 60% of such holder’s shares at an exchange ratio of 0.20 shares of Peoples common stock for each share of Heritage common stock.

Neither the Heritage board of directors nor its financial advisor makes any recommendation as to whether stockholders should elect to receive the cash consideration or the stock consideration in the merger, or a combination of the two. You must make your own decision with respect to such election, bearing in mind the tax consequences of the election you choose. See “The Merger—Material United States Federal Income Tax Consequences.” It is suggested that you return your form of election, together with your stock certificate(s), by the deadline, so that you may receive the merger consideration allocable to you promptly following completion of the exchange procedures that will take place after the merger is completed. See “The Merger—Procedures for Exchanging Heritage Common Stock Certificates.”

Redesignation Procedures

Under the merger agreement, the number of shares of Heritage common stock to be converted into the right to receive cash must not be less than 35% or more than 40% of the total number of shares of Heritage common stock outstanding immediately prior to the closing date of the merger, excluding treasury shares and shares held by Peoples or any of the subsidiaries of Peoples or Heritage (other than in a fiduciary capacity). If, after the results of the forms of election are calculated, the number of shares of Heritage common stock for which a cash election was made exceeds this 40% threshold, the exchange agent will determine the number of shares convertible into cash that must be redesignated as shares convertible into Peoples common stock in order not to exceed the 40% threshold. After such determination, all holders who have elected to receive solely cash in exchange for their Heritage common stock shall, on a pro rata basis, have such number of their shares redesignated as shares convertible into Peoples common stock so that the total number of shares of Heritage common stock to be converted into the right to receive cash will not be greater than 40% of the outstanding shares of Heritage common stock immediately prior to the closing date of the merger.

Notwithstanding the foregoing, no redesignation will be effected for a holder who has made a cash election but, as a result of such redesignation, would receive fewer than 10 shares of Peoples common stock in exchange for all of such holder’s shares of Heritage common stock.

The number of shares of Heritage common stock to be converted into the right to receive shares of Peoples common stock may be not less than 60% or more than 65% of the number of shares of Heritage common stock outstanding immediately prior to the closing date of the merger, excluding treasury shares and shares held by Peoples or any of the subsidiaries of Peoples or Heritage (other than in a fiduciary capacity). If, after the results of the forms of election are calculated, the number of shares of Heritage common stock for which a stock election was made exceeds this 65% threshold, the exchange agent will determine the number of shares convertible into shares of Peoples common stock that must be redesignated as shares convertible into cash in order not to exceed the 65% threshold. After such determination, all holders who have elected to receive solely Peoples common stock in exchange for their Heritage common stock will, on a pro rata basis, have a portion of their shares redesignated as shares convertible into cash so that the total number of shares of Heritage common stock to be converted into the right to receive shares of Peoples common stock will not be greater than 65% of the outstanding shares of Heritage common stock immediately prior to the closing date of the merger.

Holders who have elected to receive a combination of cash consideration with respect to 40% of their shares of Heritage common stock and stock consideration with respect to the remaining 60% of their shares of Heritage common stock will not be subject to the redesignation procedures described above.

After the redesignation procedures (if any) are completed, all cash election shares and 40% of the shares of Heritage common stock which are subject to combination elections will be converted into the right to receive the cash consideration, and all stock election shares and 60% of the shares of Heritage common stock that are subject to combination elections will be converted into the right to receive the stock consideration. Certificates previously evidencing shares of Heritage common stock will, upon surrender, be exchanged, as applicable, for the cash consideration of $6.25 per share or for certificates evidencing the stock consideration of 0.20 shares of Peoples common stock per share in such proportion as has been established by the redesignation procedure (if any). Cash will be paid for any fractional shares as described above. See “The Merger Agreement—Procedures for Exchanging Heritage Common Stock Certificates.”

Each share of Heritage common stock held in the treasury of Heritage and each share of Heritage common stock owned by Peoples or any subsidiary of Peoples or Heritage, other than in a fiduciary capacity, immediately prior to the closing date of the merger will be canceled and extinguished without any conversion thereof. No payment will be made with respect to such shares.

Holders of shares of Heritage common stock who elect to exercise the appraisal rights provided for in Section 262 of the DGCL will not have their shares converted into the right to receive merger consideration. In the event that a holder’s appraisal rights are lost or withdrawn, such holder will be deemed to have elected to receive a combination of cash consideration at a price of $6.25 per share with respect to 40% of his or her shares of Heritage common stock and stock consideration at an exchange ratio of 0.20 per share with respect to the remaining 60% of his or her shares of Heritage common stock.

Procedures for Exchanging Heritage Common Stock Certificates

Promptly after the effective time of the merger, the exchange agent will provide appropriate stock certificate transmittal materials to the holders of Heritage common stock who have not already surrendered their stock certificates in connection with the completion of the forms of election prior to the effective time of the merger. The transmittal materials will contain instructions for use in effecting the surrender to the exchange agent of Heritage common stock certificates in exchange for the merger consideration. After the effective time of the merger, each holder of shares of Heritage common stock issued and outstanding immediately prior to the closing date (other than shares as to which the holder exercised appraisal rights) who has not already surrendered stock certificates shall surrender for cancellation the certificate or certificates representing such shares to the exchange agent, together with a letter of transmittal duly executed and completed, in accordance with the instructions contained in the transmittal materials, and any other documents reasonably required by the exchange agent or Peoples. Each surrendered certificate for Heritage common stock shall be duly endorsed as the exchange agent may require. Until you surrender your certificate or certificates representing your shares of Heritage common stock, Peoples will not be obligated to deliver the merger consideration to you.

The exchange agent, within ten business days following the effective time of the merger if you surrendered your Heritage stock certificates with your form of election prior to the effective time of the merger or within ten business days of receipt of your Heritage stock certificates and any other documents reasonably required by the exchange agent or Peoples after the effective time of the merger, will deliver to you the merger consideration, consisting, as applicable, of Peoples common stock certificates, together with all dividends or other distributions payable on Peoples common stock after the effective time of the merger, but without interest thereon, and any cash payments due, including any cash payment for a fractional share, without interest. After the effective time of the merger, each certificate representing your outstanding shares of Heritage common stock immediately prior to the effective time of the merger will be deemed for all corporate purposes, other than the payment of dividends and other distributions to which you may be entitled as a former Heritage stockholder, to evidence only your right to receive the merger consideration in exchange for each such share.

Twelve months after the effective time of the merger, any merger consideration held by the exchange agent that remains undistributed to the former stockholders of Heritage will be delivered to Peoples upon demand. Any former Heritage stockholder who has not already complied with the surrender and exchange procedures at such time may look only to Peoples for payment of his or her claims for cash, Peoples common stock or any dividends or distributions with respect to Peoples common stock, all without any interest thereon.

From and after the closing date, the holders of certificates of Heritage common stock shall not have any rights with respect to such shares represented by such certificates (other than the right to receive the payment of dividends or other distributions to which the holder was entitled before the closing date of the merger). All rights to receive the merger consideration shall be deemed to have been paid or issued in full satisfaction of all rights pertaining to such shares of Heritage common stock. After the effective time, there shall be no further registration or transfers of shares of Heritage common stock.

In the event of any lost, stolen or destroyed certificates of Heritage common stock, you must make an affidavit of that fact and, if required by Peoples or the exchange agent, post a bond in such amount as either Peoples or the exchange agent reasonably direct as indemnity against any claim that may be made with respect to such certificates claimed to be lost, stolen or destroyed. Upon receipt of such affidavit and the posting of any bond required, the exchange agent will issue the merger consideration with respect to such lost, stolen or destroyed certificates.

If any merger consideration is to be issued or paid in the name of a person other than the person in whose name the Heritage common stock certificate being surrendered is registered, one condition to the payment and issuance of such merger consideration is that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer. Another condition will be that the person requesting the exchange pay or establish the prior payment or inapplicability of any transfer and other taxes required by reason of the payment of the merger consideration in the name of a person other than the registered holder of the Heritage common stock certificate. Peoples or the exchange agent shall have the right to deduct and withhold from the merger consideration such amounts as Peoples or the exchange agent are required to deduct and withhold under any federal, state, local or foreign tax law with respect to the making of such payment. Any amounts withheld shall be treated as having been paid to the holder of shares of Heritage common stock in respect of whom such deduction and withholding was made.

If you receive shares of Peoples common stock as a result of the merger, you will have the right to vote after the effective time at any meeting of Peoples stockholders, according to the number of shares of Peoples common stock you received, regardless of whether you have exchanged your certificates for shares of Heritage common stock. You will also have the right to receive any dividends declared on Peoples’ common stock, but such dividends will not be paid until stock certificates are physically exchanged.

Shares as to which Appraisal Rights Have Been Exercised

No share of Heritage common stock as to which the holder exercised his appraisal rights as provided in Section 262 of the DGCL and did not vote in favor of the merger at the special meeting of stockholders shall be converted into the right to receive the merger consideration. Peoples will direct all negotiations and proceedings with respect to any demands for payment of fair value according to the provisions of Section 262 of the DGCL. Heritage will not, without the prior written consent of Peoples, make any payments or settle or otherwise negotiate with a holder who has exercised his appraisal rights. If any holder withdraws or loses (through failure to perfect or otherwise) his or her right to appraisal, such holder will be deemed to have made a combination election and will receive the merger consideration according to such election. See “The Merger—Appraisal Rights.”

Assumption of Heritage Stock Option Plans

As of the closing date of the merger, Peoples will assume each of the following Heritage stock option plans: (i) all rights to purchase Heritage common stock upon exercise of stock options granted under the Heritage Financial Holding Corporation Incentive Stock Compensation Plan and (ii) any shares that are in the process of being purchased under the Heritage Financial Holding Corporation Employee Stock Purchase Plan but have not yet been delivered. Peoples shall assume the above Heritage stock option plans in accordance with their terms, except that:

•	Peoples’ compensation committee of its board of directors shall administer such plans;

•	each stock option granting such holder the right to purchase shares of Heritage common stock shall entitle the holder to purchase shares of Peoples common stock;

•	the number of shares of Peoples common stock which such person is entitled to purchase shall be equal to the number of shares of Heritage common stock specified in such stock option, multiplied by 0.20; and

•	the exercise price will be equal to the quotient of the exercise price specified in the option to purchase Heritage common stock divided by 0.20.

Any restriction on the exercise of any such Heritage stock option will continue in full force and effect, and the term and other provisions of such Heritage stock option will otherwise remain unchanged. Heritage may modify its Incentive Stock Compensation Plan to provide that service on the Advisory Board of the Alabama

Division of Peoples Bank will constitute continued employment with Peoples and Peoples Bank. Peoples has also agreed to file an appropriate registration statement with the Securities and Exchange Commission with respect to the shares of Peoples common stock subject to the stock option plans assumed in the merger and will use its reasonable efforts to maintain the effectiveness of such registration statement. In addition, each Heritage stock option assumed by Peoples will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, recapitalization or other similar transaction subsequent to the closing date of the merger.

Representations and Warranties

Heritage and Heritage Bank have made a number of representations and warranties in the merger agreement, the material aspects of which are described below. These descriptions are qualified in their entirety by reference to the merger agreement, as amended, a copy of which is attached to this proxy statement/prospectus as Annex A-1:

•	their organization and authority to enter into the merger agreement;

•	their capitalization, subsidiaries, properties, employees, financial statements and financial condition;

•	pending and threatened litigation;

•	compliance with applicable law;

•	their loans, investment portfolios, reserves and taxes;

•	insurance, employee benefits and legal and environmental matters;

•	loans to executives and internal controls;

•	their contractual obligations and contingent liabilities; and

•	their public reports filed with the Securities and Exchange Commission, the Federal Reserve Board, the Alabama State Banking Department and the Federal Deposit Insurance Corporation.

Heritage and Heritage Bank’s representations and warranties are generally contained in Article 3 of the merger agreement.

Peoples and Peoples Bank have made a number of representations and warranties in the merger agreement, the material aspects of which are described below. These descriptions are qualified in their entirety by reference to the merger agreement, as amended, a copy of which is attached to this proxy statement/prospectus as Annex A-1:

•	their organization and authority to enter into the merger agreement;

•	their capitalization and financial statements;

•	pending and threatened litigation;

•	compliance with applicable law;

•	the shares of Peoples common stock to be issued in the merger;

•	material contracts and deposit insurance; and

•	their public reports filed with the Securities and Exchange Commission, the Federal Reserve Board and the Federal Deposit Insurance Corporation.

Peoples’ and Peoples Bank’s representations and warranties are generally contained in Article 4 of the merger agreement. Peoples’ and Peoples Bank’s representations and warranties are for the benefit of Heritage and Heritage Bank; they are not for the benefit of and may not be relied upon by Heritage’s stockholders. The representations and warranties of the parties will not survive the effective date of the merger.

Covenants and Agreements

Heritage and Peoples have each entered into a number of covenants and agreements relating to their respective actions prior to the consummation of the merger. Some of these covenants and agreements are described below.

No Solicitation. Heritage has agreed that, until the earlier of the closing date of the merger or the date of termination of the merger agreement, neither Heritage nor Heritage Bank, nor any of their respective officers, directors, agents, representatives or affiliates, including any investment banker, attorney, financial advisor, accountant or other representative retained by Heritage or Heritage Bank, will solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group concerning any “acquisition transaction.” An “acquisition transaction” is defined in the merger agreement to mean an offer or proposal by a person or entity other than Peoples or Peoples Bank for (i) a merger, tender offer, recapitalization or consolidation, or similar transaction, involving Heritage or Heritage Bank, (ii) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets of Heritage or Heritage Bank, (iii) a purchase or other acquisition of beneficial ownership of securities representing 20% or more of the voting power of Heritage, or (iv) any substantially similar transaction.

The merger agreement does not prevent Heritage, or its board of directors, from, prior to the approval of the merger by the stockholders of Heritage:

•	providing information in response to a request by a person who has made an unsolicited bona fide written proposal to engage in any acquisition transaction (an “acquisition proposal”) after receipt from such person of an executed confidentiality agreement;

•	engaging in any negotiations or discussions with a person who has made an acquisition proposal;

•	failing to recommend, or withdrawing its recommendation of, the merger agreement and the merger and/or failing to hold the special meeting to consider this agreement; or

•	recommending an acquisition proposal to the stockholders of Heritage.

The board of directors of Heritage, however, may only undertake any of the foregoing actions after the board of directors has determined in good faith, after consultation with outside legal counsel or its financial advisers, as appropriate, that (i) such action would be required in order for the directors to fulfill their fiduciary duties under applicable law and (ii) such acquisition proposal both is likely to be consummated, taking into account all aspects of the proposal and the person making the proposal, and, if consummated, would result in a transaction more favorable to Heritage’s stockholders from a financial point of view than the merger with Peoples. Any proposal satisfying (i) and (ii) is a “superior proposal” under the merger agreement.

Heritage must communicate in writing to Peoples the terms of any proposal it receives to engage in an acquisition transaction no more than 48 hours after receipt. Within 10 days of receipt of such communication, Peoples has the right to match or better any superior proposal of which it has been notified. If Peoples notifies Heritage that it will match or better the superior proposal, the merger agreement and the plan of merger must be amended to reflect the matched or bettered terms within two days of Peoples’ decision to so match or better the superior proposal. Upon such amendment, Heritage may not terminate the merger agreement and must notify the party making the superior proposal that such proposal has been matched or bettered and that the merger agreement has been amended to reflect this fact. After such amendment to the merger agreement, Heritage must, and must cause Heritage Bank and its representatives to, cease and terminate all discussions and negotiations regarding the superior proposal. New proposals from the third party may be made, and Peoples retains the same rights set forth above regarding such new proposals. If by the eleventh day after Heritage’s notification that the acquisition proposal is a superior proposal Peoples has not notified Heritage of its decision to match or better the superior proposal, Heritage may terminate the merger agreement and proceed with the superior proposal.

Board Recommendation. Except to the extent as it would cause the directors on Heritage’s board of directors to breach their fiduciary duties under applicable law, the board of directors of Heritage, and any committee of the board, shall not

•	withdraw, modify or qualify in any manner adverse to Peoples, the approval of the merger agreement and the plan of merger or its recommendation to stockholders of the approval of the merger agreement and plan of merger, or publicly propose to do any of the foregoing, or take any action or make any statement in connection with the special meeting inconsistent with such approval or its recommendation to the stockholders of Heritage (collectively, a “change in recommendation”);

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal; or

•	cause Heritage to enter into any letter of intent, agreement in principal or similar agreement related to an acquisition transaction.

A change in recommendation shall also include the failure by Heritage’s board of directors to recommend against an unsolicited bona fide written proposal to engage in an acquisition transaction.

Employee Matters. Each employee of Heritage or its subsidiaries who becomes an employee of Peoples or a Peoples subsidiary immediately following the closing date of the merger will be covered by the employee benefits plan of such employee’s employer on substantially the same basis as other employees of the employer performing services in a comparable position. Further, Peoples will provide continuation coverage to all qualified beneficiaries entitled to coverage under Heritage’s medical plan prior to the merger. Notwithstanding the foregoing, such employer may

•	continue any of the Heritage benefit plans for transferred employees in lieu of offering participation in its benefit plans providing similar benefits (e.g., medical and hospitalization benefits);

•	terminate or amend any of Heritage’s benefit plans; or

•	merge any of Heritage’s benefit plans with its own employer benefit plans.

Under any such action, the transferred employees must receive benefits substantially similar to the benefits provided to employees of Peoples generally.

Transferred employees’ service with Heritage or Heritage Bank shall be recognized as service with Peoples or a Peoples subsidiary, as the case may be, for purposes of eligibility to participate and vesting under the benefit plans, policies or arrangements. Peoples has agreed that any preexisting condition, limitation or exclusion in its medical, long-term disability and life insurance plans shall not apply to transferred employees or their covered dependents who are covered under similar plans maintained by Heritage or Heritage Bank to the extent waived or inapplicable to such employee under the Heritage or Heritage Bank plan on the closing date of the merger and who then change coverage to the Peoples medical or hospitalization indemnity health plan. The merger agreement does not restrict the ability of Peoples, Peoples Bank or any other Peoples employer to amend or terminate Heritage’s employee benefit plans in accordance with their terms. Such amendment or termination must affect all covered employees equally.

As of the closing date of the merger, Peoples shall assume and honor in accordance with their terms all employment agreements existing immediately prior to the closing date between Heritage or Heritage Bank and any officer which have been disclosed to Peoples in the merger agreement except that Larry R. Mathews’ employment agreement with Heritage and Heritage Bank will be terminated on the closing date. His new employment agreement with Peoples and Peoples Bank will take effect on the closing date of the merger. Peoples expects that prior to or on the closing date it will enter into amendments to these agreements with William M. Foshee, Robert E. Harwell, Jr., Michael Hockman, David F. Mays and Don H. Pruett.

Following the closing date of the merger, Peoples and Peoples Bank shall maintain any deferred compensation plan, policy, program or arrangement disclosed to Peoples in the merger agreement, provided that Peoples or Peoples Bank may determine to continue, amend, or merge or consolidate any such plan, policy, program or arrangement with any similar arrangement sponsored by Peoples or Peoples Bank. Heritage has agreed to terminate its 401(k) plan immediately prior to the closing date and to distribute amounts under the plan in accordance with and at the times permitted under such benefits plans and under applicable law.

Peoples has agreed to assume the Heritage Employee Stock Purchase Plan on the closing date of the merger. After the closing date of the merger, the right to acquire shares of Heritage common stock under Heritage’s Employee Stock Purchase Plan shall be converted to the right to receive Peoples common stock. The number of shares of Heritage common stock subject to acquisition will be multiplied by 0.20 to determine the amount of shares of Peoples common stock subject to acquisition. The acquisition price for such shares of Peoples common stock will equal the quotient of the acquisition price for the shares determined in accordance with the Employee Stock Purchase Plan, divided by .20.

Directors’ and Officers’ Insurance and Indemnification. The merger agreement provides that for a period of six years following the closing date of the merger Peoples will indemnify and hold harmless the duly elected current and former directors and officers of Heritage and Heritage Bank, and their heirs, personal representatives and estates. Peoples will indemnify such individuals against, and shall advance or reimburse any and all costs and expenses of, any judgments, interest, fines, damages or other liabilities, or amounts paid in settlement, as such are incurred in connection with any claim, action, suit or proceeding based upon or arising from the indemnified party’s capacity as an officer or director of Heritage or Heritage Bank. The indemnification will be provided to the same extent as such Heritage directors or officers would be indemnified under the articles of incorporation or bylaws of Peoples if they were directors or officers of Peoples at all relevant times.

The amount of indemnification to be provided by Peoples to all indemnified parties as a group is capped at an amount equal to the sum of $5,000,000 and the policy limits of the directors’ and officers’ liability insurance obtained by Peoples. See “The Merger—Interests of Certain Persons in the Merger.” Peoples has no responsibility as to how such total sum is allocated among that group. Peoples has required that current directors and senior executive officers of Heritage execute a joinder agreement with Peoples. The joinder agreement grants Peoples the right to participate in or completely assume the defense of such officer or director. The agreement also requires such officer or director to cooperate in the defense of any action for which indemnification is sought. Any amounts otherwise owed by Peoples pursuant to its indemnification obligations will be reduced by any amounts that an indemnified party receives from any third party.

Peoples has also agreed to indemnify and hold harmless Heritage, Heritage Bank and each of the directors, officers and controlling persons of either against any losses, claims, damages or liabilities arising under the Securities Act. Peoples will indemnify such individuals only insofar as such losses, claims, damages or liabilities (or actions in respect of any of the foregoing) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in this proxy statement/prospectus, or in any amendment or supplement, or arising out of or based upon the omission or alleged omission to state in any such document a material fact required to be stated or necessary to make the statements in such document not misleading. Peoples will pay or promptly reimburse such person for any legal or other expenses reasonably incurred in connection with investigating or defending any such action or claim. Peoples, however, is not obligated to indemnify such persons with respect to any such loss, claim, damage or liability (or actions in respect of any of the foregoing) which arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in this proxy statement/prospectus, or in any amendment or supplement, in reliance upon information furnished to Peoples by Heritage or Heritage Bank for use in this proxy statement/prospectus. Peoples is entitled to participate in the defense of any such action. If Peoples assumes the defense with counsel satisfactory to the indemnified party, after notice to the indemnified party of its election to assume the defense, Peoples will not be liable for any legal or other expenses of defense incurred by the indemnified party. The indemnification provided in connection with actions arising under the Securities Act is not subject to the aggregate limit of the sum of $5,000,000 and the policy limits of the directors’ and officers’ liability insurance obtained by Peoples described above.

The merger agreement also provides that Peoples shall use reasonable efforts to cause Peoples Bank or Peoples to obtain for a period of six years after the closing date of the merger policies of directors’ and officers’ liability insurance. The policy must cover acts or omissions occurring prior to the closing date of the merger for specified directors and officers of Heritage on terms and in amounts substantially similar to the policies in effect on the date of the merger agreement. However, neither Peoples nor Peoples Bank is required to pay an aggregate premium for such insurance coverage in excess of 200% of the amount for such coverage as currently held by Heritage (which is $5,000,000), but in such case shall purchase as much coverage as reasonably practicable for such amount.

Other Agreements. Heritage has agreed to use its best efforts to cause each “affiliate” of Heritage to agree not to dispose of any shares of Peoples common stock received in the merger except in compliance with the Securities Act and the rules and regulations under such statute. An “affiliate” of Heritage is any person controlling, controlled by or under common control with Heritage.

Each director of Heritage signed an agreement with Peoples on or prior to the closing date of the merger agreement obligating such person to vote his or her shares of Heritage common stock in favor of the merger agreement and the merger. The agreement signed by the non-employee directors contains one other feature: the non-employee director is obligated not to compete with Peoples as provided in the agreement. Copies of the form of these agreements are annexed to this proxy statement/prospectus as Annex B-1 and Annex B-2.

Conditions to the Completion of the Merger

The respective obligations of the parties under the merger agreement to complete the merger shall be subject to the fulfillment on or prior to the closing date of the merger of the following conditions:

•	All necessary regulatory or governmental approvals and consents required to complete the merger of Heritage into Peoples and the merger of Heritage Bank into Peoples Bank shall have been obtained, all conditions required to be satisfied prior to the closing date of the mergers by the terms of such approvals and consents shall have been satisfied, and all waiting periods required by law shall have expired.

•	All notices, reports and other filings required to be made with any governmental entity prior to the closing date by Peoples or Heritage or any of their respective subsidiaries shall have been made and become final.

•	Stockholders of Heritage shall have approved the merger agreement and the merger.

•	None of Peoples, Peoples Bank, Heritage or Heritage Bank shall be subject to any governmental or judicial enactment or order which prohibits, restricts or makes illegal completion of the merger.

•	All consents or approvals of all persons other than governmental entities required for consummation of the merger shall have been obtained (unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Heritage, Heritage Bank, Peoples or Peoples Bank).

•	The SEC registration statement of which this proxy statement/prospectus forms a part shall have become effective, no stop order suspending its effectiveness shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

•	Peoples and the stockholders of Heritage shall have received an opinion of Phelps Dunbar LLP, satisfactory in form and substance to Peoples and Heritage, stating that if the merger is consummated in accordance with the terms described in this proxy statement/prospectus, (i) it will constitute a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code and (ii) the exchange of Heritage common stock to the extent exchanged for Peoples common stock will not give rise to gain or loss to the stockholders of Heritage with respect to such exchange.

•	The shares of Peoples common stock issuable in the merger shall have been approved for listing on the American Stock Exchange on or before the closing date, subject to official notice of issuance.

•	Heritage, Heritage Bank and Larry R. Mathews shall have executed a termination and release agreement with respect to Larry R. Matthew’s existing employment agreement and his employment at Heritage and Heritage Bank, and Peoples and Peoples Bank and Larry R. Mathews shall have executed an employment agreement with respect to Larry R. Mathews’ employment as the President of the Alabama Division of Peoples Bank.

The obligations of Peoples and Peoples Bank under the merger agreement to complete the merger are also subject to the fulfillment, on or prior to the closing date of the merger, of the following conditions (any one or more of which may be waived by Peoples to the extent permitted by law):

•	Peoples shall have received a certificate from the presidents and chief executive officers of Heritage and Heritage Bank that (i) all obligations of Heritage and Heritage Bank to be performed prior to the closing date of the merger have been performed and complied with in all material respects, and (ii) the representations and warranties of Heritage and Heritage Bank are true and correct in all respects as of the closing date of the merger as though made at that time (except that those which specifically relate to an earlier date shall be true and correct as of such date), except for any violations or breaches which would not have a material adverse effect on Heritage.

•	All permits, consents, waivers, clearances, approvals and authorizations of all governmental entities (other than banking regulatory authorities) or third parties necessary to consummate the merger shall have been obtained, none of which shall contain any terms or conditions which would materially impair the value of Heritage or Heritage Bank.

•	All permits, consents, waivers, clearances, approvals and authorizations of all banking regulatory authorities necessary to consummate the merger shall have been obtained, none of which shall contain any terms or conditions which would materially impair the value of Heritage or Heritage Bank, and either (i) the terms and conditions of all agreements, memoranda, understandings and arrangements between Heritage, Heritage Bank and their respective banking regulatory authorities shall have been satisfied or the restrictions and limitations thereunder shall have been lifted or (ii) such approvals and authorizations shall not contain any conditions or restrictions with respect to Peoples or Peoples Bank in any way resulting from any such agreement, memoranda, understanding or arrangement.

•	Appraisal rights shall not have been exercised with respect to more than 15% of the outstanding shares of Heritage common stock immediately prior to the merger.

The obligations of Heritage under the merger agreement to complete the merger are also subject to the fulfillment, on or prior to the closing date of the merger, of the following conditions (any one or more of which may be waived by Heritage to the extent permitted by law):

•	Heritage shall have received a certificate from the presidents and chief executive officers of Peoples and Peoples Bank that (i) all obligations of Peoples and Peoples Bank required to be performed prior to the closing date of the merger have been performed and complied with in all material respects, and (ii) the representations and warranties of Peoples and Peoples Bank are true and correct in all respects as of the closing date as though made at that time (except that those which specifically relate to an earlier date shall be true and correct as of such date), except for any violations or breaches which would not have a material adverse effect on Peoples or Peoples Bank.

•	All permits, consents, waivers, clearances, approvals and authorizations of all governmental entities or third parties necessary to consummate the merger shall have been obtained, none of which shall adversely affect the merger consideration to be paid to holders of Heritage common stock.

•	Two qualified directors of Heritage reasonably acceptable to Peoples shall be appointed by Peoples to Peoples’ board of directors and two qualified directors of Heritage Bank reasonably acceptable to Peoples shall be appointed by Peoples to Peoples Bank’s board of directors on the closing date.

•	The shares of Peoples common stock issuable in the merger shall have been approved for listing on the American Stock Exchange (or the NASDAQ National Market or another exchange) and shall not have been delisted, nor shall proceedings to delist such shares have begun.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the closing date of the merger, whether before or after approval of the merger agreement and the merger by Heritage’s stockholders:

•	by mutual written consent of Peoples and Heritage;

•	by Peoples or Heritage if:

•	(i) the closing date of the merger shall not have occurred on or prior to March 31, 2005, unless delayed because approval by a governmental entity is pending and has not been finally resolved, in which event such date shall be automatically extended to June 30, 2005; or (ii) Heritage’s stockholders do not approve the merger agreement and merger at the special meeting. A party may not terminate the merger agreement if either of the above two events occurs because of that party’s failure to perform or observe its agreements on or before the closing date or such vote, as the case may be;

•	30 days pass after any application for regulatory or governmental approval is denied or withdrawn at the request or recommendation of the governmental entity, unless within such thirty-day period a petition for rehearing or an amended application is filed. A party may terminate thirty or more days after a petition for rehearing or an amended application is denied. No party may terminate when the denial or withdrawal is due to that party’s failure to observe or perform its covenants or agreements;

•	any governmental entity shall have issued a final, non-appealable order prohibiting the completion of the merger; or

•	there has been a breach by the other party of (i) any covenant or undertaking in the merger agreement or (ii) any representation or warranty of the other party contained in the merger agreement, where such breach prevents the breaching party from satisfying a condition to closing in the merger agreement and has not been cured within thirty days following delivery of written notice of the breach.

•	by Peoples if:

•	Heritage’s board of directors fails to make, withdraws or qualifies the recommendation in this proxy statement/prospectus that Heritage’s stockholders vote to adopt and approve the merger agreement and the merger, or proposes publicly to do any of the foregoing;

•	the special meeting to approve the merger agreement and plan of merger is not called or convened by Heritage;

•	Heritage approves or recommends, or publicly proposes to approve or recommend, an acquisition proposal by a third party;

•	Appraisal rights are exercised with respect to more than 15% of the outstanding shares of Heritage common stock immediately prior to the merger; or

•	the Federal Deposit Insurance Corporation or the Alabama State Banking Department close or order the closing of Heritage Bank.

•	by Heritage if:

•	the board of directors of Heritage determines in good faith, after consultation with outside counsel, that it would constitute a breach of the board’s fiduciary duties (i) to hold the special meeting, (ii) to recommend the merger agreement and the merger to Heritage stockholders, (iii) to fail to terminate the merger agreement and accept an acquisition proposal from a third party or (iv) to not withdraw or modify its previous recommendation to Heritage’s stockholders to adopt and approve the merger agreement and the merger; or

•	both (i) the average closing price for a share of Peoples common stock on the “determination date” (defined below) is less than $25.00 and (ii)(a) the quotient obtained by dividing the closing price of a share of Peoples common stock on the determination date by $31.25 is less than (b) the quotient obtained by dividing the index value for the NASDAQ Bank Index on the determination date by such index value on July 12, 2004, less 0.20.

“Determination date” means the five consecutive trading days following the receipt of the last regulatory approval of the merger of Heritage into Peoples and Heritage Bank into Peoples Bank. If Heritage terminates the merger agreement because the share price targets described above are not met, Peoples may, upon written notice to Heritage within fifteen days of receipt of Heritage’s notice of termination, adjust the number of shares of Peoples common stock into which each share of Heritage common stock will be converted in order to reflect the proportional decrease in the price per share of Peoples common stock and the index value for the NASDAQ Bank Index. In the event that Peoples takes such action, Heritage’s termination of the merger agreement shall be deemed withdrawn.

For example, assume that on the determination date, the average closing price for a share of Peoples common stock is $21.00, the index value for the NASDAQ Bank Index is 2,740.21, and such index value on July 12, 2004 was 2,884.43. Using the formula described in the last bullet-point above, Heritage may terminate the merger agreement, since (i) $21.00 is less than $25.00, and (ii) 0.672 (21.00/31.25) is less than 0.75 ((2,740.21/2,884.43) - 0.20). Peoples, however, may elect to increase the exchange ratio from 0.20 to .2381 (based on the calculations set forth below) by delivering written notice to Heritage within the time period specified above.

A	B	C
Average Closing Price for a Share of Peoples Common Stock on the Determination Date	Value of Stock Consideration	Adjusted Exchange Ratio
$25.00	$5.00	0.2000
24.00	5.00	0.2083
23.00	5.00	0.2174
22.00	5.00	0.2273
21.00	5.00	0.2381
20.00	5.00	0.2500

A	B	C = B/A

Termination Fee

There are three sets of circumstances under which Heritage may owe Peoples a termination fee. In all cases, the termination fee is $2,000,000.

Under the first set of circumstances, prior to any event allowing either party to terminate the merger agreement, an acquisition proposal must have been publicly announced or otherwise made known to Heritage’s senior management, board of directors or stockholders generally and not have been irrevocably withdrawn more than five business days prior to the special meeting. Next, the merger agreement must have been terminated either (i) by Peoples or Heritage, because Heritage’s stockholders failed to approve the merger agreement and the plan of merger or (ii) by Peoples, because of a willful breach by Heritage of any covenant, undertaking, representation or warranty contained in the merger agreement. In such event, if the acquisition transaction is consummated within 12 months of the termination of the merger agreement, then on the date of such consummation Heritage must pay Peoples a fee equal to $2,000,000 by wire transfer of same-day funds.

Alternatively, if Peoples terminates the merger agreement because Heritage either (i) failed to recommend to its stockholders the approval of the merger agreement and the merger, (ii) effected a change in such recommendation, (iii) failed to call or convene the special meeting, or (iv) approved or recommended, or proposed publicly to approve or recommend, any acquisition transaction, then Heritage is required to pay Peoples $2,000,000 by wire transfer of same-day funds. A termination under these circumstances is not effective until Peoples receives such funds.

The final set of circumstances where a termination fee must be paid to Peoples is if Heritage’s board of directors determines in good faith that it would constitute a breach of the board’s fiduciary duties (i) to hold the special meeting, (ii) to fail to terminate the merger agreement and accept an acquisition proposal from a third party or (iii) to not withdraw or modify its recommendation to Heritage’s stockholders to adopt and approve the merger agreement and the merger, then Heritage must pay Peoples $2,000,000 by wire transfer of same-day funds. As above, a termination under these circumstances is not effective until Peoples receives such funds. In no event shall Heritage be required to pay the $2,000,000 fee to Peoples more than once.

If Heritage fails promptly to pay the termination fee and Peoples sues for such fee and wins a judgment against Heritage, Heritage must also pay to Peoples its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit.

COMPARISON OF RIGHTS OF STOCKHOLDERS

OF HERITAGE AND PEOPLES

This section of the proxy statement/prospectus describes material differences between the current rights of the holders of Heritage common stock and rights those stockholders will have as Peoples stockholders following the merger. The following discussion is intended only to highlight material differences between the rights of corporate stockholders under Mississippi law and Delaware law generally and specifically with respect to Heritage stockholders and the holders of Peoples common stock pursuant to the respective certificate/articles of incorporation and bylaws of Heritage and Peoples. The discussion does not constitute a complete comparison of the differences between the rights of such holders or the provisions of the DGCL, the Mississippi Business Corporation Act (the “MBCA”), Peoples’ articles of incorporation, Peoples’ bylaws, Heritage’s certification of incorporation and Heritage’s bylaws.

The rights of the holders of Heritage common stock are governed by Delaware law, Heritage’s certificate of incorporation and Heritage’s bylaws. Upon completion of the merger, the rights of the holders of Heritage common stock who become Peoples stockholders as a result of the merger will be governed by Mississippi law and by Peoples’ articles of incorporation and Peoples’ bylaws.

	Peoples	Heritage
Description of Common Stock	Peoples is authorized to issue 15,000,000 shares of common stock, par value $5.00 per share. Holders of Peoples common stock are entitled to one vote per share, except that with respect to the election of directors, holders of Peoples common stock are entitled to cumulative voting rights (which are described below).	Heritage is authorized to issue 40,000,000 shares of common stock, par value $0.01 per share. Holders of Heritage common stock are entitled to one vote per share.

Description of Preferred Stock	Peoples’ articles of incorporation do not contain any provision authorizing the issuance of preferred stock.	Heritage is authorized to issue 10,000,000 shares of preferred stock. Heritage’s certificate of incorporation authorizes the board of directors of Heritage to fix the designation, powers, preferences and rights (voting or otherwise) of any series of preferred stock issued. Heritage has not issued any shares of preferred stock.

Number of Directors	The articles of incorporation of Peoples provides that the number of directors of Peoples for each year shall be fixed by resolution adopted by the affirmative vote of a majority of the entire board of directors. The number of directors must be fixed between seven and twenty directors. The number of directors is currently fixed at eighteen.	The bylaws of Heritage provide that the number of directors shall be fixed from time to time by resolution adopted by a majority of the board of directors.

Classified Board of Directors	The articles of incorporation of Peoples divide Peoples’ board of directors into three classes (designated Class 1, Class 2 and Class 3), each class to be equal in number as nearly as possible. Elections of directors are staggered such that only one class of	Just as with Peoples, the certificate of incorporation of Heritage divides the Heritage board of directors into three classes, each class to be equal in number as nearly as possible and serving a three year term. Also, any amendment or repeal of the

	Peoples	Heritage

directors is up for election at each year’s annual meeting. Each class of directors serves for a three year term.

Classification of directors makes it more difficult for stockholders to change the composition of the board of directors. Because only one class of directors comes up for election at any year’s annual meeting, at least two annual meetings will generally be required to change a majority of the board of directors. If Peoples was confronted by a stockholder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, the extended time period required to replace a majority of the board of directors would allow the board sufficient time to review the proposal, to review available alternatives to the proposal, and to act in what it believes to be the best interest of Peoples’ stockholders. At the same time, though, a classified board of directors may have the effect of deterring such proposals or making them less likely to succeed, thus making it more difficult to replace management.

The affirmative vote of at least 80% of all outstanding shares of Peoples common stock is required to alter, amend, repeal or adopt any provision affecting the classification of Peoples’ board of directors.

provisions in the certificate of incorporation relating to the classified board of directors must be approved by at least 80% of the outstanding shares of Heritage common stock.

The description of the effects of a classified board of directors on stockholders’ ability to change the composition of the board of directors set forth with respect to Peoples is equally applicable to Heritage.

Nomination of Directors	The charter of the Nominating Committee of Peoples provides that stockholders may recommend to the Nominating Committee individuals to be nominated for election to the board of directors. The stockholder must submit such recommendation to the Secretary of Peoples at the address of Peoples’ headquarters. Stockholder recommendations of candidates for election of directors must be submitted to Peoples by the date by which stockholder proposals must be submitted to Peoples for inclusion in its definitive proxy statement. Such recommendations must set forth the name, age, address, occupation, ownership of Peoples common stock, any other information required by the proxy rules under the federal securities laws, and the	Stockholders of Heritage may nominate individuals for election as director by delivering such proposed nominations to Heritage’s executive offices between sixty and ninety days prior to the meeting at which the election for director will be held. Such recommendations must set forth the name, age, address, occupation, ownership of Heritage common stock, any other information required by the proxy rules under the federal securities laws, and the nominee’s consent to be nominated as a candidate and serve if elected. This policy is not located in Heritage’s bylaws (as stated in Heritage’s 2004 proxy statement) but is the policy approved by Heritage in connection with the preparation of the 2004 proxy statement.

	Peoples	Heritage
nominee’s consent to be nominated as a candidate and serve if elected. The Peoples Nominating Committee will apply the same criteria regarding whether a stockholder-recommended candidate should be accepted as it applies to candidates recommended from other sources.

Election of Directors

The MBCA provides that stockholders have a right to cumulate their votes for directors for any corporation incorporated prior to July 1, 2002. Peoples was incorporated before such date, and stockholders have the right to cumulate their votes for directors.

Cumulative voting entitles a stockholder to give one nominee for the election of director a number of votes equal to the number of directors to be elected multiplied by the number of shares held by that stockholder. Because a stockholder can cast all of his votes for the election of one nominee, cumulative voting increases the ability of a minority stockholder to elect an individual to the board of directors.

As discussed above, Peoples’ board of directors is divided into three classes, with one class of directors up for election each year. Because fewer directors are elected each year than with a non-classified board, and thus a larger number of votes are required to elect any one director, the above-described effect of cumulative voting is lessened.

Under the DGCL, a stockholder of a corporation may have the right to cumulate votes for director if such right is specifically granted in the corporation’s certificate of incorporation. Heritage’s certificate of incorporation does not specifically provide for cumulative voting, and thus Heritage stockholders do not have the right to cumulate their votes. The certificate of incorporation further provides that the certificate may be amended to add the right to cumulate votes only upon the vote of 80% of the outstanding shares of Heritage common stock.

Removal of Directors	The MBCA provides that stockholders may remove a director from office at any time with or without cause. In such a case, a director shall be removed unless the number of votes cast against his removal equals the number required to elect such director under cumulative voting.	The certificate of incorporation of Heritage provides that a director may be removed at any time, but only for cause and only by the affirmative vote of the holders of 80% or more of the outstanding shares of Heritage common stock entitled to vote in the election of directors.

Special Meetings of Stockholders	Under the MBCA, special meetings of stockholders may be called for any purpose by the board of directors or by a stockholder owning at least 10% of the capital stock of Peoples.	Under Heritage’s bylaws, special meetings may be called by the chairman of the board of directors or otherwise by order of the board of directors, or by the President of Heritage.

Indemnification	Under Peoples’ bylaws, any person, his heirs, executors or administrators, may be indemnified by Peoples for reasonable	The certificate of incorporation of Heritage provides that every person who was or is made a party to, or is threatened to be made

Peoples	Heritage

expenses (including judgments and compromise settlements, except as in a derivative suit situation where any judgment in the matter would run in favor of the corporation) actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he was made a party by reason of service as a director, officer, or employee of Peoples. No person shall be so indemnified or reimbursed as to any matter as to which he shall finally be adjudged to have been guilty of gross negligence, willful misconduct or criminal acts in the performance of his duty to Peoples. Further, no person shall be so indemnified or reimbursed as to any matter in such action or suit which has been the subject of a compromise settlement except with the approval (i) of a court of competent jurisdiction, or (ii) the holders of record of a majority of the outstanding shares of the corporation, or (iii) a majority of the corporation’s board of directors, excluding members who are parties to the same or substantially the same suit or proceeding.

These rights are not exclusive of other rights to which such person may be entitled under the MBCA. The board of directors of the corporation may, in its discretion, purchase directors’ and officers’ liability insurance coverage to provide, in whole or in part, for such indemnification or reimbursement.

The MBCA empowers Peoples to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if (i) he conducted himself in good faith, and he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interest, and in all other cases, that his conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, or (ii) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by the MBCA.

a party to an action, suit or proceeding on account of the fact that such person is or was a director, officer, employee or agent of Heritage shall be indemnified and held harmless to the full extent provided by the DGCL.

The provisions of the DGCL regarding the indemnification of directors and officers are not materially different from the provisions in the MBCA regarding the indemnification of directors and officers, as described with respect to Peoples. Heritage’s certificate of incorporation makes the advancement of expenses mandatory on the part of Heritage if the director delivers the undertaking to repay all amounts advanced upon a determination that the director is not entitled to be indemnified.

Heritage’s certificate of incorporation also provides that to the extent that any director, officer, employee or agent is by reason of such person’s affiliation with Heritage a witness in any action, suit or proceeding, such person shall be indemnified against all costs and expenses actually and reasonably incurred.

Peoples	Heritage

The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct.

Unless ordered by a court pursuant to the MBCA, Peoples may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under the MBCA or (ii) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

The MBCA further provides that Peoples shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

The MBCA also provides that Peoples may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director. The director must deliver to Peoples (i) a written affirmation of his good faith belief that he has met the relevant standard of conduct described in the MBCA or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by the MBCA and (ii) his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under the MBCA and is ultimately determined under the MBCA that he has not met the relevant standard of conduct described in the MBCA. The undertaking required must be an unlimited general obligation of the director but need

	Peoples	Heritage

not be secured. The undertaking may be accepted without reference to the financial ability of the director to make repayment.

A corporation may not indemnify a director as described unless authorized (i) by the board of directors (y) if there are two or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote, or (z) if there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with the MBCA, in which authorization directors who do not qualify as disinterested directors may participate, or (ii) by the stockholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization.

Peoples may also indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer to the same extent as for a director.

Limitations on Liability of Directors	The articles of incorporation and bylaws of Peoples are silent on the subject of the limitation of a director’s liability. The MBCA provides that a director shall not be liable to a corporation or its stockholders for any decision to take or not to take action, or any failure to take any action, as a director, unless the party asserting liability in a proceeding establishes specified information. The party must show that (A) the director was a party to or had a direct or indirect financial interest in a transaction and the transaction was not approved in accordance with the MBCA and (B) the challenged conduct consisted or was the result of: (i) action not in good faith, (ii) a decision which the director did not reasonably believe to be in the best interests of the corporation or as to which the director was not informed to an extent the director reasonably believed appropriate in the circumstances, (iii) a lack of objectivity due	Under Heritage’s certificate of incorporation, no director of Heritage shall be personally liable to Heritage or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director’s duty of loyalty to Heritage or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) liability for the unlawful payment of dividends or (iv) any transaction in which the director derived an unlawful personal benefit. In addition, a director of Heritage is not personally liable to Heritage or its stockholders to the fullest extent permitted by the DGCL.

	Peoples	Heritage
to the director’s familial, financial or business relationship with, or a lack of independence due to the director’s domination or control by, another person having a material interest in the challenged conduct which relationship or which domination or control could reasonably be expected to have affected the director’s judgment respecting the challenged conduct in a manner adverse to the corporation, and after a reasonable expectation to such effect has been established, the director shall not have established that the challenged conduct was reasonably believed by the director to be in the best interests of the corporation, (iv) a sustained failure of the director to be informed about the business and affairs of the corporation, or other material failure of the director to discharge the oversight function, or (v) receipt of a financial benefit to which the director was not entitled or any other breach of the director’s duties to deal fairly with the corporation and its stockholders that is actionable under applicable law.

Business Combination Restrictions	Peoples’ articles of incorporation contain a “fair price” provision. This provision is designed to deter an unfriendly acquisition. The provision provides that the affirmative vote of the holders of not less than 80% of the outstanding shares of all voting stock of Peoples and the affirmative vote of the holders of not less than 67% of the outstanding shares of voting stock held by stockholders other than the “controlling party” shall be required for the approval or authorization of any merger, consolidation, sale, exchange or lease of all of the assets or of assets having a fair market or book value of 25 percent or more of the total assets of Peoples. These provisions only apply if such transaction involves a controlling party. A “controlling party” is a stockholder owning or controlling 20 percent or more of Peoples’ voting stock at the time of the proposed transaction. These voting requirements are not applicable in such transactions in which (i) the cash or fair market value of the property, securities or other consideration to be received (which

Section 203 of the DGCL imposes certain restrictions on business combinations between a corporation and a stockholder who owns greater than 15% of the corporation’s shares. However, this statute does not apply to a corporation which does not have a class of voting stock either (i) listed on a national securities exchange, (ii) authorized for quotation on the NASDAQ Stock Market (iii) or held of record by more than 2,000 stockholders. Since Heritage does not meet any of these criteria, this statute does not apply.

There are no provisions similar to the “fair price” provision described for Peoples applicable to Heritage.

	Peoples	Heritage

includes common stock of Peoples retained by its existing stockholders in such a transaction where Peoples is the surviving entity) per share by holders of Peoples common stock in such transaction is not less than the highest per share price (with appropriate adjustments for stock splits, recapitalizations and the like) paid by the controlling party in the acquisition of any of its holdings of Peoples common stock in the three years preceding the announcement of the proposed transaction or (ii) the transaction is approved by a majority of the entire board of directors. The affirmative vote of not less than 80% of the outstanding common stock of Peoples is required to amend or appeal this fair price provision.

The MBCA also contains laws relating to business combinations, the Shareholder Protection Act and the Control Share Act. Neither of these laws applies to Peoples because Peoples is a bank holding company.

Vote on Extraordinary Corporate Transactions	Under the MBCA, a merger, share exchange, sale, lease, exchange or other disposal of all or substantially all of Peoples’ assets or the dissolution of Peoples is approved if the votes cast in favor of the transaction exceed the votes cast against the transaction.	The DGCL provides that, unless a corporation’s certificate of incorporation requires a greater vote of the stockholders or the Delaware business combination statute applies (discussed above), then (i) a sale, lease or other disposition of substantially all of the corporation’s assets, (ii) a merger or consolidation of the corporation with another corporation or (iii) a dissolution of the corporation requires the affirmative vote of the majority of the outstanding stock entitled to vote thereon.

Appraisal Rights	The MBCA entitles a stockholder to appraisal rights and to obtain the payment of the fair value of that holder’s shares upon the occurrence of specified corporate actions, including a merger or share exchange. However, the MBCA provides that these appraisal rights are not available to the holders of shares which are listed on the American Stock Exchange, such as Peoples’ shares. This exclusion does not apply in the following situations: (i) where the corporate action requires the holders of suchshares to accept for their shares anything other than cash or shares of any class or series of shares	The appraisal rights provided to a holder of Heritage common stock under §262 of the DGCL are described above under the caption “The Merger—Appraisal Rights.”

	Peoples	Heritage

of any corporation, or any other proprietary interest of any other entity, that is either a public company or has at least 2,000 stockholders and the outstanding shares have a market value of at least $20,000,000, (ii) the shares or assets of Peoples are being acquired by a person owning 20% or more of the voting power of Peoples or having the power to elect 25% or more of the board of directors of Peoples, or (iii) the shares or assets of Peoples are being acquired by a senior executive or director of Peoples who will receive as a result of the corporate action a financial benefit not generally available to other holders of Peoples common stock, with some exceptions.

In the event that any of the above situations occur such that a holder of Peoples common stock is allowed to exercise rights to appraisal, such rights are not materially different from the appraisal rights afforded a holder of Heritage common stock.

Amendments to Articles/ Certificate of Incorporation

Under the MBCA, an amendment to the articles of incorporation of Peoples is approved if the votes cast in favor of the amendment exceed the votes cast against the amendment.

Peoples’ articles of incorporation, however, contain provisions requiring the affirmative vote of not less than 80% of the outstanding common stock of Peoples to amend or repeal the provisions of the articles of incorporation that establish a classified board of directors or pertain to the fair price provisions of the articles of incorporation.

Under the DGCL, an amendment to the certificate of incorporation of a corporation is approved by the affirmative vote of a majority of the outstanding shares of the corporation entitled to vote on such amendment, unless a greater vote is required by the certificate of incorporation.

Heritage’s certificate of incorporation provides that the provisions in the certificate relating to the election of directors, the ability of stockholders to take action by written consent and the indemnification of directors and officers can only be amended by the affirmative vote of 80% of the outstanding shares of Heritage. An amendment to grant stockholders cumulative voting rights must also receive the affirmative vote of 80% of the outstanding shares of Heritage for approval.

	Peoples	Heritage
Amendments to Bylaws	Under the MBCA, a corporation’s stockholders may amend the bylaws, except that a bylaw that increases a quorum or voting requirement for the board of directors may only be amended or repealed by the party that adopted such bylaw.	The DGCL gives the power to amend the bylaws to the stockholders, except that the certificate of incorporation may also confer such power on the board of directors. Heritage’s certificate provides that no provision of its bylaws may be amended or repealed by the stockholders unless such action is approved by the affirmative vote of 80% of the outstanding shares of Heritage.

Action without a Meeting	The MBCA allows any action required or permitted to be taken at a meeting of the stockholders of Peoples to be taken by a unanimous written consent of all of the stockholders of Peoples.	The certificate of incorporation of Heritage denies stockholders of Heritage the power to take action without a meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth, to the best of our knowledge, certain information regarding beneficial stock ownership of Heritage as of November 22, 2004, by: (a) each director and named executive officer of Heritage, (b) all directors and officers as a group, and (c) each stockholder known by us to be a beneficial owner of more than 5% of the outstanding common stock. Except as otherwise indicated, each person or entity listed below has sole voting and investment power with respect to all shares shown to be beneficially owned by such person or entity except to the extent such power is shared by a spouse under applicable law.

Name	Position Held	Number of Shares of Heritage Common Stock		Percentage of Common Stock Owned (1)(2)
Timothy A. Smalley	Chairman of the Board	251,150	(3)	2.36%
Harold B. Jeffreys 4136 Indian Hills Road SE, Decatur, Alabama 35603	Director	817,922	(4)	7.74
Bingham D. Edwards	Secretary and Director	290,142	(5)	2.73
William M. Foshee	Chief Financial Officer	68,483	(6)	*
Robert Harwell	Regional President-North Alabama	60,300	(7)	*
Lenny L. Hayes	Director	252,000	(8)	2.36
Michael Hockman	Senior Lender – North Alabama	45,300	(9)	*
Neal A. Holland, Jr. 2850 Modaus Road SW Decatur, Alabama 35603	Director	826,474	(10)	7.82
Larry E. Landman	Director	276,000	(11)	2.59
Vernon A. Lane	Director	363,839	(12)	3.44
Larry R. Mathews	President and Chief Executive Officer and Director	291,880	(13)	2.75
John T. Moss	Director	195,000	(14)	1.84
T. Gerald New, M.D	Director	351,000	(15)	3.31
Don H. Pruett	Executive Vice President and Chief Lending Officer	90,300	(16)	*
Betty B. Sims	Director	366,600	(17)	3.45
R. Jeron Witt	Director	357,499	(18)	3.38
All executive officers and directors as a group (16 persons)		4,903,889		42.58
Reginald D. Gilbert 1515 Woodland Street, N.E Decatur, Alabama 35601	Former Chief Executive Officer	531,343		5.04

*	Denotes less than one percent.
(1)	Except as otherwise noted herein, percentage is determined on the basis of 10,536,660 shares of Heritage common stock outstanding plus securities deemed outstanding pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. Under Rule 13d-3, a person is deemed to be a beneficial owner of any security owned by certain family members and any security of which that person has the right to acquire beneficial ownership within 60 days, including, without limitation, shares of Heritage common stock subject to currently exercisable options.
(2)	Percentage for each named individual is calculated by treating any shares subject to options that are held by the named individual and that are exercisable within the next 60 days as if outstanding, but treating such option shares held by others and treating shares subject to options held by the named individual but not exercisable within 60 days as not outstanding.

(3)	Includes 126,000 shares subject to options exercisable within 60 days. Also includes 100 shares of common stock held in the name of Mr. Smalley’s minor son.
(4)	Includes 36,000 shares subject to options exercisable within 60 days. Also includes 301,919 shares owned by Mr. Jeffreys’ wife, 30,000 shares owned by his daughter and 31,000 shares owned by his son.
(5)	Includes 96,000 shares subject to options exercisable within 60 days.
(6)	Includes 8,333 shares subject to options exercisable within 60 days. Also includes 32,000 shares held by Mr. Foshee’s IRA and 18,000 shares held by an IRA for the benefit of Mr. Foshee’s spouse.
(7)	Includes 30,000 shares subject to options exercisable within 60 days.
(8)	Includes 126,000 shares subject to options exercisable within 60 days.
(9)	Includes 24,000 shares subject to options exercisable within 60 days.
(10)	Includes 36,000 shares subject to options exercisable within 60 days. Also includes 5,400 shares owned by Mr. Holland’s wife, 30,000 shares held by a family limited partnership, Holland Limited Partnership, and 694,674 shares owned by a family limited partnership, Holland Holdings, L.P.
(11)	Includes 126,000 shares subject to options exercisable within 60 days. Also includes 400 shares owned by Mr. Landman’s daughter, 2,000 shares held in trust for his son, and 2,000 shares held in trust for his daughter. Mr. Landman serves as the sole trustee for both trusts.
(12)	Includes 36,000 shares subject to options exercisable within 60 days. Also includes 50,004 shares owned by Mr. Lane’s wife.
(13)	Includes 72,000 shares subject to options exercisable within 60 days. Also includes 149,700 shares held by Summit, LLC, a company owned by Mr. Mathews, and 59,800 shares held by Mr. Mathews’ IRA.
(14)	Includes 36,000 shares subject to options exercisable within 60 days.
(15)	Includes 66,000 shares subject to options exercisable within 60 days. Also includes 15,000 shares owned by Dr. New’s wife.
(16)	Includes 30,000 shares subject to options exercisable within 60 days.
(17)	Includes 96,000 shares subject to options exercisable within 60 days. Also includes 90,600 shares owned by Mrs. Sims’ husband.
(18)	Includes 36,000 shares subject to options exercisable within 60 days.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, have audited the consolidated financial statements of Peoples included in The Peoples Holding Company Annual Report on Form 10-K for the year ended December 31, 2003, and 2002, and for each of the years in the three-year period ended December 31, 2003, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. Such financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Porter Keadle Moore, LLP, independent registered public accounting firm, have audited the consolidated financial statements of Heritage for the fiscal year ended December 31, 2003 included in the Heritage Financial Holding Corporation Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, a copy of which is included with this proxy statement/prospectus and which is incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. Such financial statements are incorporated by reference in reliance on Porter Keadle Moore, LLP’s report, given on their authority as experts in accounting and auditing.

Schauer Taylor Cox Vise Morgan & Fowler, P.C., independent auditors, have audited the consolidated financial statements of Heritage for each of the years in the two-year period ended December 31, 2002 included in the Heritage Financial Holding Corporation Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, a copy of which is included with this proxy statement/prospectus and which is incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. Such financial statements are incorporated by reference in reliance on Schauer Taylor Cox Vise Morgan & Fowler, P.C.’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Peoples common stock to be issued pursuant to the merger will be passed upon by Phelps Dunbar LLP, Peoples outside legal counsel. The federal income tax consequences of the merger also will be passed upon for Peoples by Phelps Dunbar LLP. William M. Beasley, a partner of Phelps Dunbar LLP, is the Vice Chairman of the Board of Directors of Peoples. Phelps Dunbar LLP also provides legal advice to Peoples on a regular basis. As of the date of this proxy statement/prospectus, members of Phelps Dunbar LLP participating in the matters described in this paragraph as being passed upon by Phelps Dunbar LLP for Peoples owned an aggregate of approximately 34,254 shares of Peoples common stock.

STOCKHOLDER PROPOSALS FOR

NEXT ANNUAL MEETING OF STOCKHOLDERS

Heritage will hold its 2005 annual meeting of stockholders only if the merger is not consummated. In the event that such meeting is held, stockholder proposals intended to be presented at the 2005 Annual Meeting of Stockholders must be received by Heritage no later than December 27, 2004, to be considered for inclusion in Heritage’s proxy statement and form of proxy for that meeting. A stockholder of Heritage may wish to have a proposal presented at the annual meeting of stockholders to be held in 2005, but not to have such proposal included in Heritage’s proxy statement and form proxy relating to that meeting. If notice of any such proposal is not received by Heritage at 211 Lee Street NE, Decatur, Alabama 35601 by March 11, 2005, then Heritage will not address the proposal in its proxy statement relating to that meeting, and all proxies solicited and received by the board of directors will be deemed to have conferred discretionary authority to vote on any such proposal.

WHERE YOU CAN FIND MORE INFORMATION

Peoples and Heritage each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Peoples or Heritage files with the SEC at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Peoples’ and Heritage’s SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Peoples are also found on Peoples’ website, www.phcfc.com, under the link “Investor Relations.” Reports, proxy statements and other information concerning Heritage are also found on Heritage’s website, www.heritageonline.com, under the link “SEC Filings.”

Peoples filed a registration statement on Form S-4 to register with the SEC the shares of Peoples common stock to be issued to Heritage stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Peoples and a proxy statement of Heritage for the Heritage special meeting.

The SEC allows Peoples and Heritage to “incorporate by reference” information into this proxy statement/prospectus, which means that Peoples and Heritage can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in the proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Peoples and Heritage have previously filed with the SEC. These documents contain important information about Peoples and its business and about Heritage and its business.

Peoples SEC Filings (File No. 1-08918)

1. Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 11, 2004;

2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on May 10, 2004;

3. Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 filed on August 9, 2004;

4. Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed on November 9, 2004;

5. Current Report on Form 8-K filed on January 22, 2004 announcing the financial results of Peoples for the quarter ended December 31, 2003;

6. Current Report on Form 8-K filed on February 18, 2004 announcing the signing of the definitive agreement to acquire Renasant Bancshares, Inc.;

7. Current Report on Form 8-K filed on February 20, 2004 filing the visual materials presented in the webcast on February 18, 2004 concerning the definitive agreement to acquire Renasant Bancshares, Inc.;

8. Current Report on Form 8-K filed on February 27, 2004 announcing the declaration of a quarterly cash dividend on Peoples’ common stock of $.20 per share;

9. Current Report on Form 8-K filed on April 21, 2004 announcing the financial results of Peoples for the quarter ended March 31, 2003;

10. Current Report on Form 8-K filed on May 20, 2004 announcing the declaration of a quarterly cash dividend on Peoples’ common stock of $.20 per share;

11. Current Report on Form 8-K filed on June 3, 2004 announcing a change in the certifying accountants for The Peoples Holding Company’s 401(k) Plan;

12. Current Report on Form 8-K filed on July 1, 2004 announcing the completion of Peoples’ merger with Renasant Bancshares, Inc.;

13. Current Report on Form 8-K filed on July 15, 2004 announcing the signing of the definitive agreement to acquire Heritage and furnishing the materials presented in an investor conference call on July 16, 2004 concerning the definitive agreement to acquire Heritage;

14. Current Report on Form 8-K filed on July 21, 2004 filing the definitive merger agreement pursuant to which Peoples will acquire Heritage;

15. Current Report on Form 8-K filed on July 21, 2004 announcing the financial results of Peoples for the quarter ended June 30, 2004;

16. Current Report on Form 8-K filed on August 19, 2004 announcing the declaration of a quarterly cash dividend on Peoples’ common stock of $.21 per share;

17. Current Report on Form 8-K filed on September 3, 2004 announcing Peoples’ intention to open new locations in Oxford, Mississippi;

18. Current Report on Form 8-K filed on October 20, 2004, as amended by that Current Report on Form 8-K/A filed on October 22, 2004, announcing the financial results of Peoples for the quarter ended September 30, 2004; and

19. The description of Peoples’ common stock contained in Peoples’ Registration Statement on Form S-4 filed with the SEC on February 17, 1999.

Peoples also incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the Heritage special meeting. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents related to Peoples and incorporated by reference in this proxy statement/prospectus, other than exhibits to those documents, without charge by requesting them in writing, as follows:

The Peoples Holding Company

209 Troy Street

Tupelo, Mississippi 38802-0709

Attention: Stuart R. Johnson

Telephone: (662) 680-1472

If you would like to request any of the above documents, please do so prior to December 21, 2004, in order to receive them before the Heritage special meeting.

Heritage SEC Filings (File No. 000-31825)

1. Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004;

2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on May 13, 2004;

3. Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 filed on August 12, 2004;

4. Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed on November 8, 2004;

5. Current Report on Form 8-K filed on February 18, 2004 announcing the financial results of Heritage for the quarter ended December 31, 2003;

6. Current Report on Form 8-K/A filed on March 31, 2004 announcing the revised financial results of Heritage for the quarter ended December 31, 2003;

7. Current Report on Form 8-K filed on May 5, 2004 announcing the financial results of Heritage for the quarter ended March 31, 2003;

8. Current Report on Form 8-K filed on July 16, 2004 announcing the signing of the definitive agreement to merge into Peoples and furnishing the materials presented in an investor conference call on July 16, 2004 concerning the definitive agreement with Peoples;

9. Current Report on Form 8-K filed on July 20, 2004 filing the definitive merger agreement pursuant to which Heritage will merge into Peoples;

10. Current Report on Form 8-K filed on July 29, 2004 announcing the financial results of Heritage for the quarter ended June 30, 2004; and

11. Current Report on Form 8-K filed on November 5, 2004 announcing the financial results of Heritage for the quarter ended September 30, 2004;

Heritage also incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the Heritage special meeting. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

A copy of Heritage’s Annual Report on Form 10-K for the year ended December 31, 2003 and Heritage’s Quarterly Report on Form 10-Q for the period ended September 30, 2004 accompanies this proxy statement/prospectus. You can obtain any of the documents related to Heritage and incorporated by reference in this proxy statement/prospectus, other than exhibits to those documents, without charge by requesting them in writing, as follows:

Heritage Financial Holding Corporation

211 Lee Street NE

Decatur, Alabama 35601

Attention: William M. Foshee

Telephone: (256) 355-9500

If you would like to request any of the above documents, please do so prior to December 21, 2004, in order to receive them before the Heritage special meeting.

Heritage has supplied all information contained in this proxy statement/prospectus relating to Heritage, and Peoples has supplied all such information relating to Peoples.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote your shares at the Heritage special meeting. Heritage and Peoples have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated November 26, 2004. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to Heritage’s stockholders nor the issuance of Peoples common stock in the merger will create any implication to the contrary.

ANNEX A-1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THE PEOPLES HOLDING COMPANY,

THE PEOPLES BANK & TRUST COMPANY,

HERITAGE FINANCIAL HOLDING CORPORATION,

AND

HERITAGE BANK

DATED JULY 15, 2004

Annex A-1 Page 1

Annex A-1 Page 2

Annex A-1 Page 3

Schedules:

Schedule 5.13(b) [omitted but available upon request]
Schedule 5.16 [omitted but available upon request]
Schedule 5.20-A [see Annex B-1]
Schedule 5.20-B [see Annex B-2]
Schedule 5.20-C [omitted but available upon request]
Schedule 5.20-D [omitted but available upon request]

Exhibits:

Exhibit A	Parent Merger Documents [see Annex A-2]
Exhibit B	Subsidiary Merger Documents [omitted but available upon request]
Exhibit C	Seller Disclosure Schedule [omitted but available upon request]
Exhibit D	Acquiror Disclosure Schedule [omitted but available upon request]

Annex A-1 Page 4

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of July 15, 2004, by and among The Peoples Holding Company, a Mississippi corporation (“Acquiror”), and The Peoples Bank & Trust Company, a Mississippi banking association (“Acquiror Sub”), on the one hand, and Heritage Financial Holding Corporation, a Delaware corporation (“Seller”), and Heritage Bank, an Alabama banking association (“Seller Subsidiary”), on the other hand. Each of Acquiror, Acquiror Sub, Seller and Seller Subsidiary is a party (“party”) hereto, and one or more of them are parties (“parties”) to this Agreement as the context may require.

WITNESSETH:

WHEREAS, the Boards of Directors of Acquiror and Seller each have determined that it is advisable and in the best interests of their respective companies and their stockholders to consummate the business combination transactions provided for herein, including the merger of Seller with and into Acquiror subject to the terms and conditions set forth herein;

WHEREAS, the Boards of Directors of Acquiror Sub and Seller Subsidiary each have determined that it is advisable and in the best interests of their respective companies and their stockholders to consummate the business combination transactions provided in the Subsidiary Agreement (as hereinafter defined) and herein, including the merger of Seller Subsidiary with and into Acquiror Sub, subject to the term and conditions set forth therein and herein; and

WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Seller shall be merged with and into Acquiror (the “Parent Merger”) in accordance with the Mississippi Business Corporation Act (the “MBCA”) and the Delaware General Corporation Law (the “DGCL”) with Acquiror as the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) which shall continue its corporate existence under the laws of the State of Mississippi, and the separate corporate existence of Seller shall terminate. The Parent Merger shall in all respects have the effects provided in Section 1.5.

(b) Subject to the terms and conditions of this Agreement, immediately after the Effective Time of the Parent Merger Seller Subsidiary shall be merged with and into Acquiror Sub (the “Subsidiary Merger” and together with the Parent Merger, the “Mergers”) in accordance with the Mississippi Code of 1972, as amended, and the Code of Alabama 1975, as amended (“CA”), with Acquiror Sub as the surviving corporation (hereinafter sometimes called the “Subsidiary Surviving Corporation”) which shall continue its corporate existence under the laws of the State of Mississippi, and the separate corporate existence of Seller Subsidiary shall terminate. The Subsidiary Merger shall in all respects have the effects provided in Section 1.5.

1.2 Effective Time. The Parent Merger shall become effective on the date and at the time that the Plan of Merger is filed with the Secretary of State of the State of Mississippi pursuant to Section 79-4-11.06 of the

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MBCA and a Certificate of Merger is filed with the Secretary of State of the State of Delaware pursuant to Section 252 of the DGCL substantially in the form attached hereto as Exhibit A (collectively, the “Parent Merger Documents”), unless a later date and time is specified as the effective time in such documents, provided that the parties shall cause the Parent Merger to be effective no later than the day following the date on which the Closing occurs (the “Effective Time”); provided, however, that in no event will the Parent Merger Documents be filed prior to January 3, 2005. The Subsidiary Merger shall become effective upon the later of the dates and times specified in the Certificate of Merger Approval issued by the Mississippi Commissioner of Banking and Consumer Finance (“MCB”) and the Certificate of Approval issued by the superintendent of the Alabama State Banking Department (“ASBD”) based on the Plan of Merger filed with the MCB and thereafter with the Mississippi Secretary of State and the Articles of Merger filed with the Alabama Secretary of State, respectively, substantially in the forms attached hereto as Exhibit B (collectively, the “Subsidiary Merger Documents” and together with the Parent Merger Documents, the “Merger Documents”). A closing (the “Closing”) shall take place at 10:00 a.m. on the fifth Business Day (the “Closing Date”) following the receipt of all necessary approvals and consents of any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign (“Governmental Entity”) and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Mergers specified in Article VI of this Agreement (other than the delivery of certificates, instruments and documents to be delivered at the Closing), at the offices of Acquiror, or at such other place, at such other time or on such other date as the parties may mutually agree upon, provided, however, that in no event shall the Closing occur prior to January 3, 2005. For purposes of this Agreement, a Business Day (“Business Day”) is any day that banks located in the State of Alabama or in the State of Mississippi are not permitted or required to be closed, except a Saturday or Sunday. At the Closing, there shall be delivered to Acquiror, Acquiror Sub, Seller and Seller Subsidiary the certificates and other documents required to be delivered under Article VI hereof.

1.3 The Articles of Incorporation and Bylaws of the Surviving Corporation and the Subsidiary Surviving Corporation. The Articles of Incorporation and the Bylaws of Acquiror and Acquiror Sub shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation and the Surviving Subsidiary Corporation, respectively, until thereafter changed or amended as provided therein or by applicable law.

1.4 Directors and Officers.

(a) Immediately after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of Acquiror, in office immediately prior to the Effective Time, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation. In addition, Acquiror agrees that two current board members of Seller’s board of directors reasonably acceptable to Acquiror shall be appointed to Acquiror’s board of directions immediately after the Effective Time. The officers of Acquiror shall, from and after the Effective Time, continue as the officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation.

(b) Immediately after the effective time of the Subsidiary Merger, the directors of the Subsidiary Surviving Corporation shall consist of the directors of Acquiror Sub, in office immediately prior to the effective time of the Subsidiary Merger, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Subsidiary Surviving Corporation. In addition, Acquiror and Acquiror Sub agree that two current board members of Seller Subsidiary’s board of directors reasonably acceptable to Acquiror shall be appointed to Acquiror’s board of directors immediately after the effective time of the Subsidiary Merger. The officers of Acquiror Sub shall, from and after the effective time of the Subsidiary Merger, continue as the officers of the Subsidiary Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Subsidiary Surviving Corporation.

Annex A-1 Page 6

1.5 Effect of the Mergers.

(a) At the Effective Time, the separate existence and corporate organization of Seller shall cease, and all right, title and interest in and to all real estate and other property owned by Seller shall be allocated to and shall be vested in Acquiror, as the surviving corporation, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities and obligations of Seller shall be allocated to Acquiror, as the surviving corporation, as primary obligors therefor and, except as set forth herein, no other person shall be liable therefor, and all proceedings pending by or against the Seller shall be continued by or against Acquiror, as the surviving corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be allocated to and vested in Acquiror, as the surviving corporation.

(b) At the effective time of the Subsidiary Merger, the separate existence and corporate organization of Seller Subsidiary shall cease, and all right, title and interest in and to all real estate and other property owned by Seller Subsidiary shall be allocated to and shall be vested in Acquiror Sub, as the surviving corporation, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities and obligations of Seller Subsidiary shall be allocated to Acquiror Sub, as the surviving corporation, as primary obligors therefor and, except as set forth herein, no other person shall be liable therefor, and all proceedings pending by or against Seller Subsidiary shall be continued by or against Acquiror Sub, as the surviving corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be allocated to and vested in Acquiror Sub, as the surviving corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

2.1 Conversion of Shares. All of the shares of Acquiror issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Parent Merger. The manner and basis of converting the shares of common stock, par value $0.01 per share, of Seller (the “Seller Common Stock”) upon consummation of the Mergers shall be as follows:

(a) At the Effective Time, by virtue of the Parent Merger and without any action on the part of Acquiror, Seller or the holders of Seller Common Stock:

(i) Subject to the other provisions of this Section 2.1, each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by Acquiror or any of the subsidiaries of Acquiror or Seller (other than in a fiduciary capacity) and shares held by Dissenting Stockholders (as defined below)) shall be converted into the right to receive the Merger Consideration. The “Merger Consideration” shall mean either (a) cash in the amount of the Price Per Share (as defined below), without interest (the “Cash Consideration”), (b) a share of Acquiror Common Stock (as defined below), rounded to the nearest six decimals, equal to the Exchange Ratio (the “Stock Consideration”), or (c) a combination of Cash Consideration and Stock Consideration in accordance with subparagraph (iii) of this Section 2.1. As used in this Agreement, the term “Price Per Share” equals $6.25, the term “Exchange Ratio” equals 0.20, and the term “Acquiror Common Stock” means the common stock, $5.00 per share par value, of the Acquiror.

(ii) The number of shares of Seller Common Stock to be converted into the right to receive Cash Consideration shall not be less than 35% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 2.1(a)) (the “Minimum Cash Election Number”) and shall not be greater than 40% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to

Annex A-1 Page 7

be cancelled pursuant to clause (x) of this Section 2.1(a)) (the “Maximum Cash Election Number”). For purposes of determining both the Minimum Cash Election Number and Maximum Cash Election Number, Dissenting Stockholders shall be deemed to have made a Cash Election (as defined below) unless such Dissenting Stockholders shall effectively withdraw or lose (through failure to perfect or otherwise) his right to payment as a dissenting shareholder under the DGCL at or prior to the Effective Time. The number of shares of Seller Common Stock to be converted into the right to receive Stock Consideration shall be not less than 60% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 2.1(a)) (the “Minimum Stock Election Number”) and not greater than 65% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 2.1(a)) (the “Maximum Stock Election Number”).

(iii) Subject to the proration and election procedures set forth in this Section 2.1(a), each holder of record of shares of Seller Common Stock (excluding any treasury shares, shares held by Acquiror or any of the subsidiaries of Acquiror or Seller (other than in a fiduciary capacity) and shares held by Dissenting Stockholders) will be entitled to elect to receive (a) Cash Consideration for all such shares (a “Cash Election”), (b) Stock Consideration for all of such shares (a “Stock Election”) or (c) Cash Consideration for 40% of such shares and Stock Consideration for 60% of such shares (a “Combination Election”). All such elections shall be made on a form designed for that purpose prepared by Acquiror and reasonably acceptable to Seller (a “Form of Election”). Holders of record of shares of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Seller Common Stock held by each such Representative for a particular beneficial owner.

(iv) Acquiror and Seller shall mail the Form of Election to all persons who are holders of Seller Common Stock on the record date for the Special Meeting (as defined below), on a date that is not less than 20 Business Days prior to the Effective Time, and thereafter Acquiror and Seller shall each use its reasonable efforts to (x) mail the Form of Election to all persons who become holders of Seller Common Stock during the period between the record date for the Special Meeting and 10:00 a.m., Decatur, Alabama time, on the date seven Business Days prior to the anticipated Effective Time and (y) make the Form of Election available to all Persons who become holders of Seller Common Stock subsequent to such day and no later than the close of business on the fifth Business Day prior to the Effective Time. A Form of Election must be received by the Exchange Agent in the manner described below no later than by the close of business on the Business Day which is four Business Days immediately prior to the Effective Time (the “Election Deadline”) in order to be effective. All elections will be irrevocable.

(v) Elections shall be made by holders of Seller Common Stock by mailing, faxing or otherwise delivering to the Exchange Agent (as defined below), in a manner acceptable to Acquiror, a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent. Acquiror will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The good faith decision of Acquiror (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Acquiror nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election.

(vi) A holder of Seller Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Combination Election. If Acquiror or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the holder of shares of Seller Common Stock making such purported Cash Election or Stock Election shall for purposes hereof be deemed to have made a Combination Election.

(vii) All shares of Seller Common Stock which are subject to Cash Elections are referred to herein as “Cash Election Shares.” All shares of Seller Common Stock which are subject to Stock Elections are referred to herein as “Stock Election Shares.” If, after the results of the Forms of Election are calculated,

Annex A-1 Page 8

the number of shares of Seller Common Stock to be converted into shares of Acquiror Common Stock exceeds the Maximum Stock Election Number, the Exchange Agent shall, after the Election Deadline but prior to the Effective Time, determine the number of Stock Election Shares which must be redesignated as Cash Election Shares in order to reduce the number of such shares to the Maximum Stock Election Number. All holders who have Stock Election Shares shall, on a pro rata basis, have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Maximum Stock Election Number and the Minimum Cash Election Number are achieved. If, after the results of the Forms of Election are calculated, the number of shares of Seller Common Stock to be converted into cash exceeds the Maximum Cash Election Number, the Exchange Agent, after the Election Deadline but prior to the Effective Time, shall determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the amount of such cash to the Maximum Cash Election Number. All holders who have Cash Election Shares shall, on a pro rata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Maximum Cash Election Number and the Minimum Stock Election Number are achieved. Notwithstanding the foregoing, no redesignation shall be effected for a holder who has made a Cash Election but, as a result of such redesignation, would receive fewer than 10 shares of Acquiror Common Stock in exchange for all of such holder’s shares of Seller Common Stock. In this event, the Cash Election Shares of the remaining holders of shares of Seller Common Stock shall be redesignated on a pro rata basis to achieve the Maximum Cash Election Number and the Minimum Stock Election Number. Holders who make Combination Elections will not be subject to the redesignation procedures described herein. Dissenting Stockholders who are deemed to have made Cash Elections shall not be subject to the redesignation procedure described herein. Acquiror or the Exchange Agent shall make in good faith all computations contemplated by this Section 2.1(a) and all such computations shall be conclusive and binding on the holders of Seller Common Stock.

(viii) [Reserved]

(ix) After the redesignation procedure, if any, set forth in Section 2.1(a)(vii) is completed, all Cash Election Shares and 40% of the shares of Seller Common Stock which are subject to Combination Elections shall be converted into the right to receive the Cash Consideration, and all Stock Election Shares and 60% of the shares of Seller Common Stock which are subject to Combination Elections shall be converted into the right to receive the Stock Consideration. Such certificates previously evidencing shares of Seller Common Stock shall be exchanged for (a) certificates evidencing the Stock Consideration, or (b) the Cash Consideration, multiplied in each case by the number of shares previously evidenced by the cancelled certificate, upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. Notwithstanding the foregoing, however, no fractional shares of Acquiror Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.1(b).

(x) Each share of Seller Common Stock held in the treasury of Seller and each share of Seller Common Stock owned by Acquiror or any subsidiary of Acquiror or Seller (other than in a fiduciary capacity) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(b) No certificates or scrip representing fractional shares of Acquiror Common Stock will be issued as a result of the Mergers. In lieu of the issuance of fractional shares pursuant to Section 2.1(a) of this Agreement, cash adjustments (without interest) will be paid to the holder of Seller Common Stock in respect of any fraction of a share of Acquiror Common Stock that would otherwise be issuable to such holder of Seller Common Stock, and the amount of such cash adjustment shall be determined by multiplying the fraction of a share of Acquiror Common Stock otherwise issuable by the average of the closing price of one share of Acquiror Common Stock for the 10 trading days immediately preceding the last trading day immediately prior to the Closing Date as reported by the American Stock Exchange, and no such holder shall be entitled to dividends, voting rights or any other right of stockholders in respect of any fractional share.

Annex A-1 Page 9

2.2 Exchange of Seller Common Stock Certificates.

(a) Registrar and Transfer Company shall serve as exchange agent (the “Exchange Agent”) in connection with the Parent Merger. The Exchange Agent shall provide appropriate stock certificate transmittal materials to the former holders of Seller Common Stock within ten (10) Business Days after the Effective Time (which transmittal materials shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates formerly representing shares of Seller Common Stock to the Exchange Agent) and instructions for use in effecting the surrender to the Exchange Agent of certificates of Seller Common Stock in exchange of the Merger Consideration. After the Effective Time, each holder of shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by Dissenting Stockholders) shall surrender for cancellation the certificate or certificates representing such shares to the Exchange Agent, together with a letter of transmittal duly executed and completed in accordance with the instructions thereto and any other documents reasonably required by the Exchange Agent or Acquiror, and promptly upon surrender of such certificates and other documents Exchange Agent on behalf of Acquiror shall deliver the Merger Consideration to each such holder in exchange for each such share, without interest. Each certificate for Seller Common Stock so surrendered and all transmittal materials shall be duly completed and endorsed as the Exchange Agent may require. Exchange Agent shall not be obligated to deliver the Merger Consideration to which any former holder of Seller Common Stock is entitled as a result of the Parent Merger until such holder surrenders his certificate or certificates representing shares of Seller Common Stock for exchange as provided in this Section 2.2. After the Effective Time, each certificate that represented outstanding shares of Seller Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions to which the former stockholders of Seller Common Stock may be entitled) to evidence only the right of the holder thereof to receive the Merger Consideration in exchange for each such share or as provided in Section 2.1 of this Agreement.

(b) Any Merger Consideration held by an Exchange Agent that remains undistributed to the former stockholders of Seller for twelve (12) months after the Effective Time shall be delivered to Acquiror upon demand, and any former stockholders of Seller who have not theretofore complied with this Section 2.2 shall thereafter look only to Acquiror for payment of their claims for cash, Acquiror Common Stock, any cash in lieu of fractional shares of Acquiror Common Stock or any dividends or distributions with respect to Acquiror Common Stock (all without any interest thereon).

(c) None of Acquiror, any subsidiary thereof or the Exchange Agent shall be liable to any former holder of Seller Common Stock for cash, shares of Acquiror Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Acquiror Common Stock delivered to public officials pursuant to any applicable abandoned property, escheat or similar law.

(d) From and after the Effective Time, the holders of certificates of Seller Common Stock shall cease to have any rights with respect to shares of Seller Common Stock represented thereby except as otherwise provided in this Agreement or by applicable law. All rights to receive the Merger Consideration issued upon conversion of the shares of Seller Common Stock pursuant to this Article II shall be deemed to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to such shares of Seller Common Stock.

(e) Promptly after the Effective Time, Acquiror shall deposit with the Exchange Agent (defined below) (i) cash in an amount equal to the aggregate Cash Consideration and cash sufficient to pay fractional shares of Acquiror Common Stock and (ii) certificates representing shares of Acquiror Common Stock equal to the aggregate Stock Consideration (such cash and shares of Acquiror Common Stock, together with any dividends or distributions with respect to such Acquiror Common Stock, the “Exchange Fund”) for the benefit of Seller’s stockholders.

(f) If any portion of the Merger Consideration is to be paid to a person other than the person in whose name a stock certificate for shares of Seller Common Stock (each a “Seller Stock Certificate”) so surrendered is registered, it shall be a condition to such payment that such Seller Stock Certificate shall be properly endorsed or

Annex A-1 Page 10

otherwise be in proper form for transfer, and the person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes (as defined in Section 3.7(c)) required as a result of such payment to a person other than the registered holder of such Seller Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Acquiror or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of the Seller Common Stock such amounts as Acquiror or the Exchange Agent is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by Acquiror or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of the Seller Common Stock in respect of whom such deduction and withholding was made by Acquiror or the Exchange Agent.

(g) After the Effective Time, there shall be no further registration or transfers of shares of the Seller Common Stock. If after the Effective Time, the Seller Stock Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

(h) In the event any of the Seller Stock Certificate(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Seller Stock Certificate(s) to be lost, stolen or destroyed and, if required by Acquiror or the Exchange Agent, the posting by such person of a bond in such sum as either of them may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Seller Stock Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Seller Common Stock represented by such lost, stolen or destroyed Seller Stock Certificate(s).

(i) The Exchange Agent shall invest the cash balances in the Exchange Fund in a demand deposit account or as directed by Acquiror. Any interest and other income resulting from such investments shall be paid to the Acquiror upon termination of the Exchange Fund pursuant to Section 2.2(b). Acquiror shall instruct the Exchange Agent to timely pay the Merger Consideration within ten (10) Business Days following the receipt of each letter of transmittal.

2.3 Dissenting Shares. No outstanding share of Seller Common Stock as to which the holder has exercised dissenters rights under the DGCL and did not vote for the adoption of this Agreement and the Parent Merger Documents shall be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. Seller shall give Acquiror prompt notice upon receipt by Seller of any such written demands for payment of the fair value of such shares of the Seller Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the DGCL (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”). Acquiror shall direct all negotiations and proceedings with respect to any such demands or notices. Seller shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of the Seller Common Stock shall be automatically converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement, without any interest thereon, as if such holder had made a Combination Election. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of the Seller Common Stock of such holder shall be automatically converted, on a share-by-share basis, into the right to receive the Merger Consideration, without any interest thereon, as if such holder had made a Combination Election.

2.4 Additional Actions. If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Seller and its proper officers and directors shall be deemed to have granted to the Surviving

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Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Seller or otherwise to take any and all such action.

2.5 Rights as Stockholders. Former stockholders of Seller and any other individuals or entities who or which are entitled to receive Acquiror Common Stock as a result of the Mergers will be able to vote after the Effective Time at any meeting of Acquiror stockholders or pursuant to any written consent procedure the number of whole shares of Acquiror Common Stock into which their shares of Seller Common Stock are converted, regardless of whether they have exchanged their Seller Stock Certificates. In addition, whenever a dividend is declared by Acquiror on the Acquiror Common Stock after the Effective Time, the declaration shall include dividends on all shares of Acquiror Common Stock issuable hereunder, but no stockholder will be entitled to receive his distribution of such dividends until physical exchange of such stockholder’s Seller Stock Certificates shall have been effected. Upon exchange of a stockholder’s Seller Stock Certificates, any such person shall be entitled to receive from Acquiror an amount equal to all dividends (without interest thereon less the amount of any taxes, if any, that may have been withheld, imposed or paid thereon) declared, and for which the payment has occurred, on the shares represented thereby; provided, however, that former stockholders of Seller shall not be entitled to receive any dividend on their Acquiror Common Stock with respect to any period for which Acquiror paid a dividend prior to the Effective Time.

2.6 Stock Transfer Records. Prior to the Effective Time, Seller shall continue to maintain its stock transfer records and to transfer and replace stock certificates in accordance with its existing policies and past practices with regard to such transfers and replacements. From and after the Effective Time, there shall be no transfers on the stock transfer books of Seller or Acquiror of shares of Seller Common Stock which were issued and outstanding immediately prior to the Effective Time.

2.7 Subsidiary Merger. At the effective time of the Subsidiary Merger, each share of common stock, par value $0.01 per share, of Seller Subsidiary (the “Seller Subsidiary Common Stock”) issued and outstanding immediately prior to the effective time of the Subsidiary Merger shall be automatically cancelled and the certificate or certificates therefor shall be surrendered and cancelled. There shall be no conversion, exchange or consideration for such Seller Subsidiary Common Stock. All of the shares of Acquiror Sub issued and outstanding immediately prior to the effective time of the Subsidiary Merger shall remain issued and outstanding after the effective time of the Subsidiary Merger and shall be unaffected by the Subsidiary Merger.

2.8 Seller Stock Options and Related Matters.

(a) As of the Effective Time, all rights with respect to Seller Common Stock issuable pursuant to the exercise of stock options granted by Seller under the Heritage Financial Holding Corporation Incentive Stock Compensation Plan (the “Stock Option Plan”), as well as any shares that are in the process of being purchased through the payroll deduction provisions of the Heritage Financial Holding Corporation Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) but have not yet been delivered (collectively “Outstanding Seller Stock Options,” and the Stock Option Plan and the Employee Stock Purchase Plan, collectively, the “Seller Stock Plans”), which are outstanding at the Effective Time, whether are not such Seller Stock Options are then exercisable, shall, subject to this Section, be assumed by Acquiror in accordance with the terms of the particular Seller Stock Plan under which such Seller Stock Options were issued and the agreement by which such Seller Stock Options are evidenced, except that from and after the Effective Time (i) Acquiror and its Compensation Committee shall be substituted for Seller and the Seller’s Compensation Committee administering the particular Seller Stock Plan, (ii) each Seller Stock Option assumed by Acquiror hereunder may be exercised solely for Acquiror Common Stock, (iii) the number of shares Acquiror Common Stock subject to such Seller Stock Option shall be equal to the number of shares Seller Common Stock subject to such Seller Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and (iv) the per share

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exercise price under each such Seller Stock Option shall be adjusted by dividing the per share exercise price under each such Seller Stock Option by the Exchange Ratio and rounding up to the nearest cent. The parties further agree that Seller shall be permitted, following the date of this Agreement, to amend the Stock Option Plan and any Nonqualified Stock Option Agreement of a director of Seller or Seller Subsidiary, as contemplated in Section 5.2(vi) herein.

(b) At all times after the Effective Time, Acquiror shall reserve for issuance such number of shares of Acquiror Common Stock as shall be necessary to permit the exercise of any converted or substitute Seller Stock Options. As soon as practicable after the Effective Time, if Acquiror has not already done so, and to the extent Seller shall have a registration statement in effect or an obligation to file a registration statement, Acquiror shall file a registration statement on Form S-8 (or any successor or appropriate form), with respect to the Acquiror shares subject to the assumed Seller Stock Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such assumed Seller Stock Options remain outstanding.

(c) The number of Acquiror shares subject to the converted or substituted Seller Stock Options and the exercise price therefore shall, from and after the date of this Agreement and the Effective Time, be subject to appropriate adjustment in the event of the occurrence of any transaction described in Section 5.17 hereof if the record date with respect to such transaction is on or after the date of this Agreement or the Effective Time, respectively.

(d) Each Seller Stock Option which is an incentive stock option as defined in Section 422 of the Code shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Acquiror and Seller agree to take all steps necessary to effectuate the foregoing provisions of this Section 2.4(d).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and Seller Subsidiary, jointly and severally, make the representations and warranties to Acquiror and Acquiror Sub contained in this Article III, except as set forth in the disclosure schedule attached hereto as Exhibit C (the “Seller Disclosure Schedule”). The Seller Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article III. Disclosure in any section of the Disclosure Schedule shall be effectively made whether or not expressly excepted in the corresponding section of this Agreement. The following statements are made as of the date of this Agreement. The phrase “provide to Acquiror”, “delivered to Acquiror” or “made available to Acquiror” or any phrase of similar import means that Seller or Seller Subsidiary has delivered, provided access to or made certain items available for review and copying, or that such items are available on www.sec.gov, to Acquiror, Acquiror Sub or their counsel. For purposes of this Article III, the phrase “to the Knowledge of Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of the senior executive officers (i.e., the senior vice president level and up) of Seller and Seller Subsidiary after reasonable investigation.

3.1 Corporate Organization.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Seller Material Adverse Effect. The term

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“Seller Material Adverse Effect” shall mean a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiary taken as a whole, other than (i) the impact of actions or omissions of Seller or any of the Subsidiaries (as defined below) taken with the prior written consent of Acquiror in contemplation of the transactions contemplated by this Agreement; (ii) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings institutions industries; (iii) changes in generally accepted accounting principles; (iv) expenses incurred in connection with this Agreement and the Mergers including payments to be made pursuant to employment and severance agreements and the termination of other benefit plans; (v) changes attributable to or resulting from changes in general economic conditions generally affecting financial institutions including changes in interest rates; or (vi) changes attributable to or resulting from conditions affecting the United States economy as a whole. Seller is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and complete copies of the certificate of incorporation, articles of incorporation and bylaws, as applicable, of Seller and the Seller Subsidiary as in effect on the date hereof have been delivered to Acquiror.

(b) The only direct or indirect subsidiaries of Seller are Seller Subsidiary, Heritage Insurance Agency, LLC, an Alabama limited liability company (“Insurance Subsidiary”), Heritage Financial Statutory Trust I, a Connecticut statutory trust (“Heritage Trust” and together with Seller Subsidiary and the Insurance Subsidiary, the “Subsidiaries”). The Seller Subsidiary (i) is duly organized and validly existing and in good standing under the laws of the State of Alabama, (ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Seller Material Adverse Effect. Other than the Subsidiaries, Seller does not own or control, directly or indirectly, a 5% or greater equity interest in any corporation, company, association, partnership, joint venture, trust or other entity.

(c) Heritage Trust is (i) duly organized and validly existing and in good standing as a statutory business trust under the laws of the State of Connecticut; (ii) has the trust power and authority to own all of its assets and properties and to conduct business as it is now being conducted; and (iii) is duly licensed and qualified and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Seller Material Adverse Effect. The Seller has made available to Acquiror a complete and correct copy of Heritage Trust’s certificate of trust and all governing instruments in effect as of the date hereof.

(d) The Insurance Subsidiary (i) is duly organized and validly existing and in good standing under the laws of the State of Alabama; (ii) has the limited liability company power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted; and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Seller Material Adverse Effect.

3.2 Capitalization.

(a) The authorized capital stock of Seller consists of 40,000,000 shares of the Seller Common Stock, of which 10,530,109 are issued and outstanding and zero shares are held in treasury as of the date hereof, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. The authorized capital stock of Seller Subsidiary consists of 15,000,000 shares of Seller Subsidiary Common Stock of which 100 are issued and outstanding. All issued and outstanding shares of capital stock of Seller and all issued and outstanding shares of capital stock of the Seller Subsidiary have been duly authorized and validly

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issued and are fully paid, non-assessable and free of preemptive rights. Except as set forth in the Seller Disclosure Schedule 3.2(a), all of the outstanding shares of capital stock of the Seller Subsidiary are owned by Seller free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Except for Outstanding Seller Stock Options to purchase 1,852,500 shares of the Seller Common Stock which have been granted prior to the date hereof pursuant to the Stock Option Plan and 7,375 shares pursuant to the Employee Stock Purchase Plan, neither Seller nor the Seller Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Seller or the Seller Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.

(b) Seller has made all required contributions pursuant to the governing instruments of Heritage Trust. Seller holds 100% of the Common Securities (as that term is defined in the Indenture, dated as of February 22, 2001, between Seller and State Street Bank and Trust Company (the “Indenture”)) of Heritage Trust, free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Neither Seller nor Heritage Trust has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of trust securities or any securities representing the right to purchase or otherwise receive any shares of such trust securities or any securities convertible into or representing the right to purchase or subscribe for any such securities.

(c) Except as set forth in Seller Disclosure Schedule 3.2(c), all of the outstanding membership interests in the Insurance Subsidiary have been validly issued and are owned by Seller Subsidiary free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Neither Seller nor the Insurance Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any membership interest in the Insurance Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such membership interest or any securities convertible into or representing the right to purchase or subscribe for any such membership interest.

3.3 Authority; No Violation.

(a) Subject to the approval of this Agreement and the Merger Documents, as applicable, and the transactions contemplated hereby and thereby by the stockholders of Seller and Seller Subsidiary, Seller and Seller Subsidiary have all requisite corporate power and authority to execute and deliver this Agreement and the Merger Documents, as applicable, and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Merger Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Boards of Directors of Seller and Seller Subsidiary, as applicable. Except for the approval of Seller’s stockholders of this Agreement, the Parent Merger Documents and the transactions contemplated hereby and thereby, no other corporate proceedings on the part of Seller are necessary to consummate the transactions so contemplated. Except for the approval of Seller Subsidiary’s stockholders of this Agreement, the Subsidiary Merger Documents and the transactions contemplated hereby and thereby, no other corporate proceedings on the part of Seller Subsidiary are necessary to consummate the transactions so contemplated. This Agreement and the Merger Documents have been, or will be, duly and validly executed and delivered by Seller and Seller Subsidiary, as applicable, and constitute, or will constitute upon execution and delivery thereof, valid and binding obligations of Seller and Seller Subsidiary, as applicable, enforceable against Seller and Seller Subsidiary, as applicable, in accordance with and subject to their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance and injunctive relief) is within the discretion of the court before which any proceeding may be brought.

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(b) Except as set forth Seller Disclosure Schedule 3.3(b), none of the execution and delivery of this Agreement and the Merger Documents by Seller or Seller Subsidiary, as applicable, nor the consummation by Seller or Seller Subsidiary of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, or compliance by Seller or Seller Subsidiary with any of the terms or provisions hereof or thereof, will (i) violate any provision of the certificate of incorporation, articles of incorporation or bylaws, as applicable, of Seller or the Seller Subsidiary; (ii) violate any provision of the certificate of trust or the applicable governing instruments of Heritage Trust; (iii) assuming that the consents and approvals set forth below or listed in Seller Disclosure Schedule 3.3(b) are duly obtained, violate any (aa) statute, code, ordinance, rule or regulation, except for such violations that could not reasonably be expected to result in a Seller Material Adverse Effect, or (bb) any judgment, order, writ, decree or injunction applicable to Seller or the Subsidiaries or any of their respective properties or assets; or (iv) assuming the consents and approvals set forth below or listed in Seller Disclosure Schedule 3.3(b) are obtained, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Seller or the Subsidiaries under any of the terms, conditions or provisions of the Seller Agreements (as defined in Section 3.13 below) or any note, bond, mortgage, indenture, guarantee, deed of trust or lease to which Seller or the Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected. Except as set forth in Seller Disclosure Schedule 3.3(b) and for consents and approvals of or filings or registrations with or notices to the Secretary of State of the State of Mississippi, the Secretary of State of the State of Delaware, applicable state and federal securities commissions, agencies and other similar regulatory bodies, the Federal Reserve Board (the “FRB”), the Federal Deposit Insurance Corporation (the “FDIC”), the ASBD, the MCB, and the stockholders of Seller and Seller Subsidiary, no consents or approvals of or filings or registrations with or notices to any Governmental Entity or non-governmental third party are required on behalf of Seller or Seller Subsidiary in connection with (a) the execution and delivery of this Agreement and the Merger Documents by Seller or Seller Subsidiary, as applicable, (b) the consummation by Seller of the Parent Merger and the other transactions contemplated hereby and by the Parent Merger Documents, and (c) the consummation by Seller Subsidiary of the Subsidiary Merger and the other transactions contemplated hereby by the Subsidiary Merger Documents, except in such case for consents the failure of which to obtain would not reasonably be expected to result in a Seller Material Adverse Effect.

(c) Seller and Seller Subsidiary have taken all action required to be taken by them in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “supermajority,” “affiliate transactions,” “business combination” or other state antitakeover laws and regulations (collectively, “Takeover Laws”).

3.4 Financial Statements.

(a) Seller has previously delivered to Acquiror copies of the audited consolidated balance sheets of Seller as of December 31, 2003, 2002 and 2001 and the related consolidated statements of comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2003, 2002 and 2001, in each case accompanied by the audit reports of Schauer Taylor Cox Vise Morgan & Fowler, P.C., independent public accountants, except that the December 31, 2003 financials are accompanied by the audit report of Porter Keadle Moore, LLP, independent public accountants, as well as the unaudited consolidated balance sheet of Seller as of March 31, 2004 and the related unaudited consolidated statements of comprehensive income, changes in shareholders’ equity and cash flows for the three months ended March 31, 2004. The consolidated financial statements of Seller referred to herein (including the related notes, where applicable), as well as the consolidated financial statements contained in the reports of Seller to be delivered by Seller pursuant to Section 5.5 hereof, fairly present or will fairly present, as the case may be, in all material respects the consolidated financial condition of Seller as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders’ equity and cash flows (including the related notes, where applicable) fairly present or

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will fairly present, as the case may be, in all material respects the results of the consolidated operations, changes in stockholders’ equity and cash flows of Seller for the respective periods or as of the respective dates set forth therein (it being understood that Seller’s interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which were, at the time, in the opinion of Seller, necessary for a fair presentation of such financial statements).

(b) Each of the financial statements referred to in this Section 3.4 (including the related notes, where applicable) has been or will be, as the case may be, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved. The books and records of Seller and the Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

(c) Except to the extent set forth in Seller Disclosure Schedule 3.4(c) or reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of Section 3.4(a) or the notes thereto or liabilities incurred since December 31, 2003 in the ordinary course of business and consistent with past practice (none of which arises from breach of any contract or agreement, breach of warranty, tort, infringement, violation of any applicable federal, state or local law or ordinance or any litigation or other proceeding or is otherwise a “loss contingency” within the meaning of Statement of Financial Accounting Standards No. 5), neither Seller nor the Subsidiaries has any obligation or liability, whether absolute, accrued, contingent or otherwise, that is material to the business, result of operations, assets or financial condition of Seller and the Subsidiaries taken as a whole.

3.5 Absence of Certain Changes or Events. There has not been any material adverse change in the business, operations, prospects, assets or financial condition of Seller and the Subsidiaries taken as a whole since December 31, 2003, other than: (i) any change in banking or similar laws, rules or regulations of general applicability to banks or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally applicable to the banking industry; (iii) reasonable expenses incurred in connection with the transactions contemplated hereby; and (iv) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

3.6 Legal Proceedings. Except as set forth on Seller Disclosure Schedule 3.6, neither Seller nor the Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Seller, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Seller or the Subsidiaries. Except as set forth on Seller Disclosure Schedule 3.6, neither Seller nor the Subsidiaries is a party to any order, judgment or decree which adversely affects the business, results of operations, assets or financial condition of Seller and the Subsidiaries taken as a whole.

3.7 Taxes and Tax Returns.

(a) Each of Seller and the Subsidiaries has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements (“Returns”) required to be filed or sent by or with respect to them in respect of any Taxes (as hereinafter defined) and has duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and are set forth on Seller Disclosure Schedule 3.7(a)) and (ii) have not finally been determined. Seller and the Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable, whether or not disputed or accrued, as applicable. Except as set forth in Seller Disclosure Schedule 3.7(a), (i) the federal income tax returns of Seller and the Subsidiaries have not been examined by the Internal Revenue Service (the “IRS”) (or are closed to examination due to the expiration of the applicable statute of limitations), and (ii) the Alabama, Connecticut and Delaware franchise tax returns of Seller and the Subsidiaries, as applicable, respectively, have not been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been

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resolved and paid in full. All Returns filed (and until the Effective Time to be filed) are or will be, as applicable, complete and accurate in all material respects. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted in writing for, Taxes or assessments upon Seller or the Subsidiaries, and no taxing authority has given written notice of the commencement of any audit, examination or deficiency action. Neither Seller nor the Subsidiaries has given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

(b) Except as set forth in Seller Disclosure Schedule 3.7(b), neither Seller nor the Subsidiaries (i) has requested any extension of time within which to file any Return which Return has not since been filed; (ii) is a party to any written or unwritten agreement, arrangement or understanding providing for the allocation or sharing of, or indemnification with respect to, Taxes; (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Seller or the Subsidiaries (nor does Seller or Seller Subsidiary have any Knowledge that the IRS has proposed any such adjustment or change of accounting method); (iv) has been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355(a) of the Code within the past five years; (v) has ever been a member of a consolidated, combined or unitary Tax group (other than a group of which Seller is or was the common parent); or (vi) has ever engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(c) For purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies or other assessments imposed by any taxing authority (domestic or foreign), including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

(d) No liens for Taxes exist with respect to any of the assets or properties of Seller or the Subsidiaries, except for liens for Taxes not yet due and payable.

(e) Neither Seller nor any of the Subsidiaries is, or has been, an S corporation within the meaning of Section 1361(a) of the Code.

(f) None of the assets of Seller or the Subsidiaries (i) is tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt the interest on which is exempt under Section 103(a) of the Code or (iii) is property that is required to be treated as being owned by a person (other than Seller or the Subsidiaries) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately before the enactment of the Tax Reform Act of 1986.

(g) Neither Seller nor any of the Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that economically accrued in a taxable period ending on or before the Effective Time as a result of the installment method of accounting, the completed contract method of accounting, any method of reporting revenue from contracts which are required to be reported on the percentage of completion method (as defined in Section 460(b) of the Code) but that were reported using another method of accounting, or any other method of accounting.

(h) Neither Seller nor any of the Subsidiaries is a party to any contract or plan which, individually or collectively with respect to any person, could give rise to the payment of any amount that would not be deductible by Seller or any of the Subsidiaries, by reason of Section 162(a)(1), 162(m) or 280G of the Code.

(i) Neither Seller nor any of the Subsidiaries is a partner or a member of any partnership or joint venture, or any other entity classified as a partnership for federal income tax purposes.

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(j) Seller and the Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

3.8 Employee Benefit Plans.

(a) Each employee benefit plan or arrangement of Seller or the Seller Subsidiary which is an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is listed in Seller Disclosure Schedule 3.8(a) and each bonus, deferred compensation, pension (including an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”)), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plan, employment or severance contract and all other employee benefit plans, practices or arrangements that cover current or former officers or employees (“Employees”) or current or former directors of Seller and the Seller Subsidiary, whether individually or in the aggregate or by group or class, whether written or unwritten, qualified or non-qualified, including all amendments, supplements or other related documents thereto, are listed in Seller Disclosure Schedule 3.8(a) (the “Seller Plans”). Seller has previously furnished to Acquiror true and complete copies or descriptions of each Seller Plan together, if applicable, with (i) the most recent actuarial and financial reports prepared with respect to any qualified Seller Plans, (ii) the three most recent annual reports filed with any Governmental Entity, and (iii) all rulings and determination letters and a description of any open requests for rulings or letters that pertain to any qualified Seller Plans.

(b) Each Seller Plan has been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Each Seller Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code. As of the date hereof, there is no pending or, to Seller’s Knowledge, threatened claim, administrative proceeding or litigation relating to any Seller Plan except claims for benefits arising in the ordinary course of the administration of such plans. Neither Seller nor the Seller Subsidiary has engaged in a transaction with respect to any Seller Plan subject to ERISA (an “ERISA Plan”) that could subject Seller or the Seller Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither Seller nor the Seller Subsidiary has incurred a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA. No liability under Title IV of ERISA has been incurred by Seller or the Seller Subsidiary, with respect to a Seller Plan currently or formerly maintained by any of them, or the single-employer plan of any entity (“ERISA Affiliate Plan”) which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (“ERISA Affiliate”). No plan which is subject to Title IV of ERISA has ever been sponsored, maintained or contributed to by Seller or any ERISA affiliate of Seller. Seller and the Seller Subsidiary have neither contributed to nor been obligated to contribute to any “multi-employer plan” within the meaning of Section 3(37) of ERISA, regardless of whether based on contributions of an ERISA Affiliate.

(c) All contributions required to be made by Seller or the Seller Subsidiary under the terms of any of their Seller Plans, as of the date hereof, have been timely made or have been reflected on their financial statements referred to in Section 3.4. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither Seller nor the Seller Subsidiary has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code.

(d) Except as disclosed in Seller Disclosure Schedule 3.8(d), neither Seller nor the Seller Subsidiary has any obligation to provide health and life benefits under any Seller Plan for any period after the termination of

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employment, except as may be required by Section 4980B of the Code or Section 601 of ERISA. Seller and the Seller Subsidiary may amend or terminate any health or life benefit plan maintained by Seller or the Seller Subsidiary at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(e) Except as disclosed in Seller Disclosure Schedule 3.8(e), there has been no amendment to, announcement by Seller or the Seller Subsidiary relating to, or change in employee participation or coverage under, any Seller Plan which would increase the expense of maintaining such Seller Plan above the level of the expense incurred therefor for the most recent fiscal year. Except as set forth in Seller Disclosure Schedule 3.8(e), neither the execution of this Agreement, approval of this Agreement by the stockholders of Seller or Seller Subsidiary nor the consummation of the transactions contemplated hereby (individually or in conjunction with any other event) will (i) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits or increase in the amounts payable or result in any other material obligation pursuant to any Seller Plan; (ii) limit or restrict their right or, after the consummation of the transactions contemplated hereby, the right of Acquiror (as defined in Section 5.13(a)(1)) to merge, amend or terminate any Seller Plan; (iii) entitle any Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof; (iv) result in any payment under any Seller Plan which would not be deductible under Section 162(m) or Section 280G of the Code; or (v) cause Seller or any of the Subsidiaries to record additional compensation expense on their income statements with respect to any outstanding stock option or other equity-based award.

(f) Except as set forth on Seller Disclosure Schedule 3.8(f), with respect to each Seller Plan that is subject to Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; and (ii) the fair market value of the assets of each Seller Plan equals or exceeds the termination liabilities of such plan.

3.9 Regulatory Reports.

(a) Seller has previously delivered or made available to Acquiror an accurate and complete copy of each final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication (other than general advertising materials), report or statement filed pursuant to the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended (the “1934 Act”), or mailed by Seller to its stockholders as a class since January 1, 2002, and each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, report or statement, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date filed publicly shall be deemed to modify information as of an earlier date. To the Knowledge of Seller, there is no fact or circumstance that, individually or in the aggregate, materially and adversely has affected, is so affecting or could reasonably be expected in the future to so affect, the business, financial condition, properties or results of operations of Seller and the Seller Subsidiary, taken individually or as a whole, that is required to be disclosed under the 1933 Act or the 1934 Act but has not been disclosed in such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, report or statement.

(b) Seller and the Seller Subsidiary have duly filed with the ASBD, the FDIC and the FRB in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and, to the extent not prohibited by law, Seller has delivered or made available to Acquiror accurate and complete copies of such reports. Seller Disclosure Schedule 3.9 lists all examinations of Seller and the Subsidiaries conducted by the applicable bank regulatory authorities since January 1, 2000 and the dates of any responses submitted thereto. Except as set forth in Seller Disclosure Schedule 3.9(b), in connection with the most recent examinations of

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Seller or the Subsidiaries by the applicable bank regulatory authorities, neither Seller nor any of the Subsidiaries was required to correct or change any action, procedure or proceeding which Seller or the Seller Subsidiary believes has not been now corrected or changed as required.

3.10 Seller Information. None of the information relating to Seller and the Subsidiaries to be provided by Seller or the Seller Subsidiary for use in the registration statement/proxy statement on Form S-4 to be filed by Acquiror with the Securities and Exchange Commission (the “Commission”) in connection with the solicitation of the approval of this Agreement, the Parent Merger Documents and the transactions contemplated hereby and thereby by the stockholders of Seller, as amended or supplemented (or on any successor or other appropriate schedule or form) (the “Registration Statement”) will, as of the date such Registration Statement is mailed to the stockholders of Seller and at the time of Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except that this representation shall not apply to any information in the Registration Statement supplied by Acquiror for use therein), provided that information as of a later date shall be deemed to modify information as of an earlier date.

3.11 Compliance with Applicable Law.

(a) Each of Seller, the Seller Subsidiary and Heritage Trust has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted, except for such permits, licenses, certificates of authority, orders, approvals, filings, applications and registrations the failure of which to obtain would not have a Seller Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of Seller, no suspension or cancellation of any of the same is threatened.

(b) Neither Seller nor any of the Subsidiaries is in violation of its respective certificate of incorporation, articles of incorporation, any other governing instrument or bylaws, or (i) of any applicable federal, state or local law or ordinance, except in each case for violations and defaults which have not had and could not reasonably be expected to have a Seller Material Adverse Effect, or (ii) any order, rule or regulation of any Governmental Entity, or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, regulation or demand of any Governmental Entity. Neither Seller nor any of the Subsidiaries has received any written notice from any Governmental Entity asserting that Seller or any of the Subsidiaries is in violation of any of the foregoing. Except as set forth in Seller Disclosure Schedule 3.11(b), neither Seller nor any of the Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks issued by Governmental Entities), and none of them has received any written communication requesting that they enter into any of the foregoing.

3.12 Deposit Insurance and Other Regulatory Matters. The deposit accounts of Seller Subsidiary are insured by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended (the “FDIA”), and the Seller Subsidiary has paid all premiums and assessments required by the FDIA and the regulations thereunder. No action, suit or proceeding is pending or, to the Knowledge of Seller, has been threatened by the FDIC against Seller or the Subsidiaries with respect to the termination of such insurance.

3.13 Certain Contracts.

(a) Except as disclosed in Seller Disclosure Schedule 3.13(a), neither Seller nor any of the Subsidiaries is a party to, is bound or affected by, receives or is obligated to pay benefits under (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument relating to the borrowing of money by Seller or any of the Subsidiaries or the guarantee by Seller or any of the Subsidiaries of any obligation except for deposit liabilities and federal funds purchased in the ordinary course of business; (ii) any agreement, arrangement

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or commitment relating to the employment of a consultant or the employment, retirement, election or retention in office of any present or former director, officer or employee of Seller or any of the Seller Subsidiaries (other than those which are terminable at will without any further amounts being payable thereunder as a result of termination by Seller or Seller Subsidiary; (iii) any contract, agreement or understanding with a labor union; (iv) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Seller or any of the Seller Subsidiaries upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (v) any agreement, arrangement or understanding to which Seller or any of the Subsidiaries is a party or by which any of the same is bound which limits the freedom of Seller or any of the Subsidiaries to compete in any line of business or with any person, or that involve any restriction of the geographic area in which, or method by which, they may carry on their business (other than as may be required by law or any regulatory agency); (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the FDIC, the FRB or any other regulatory agency; (vii) any joint venture, partnership or similar agreement, arrangement or understanding providing for the sharing of profits, losses, costs or liabilities by Seller or any of the Subsidiaries with any other person; or (viii) any other agreement, arrangement or understanding to which Seller or any of the Subsidiaries is a party and which is material to the business, results of operations, assets or financial condition of Seller and the Subsidiaries taken as a whole (excluding loan agreements or agreements relating to deposit accounts); in each of the foregoing cases whether written or oral; (each such agreement listed, or required to be listed, in this Section 3.13(a) is referred to herein as a “Seller Agreement”). Neither Seller nor any of the Subsidiaries has any obligation to make any additional capital contributions with respect to any matter described in clause (vii) of Seller Disclosure Schedule 3.13(a).

(b) Neither Seller nor any of the Subsidiaries is in default or in non-compliance under any Seller Agreement and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance. Each Seller Agreement is legal, valid, binding and enforceable against Seller or applicable Subsidiary and, to the Knowledge of Seller, the other parties thereto in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the court before which any proceeding may be brought. With respect to each Seller Agreement, such Seller Agreement is in full force and effect in accordance with its terms; all rents and other monetary amounts that may have become due and payable thereunder have been paid.

3.14 Properties and Insurance.

(a) All real property and material items of personal property owned by Seller or the Seller Subsidiary or presently used by either of them in their respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Seller and the Subsidiary in the ordinary course of business consistent with their past practices. Seller and the Seller Subsidiary have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Seller’s consolidated unaudited balance sheet as of March 31, 2004 or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 2004), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated balance sheet or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated balance sheet; (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith; (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, results of operations, assets or financial condition of Seller and the Seller Subsidiary taken as a whole; and (iv) with respect to owned real property, (x) easements, rights-of-way, covenants, consents, restrictions, encroachments, variations and other restrictions, charges or encumbrances (whether recorded or not) that do not interfere materially with the ordinary course of Seller’s business or the business of any Subsidiary,

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(y) building restrictions, zoning laws and other statutes, laws, rules, regulations, ordinances, and restrictions, now or at any time hereafter adopted by any governmental authority having jurisdiction that do not materially interfere with the ordinary course of Seller’s business or the business of any Subsidiary, or (z) title imperfections noted in title reports delivered to Acquiror prior to the date hereof. Seller and the Seller Subsidiary as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all respects as presently occupied, used, possessed and controlled by Seller and the Seller Subsidiary. Seller Disclosure Schedule 3.14(a) sets forth an accurate listing of each lease pursuant to which Seller or the Seller Subsidiary acts as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same. Neither Seller nor the Seller Subsidiary has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

(b) Seller Disclosure Schedule 3.14(b) sets forth a list of all policies of fire, theft, public liability and other insurance (including, without limitation, fidelity bonds insurance) maintained by Seller and the Seller Subsidiary at the date thereof. The business operations and all insurable properties and assets of Seller and the Seller Subsidiary are insured for their benefit against all risks which, to the Knowledge of Seller, should be insured against, in each case, under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are, to the Knowledge of Seller, adequate for the business engaged in by Seller and the Seller Subsidiary. As of the date hereof, neither Seller nor the Seller Subsidiary has received any written notice of cancellation or written notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed, and all material claims thereunder have been or will be filed in a timely fashion.

(c) The sole assets of Heritage Trust are all of the 10.20% Junior Subordinated Deferrable Interest Debentures due 2031 authorized and issued by Seller pursuant to the Indenture.

3.15 Environmental Matters. For purposes of this Agreement, the following terms shall have the indicated meaning:

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term “Environmental Law” includes (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local laws, and (2) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any regulated material containing any such substance as a component. Hazardous Substances include, without limitation, petroleum (including crude oil or any fraction thereof), asbestos, radioactive material and polychlorinated biphenyls.

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“Loan Portfolio Properties and Other Properties Owned” means those properties owned, leased or operated by a person or its subsidiaries or those properties which serve as collateral for loans owned by a person or its subsidiaries.

(a) Except as set forth on Seller Disclosure Schedule 3.15, neither Seller nor the Seller Subsidiary has been or is in violation of or liable under any Environmental Law.

(b) Except as set forth on Seller Disclosure Schedule 3.15 to the Knowledge of Seller, none of the Loan Portfolio Properties and Other Properties Owned by Seller or the Seller Subsidiary has been or is in violation of or liable under any Environmental Law.

(c) Except as set forth on Seller Disclosure Schedule 3.15, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or, or to the Knowledge of Seller threatened, relating to the Loan Portfolio Properties and Other Properties Owned by Seller or the Seller Subsidiary under any Environmental Law, including any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.

3.16 Allowance for Loan Losses and Real Estate Owned. The allowance for loan losses reflected on Seller’s consolidated balance sheets included in the consolidated financial statements referred to in Section 3.4 hereof was, at the time recorded, or will be in the case of subsequently delivered financial statements, as the case may be, to the Knowledge of Seller, adequate in all material respects as of their respective dates under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans net of recoveries. The real estate owned reflected on the consolidated balance sheets included in the consolidated financial statements referred to in Section 3.4 hereof was, at the time recorded, or will be in the case of subsequently delivered financial statements, as the case may be, carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by GAAP.

3.17 Minute Books. Since January 1, 2000, the minute books, including any attachments thereto, of Seller and the Seller Subsidiary contain complete and accurate records in all material respects of all meetings and other material corporate action held or taken by their respective Boards of Directors (including committees of their respective Boards of Directors) and stockholders. The trustees of Heritage Trust hold and maintain written records of all meeting and actions required to be held and recorded pursuant to the governing instruments of the trust.

3.18 Affiliate Transactions. Except for (i) deposit agreements entered into in the ordinary course of business with customers of Seller Subsidiary; (ii) obligations under employee benefit plans set forth on Seller Disclosure Schedule 3.8(a); and (iii) obligations disclosed in Seller Disclosure Schedule 3.18, and except as specifically contemplated by this Agreement, since January 1, 2000, neither Seller nor any of the Subsidiaries has engaged in or agreed to engage in (whether in writing or orally) any transaction with any “affiliate,” as such term is defined in Rule 405 under the 1933 Act.

3.19 Internal Controls; Disclosure Controls. Seller and the Subsidiaries have maintained a system of internal accounting controls sufficient to provide reasonable assurances that (a) all material transactions are executed in accordance with management’s general or specific authorizations, (b) all material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to Seller’s material assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences. To the extent required, Seller and the Subsidiaries have devised and maintained a system of disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act sufficient to insure that information required to be disclosed by Seller in the reports that it files or submits under the 1934 Act is accumulated and communicated to Seller’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

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3.20 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements (collectively, the “Risk Management Instruments”), whether entered into for Seller’s own account or for the account of one or more of the Seller Subsidiary or its customers, were entered into (i) to the Knowledge of Seller, in accordance with all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of the Risk Management Instruments constitutes the valid and legally binding obligation of Seller or the Seller Subsidiary, enforceable in accordance with the terms of such Risk Management Instrument (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court), and is in full force and effect. Seller and the Seller Subsidiary have duly performed in all material respects all of their material obligations under Risk Management Instruments to the extent such obligations to perform have accrued; and there are no material breaches, violations or defaults, or allegations or assertions of any material breaches, violations or defaults, by any party thereunder.

3.21 Fairness Opinion. As of the date of this Agreement, Seller has received the written opinion, dated the date of this Agreement, of its financial advisor, Sterne, Agee & Leach, Inc., to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of Seller Common Stock. Seller has furnished an accurate and complete copy of such opinion to Acquiror.

3.22 Broker Fees. Except as set forth in Seller Disclosure Schedule 3.22, none of Seller, the Seller Subsidiary or any of the respective directors or officers of such companies has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

3.23 Loans. All of the loans on the books of Seller and the Seller Subsidiary, in the original principal amount of $25,000 and above, are valid and properly documented in all material respects and were made in the ordinary course of business, and the security therefor, if any, is valid and properly perfected in all material respects, and no collateral has been released from the lien granted to Seller and the Seller Subsidiary with respect to any such loans unless approved by Seller and the Seller Subsidiary and documented in their files. Neither the terms of such loans nor any of the loan documentation nor the manner in which such loans have been originated, administered and serviced nor Seller’s procedures and practices of approving or rejecting loan applications violates in any material respect any law applicable thereto. Seller and the Seller Subsidiary have full power and authority to hold such loans and have good and valid title to all such loans, free and clear of any liens, and the principal balance of each such loan as shown on the books and records of Seller and the Seller Subsidiary is true and correct as of the last date shown thereon. Seller and the Seller Subsidiary have complied in all material respects with all of their obligations under such loans as to which compliance is required as of the Effective Time; and to the Knowledge of Seller, each such loan is enforceable against the obligor(s) thereunder in accordance with its terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws from time to time in effect relating to or affecting the enforcement of the rights of creditors of FDIC-insured institutions or the enforcement of creditors’ rights generally; and (ii) general principles of equity (whether applied in a court of law or in equity). All such loans will continue in full force and effect immediately after the Effective Time, other than any loans that are paid or otherwise satisfied in full after the date hereof and prior to the Effective Time. For purposes of this Section 3.23, the term “loans” includes, without limitation, the documents relating in any way to such loans, including, without limitation, notes, mortgages, security instruments and guaranties. Notwithstanding the foregoing, no representation or warranty is made as to the sufficiency of collateral security or to the collectibility of such loans.

3.24 Investments. Except for securities pledged for reverse repurchase agreements, interest rate swap, cap and floor contracts or pledged to secure public trust funds and except as set forth on Seller Disclosure Schedule 3.24, none of the investments reflected in the audited consolidated balance sheet of Seller as of December 31, 2003 under the heading “Investment securities available-for-sale,” and none of the investments by Seller and the Subsidiaries

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since December 31, 2003, and none of the assets reflected in the audited consolidated balance sheet of Seller as of December 31, 2003 or in any unaudited consolidated balance sheet of Seller furnished to Acquiror after December 31, 2003 under the heading “Cash and due from Banks” is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Seller or any of the Subsidiaries freely to dispose of such investment at any time. With respect to all repurchase agreements of which Seller or any of the Subsidiaries is a party, Seller or any of the Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of the debt secured by such collateral under such agreement.

3.25 Employees; Compensation. Seller has disclosed on Seller Disclosure Schedule 3.25 a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of (i) each director and employee of Seller and Seller Subsidiary, (ii) each independent contractor, consultant and agent of Seller and Seller Subsidiary who has received or is entitled to payments and/or benefits of $25,000 or more on an annual basis during fiscal year 2003 or who is proposed to receive or be entitled to payments and/or benefits of $25,000 or more on an annual basis during fiscal year 2004, and (iii) each other person to whom Seller or the Seller Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

3.26 Tax and Regulatory Matters. Neither Seller nor any of the Subsidiaries has taken or agreed to take any action which would or could reasonably be expected to (a) cause the Parent Merger not to constitute a reorganization under Section 368 of the Code or (b) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.7 or result in failure of the condition in Section 7.1(c). No Seller Common Stock has been or will be acquired by the Seller Subsidiary prior to and in connection with the Mergers. Neither Seller nor any of the Subsidiaries has ever made or been required to make an election under Section 338 of the Code.

3.27 Intellectual Property.

(a) Seller Disclosure Schedule 3.27 contains a complete and accurate list of all of Seller and Seller Subsidiary’s material U.S. and foreign (A) trademark or service mark registrations and applications, (B) copyright registrations and applications, and (C) Internet domain names. Neither Seller nor the Seller Subsidiary owns any patents or patent applications. Except as described on Seller Disclosure Schedule 3.27, Seller or the Seller Subsidiary owns or has the valid right to use, in each case free and clear of all material liens, all applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined below), technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and all other material proprietary rights (collectively, the “Intellectual Property”) used in the business of Seller and the Seller Subsidiary as it currently is conducted. “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting and content contained on any owned or operated Internet site(s), and (E) all documentation, including user manuals and training materials, relating to any of the foregoing. The ownership or right to use such Intellectual Property or Software of Seller or the Seller Subsidiary (i) has not been challenged in any prior litigation to which Seller or the Seller Subsidiary was a party, (ii) is not being challenged in any pending litigation to which Seller or the Seller Subsidiary is a party and (iii) to the Knowledge of Seller, is not the subject of any threatened or proposed litigation. Provided that the required consents and prior notices described on Seller Disclosure Schedule 3.27 are obtained or given (as the case may be), the consummation of the transactions contemplated hereby will not result in the loss or impairment of any such Intellectual Property

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(other than goodwill associated with Seller or Seller Subsidiary) or Software of Seller or the Seller Subsidiary, except for such loss and impairments that could not reasonably be expected to result in a Seller Material Adverse Effect.

(b) Except as described on Seller Disclosure Schedule 3.27, to the Knowledge of Seller, the conduct of the business of Seller and the Seller Subsidiary as currently conducted does not, in any material respect, infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned and controlled by any third party.

(c) Except as described on Seller Disclosure Schedule 3.27, to the Knowledge of Seller, no third party is misappropriating, infringing, diluting or violating any material Intellectual Property owned by or licensed to or by Seller or the Seller Subsidiary, and no such claims have been made against a third party by Seller or the Seller Subsidiary.

(d) Each material item of Software, which is used by Seller or the Seller Subsidiary in connection with the operation of their businesses as currently conducted, is either (A) owned by Seller or the Seller Subsidiary, (B) currently in the public domain or otherwise available to Seller without the need of a license, lease or consent of any third party, or (C) used under rights granted to Seller or the Seller Subsidiary pursuant to a written agreement, license or lease from a third party.

3.28 Community Reinvestment Compliance. The Seller Subsidiary is in compliance with all applicable provisions of the Community Reinvestment Act of 1977, as amended (the “CRA”), and has received a CRA rating of “Satisfactory” in its most recent exam under the CRA. Seller has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in the Seller Subsidiary failing to be in compliance with such provisions or having its current rating lowered.

3.29 No Existing Discussions. As of the date hereof, neither Seller nor the Seller Subsidiary is not engaged, directly or indirectly, in any negotiations or discussions with any other person with respect to an Acquisition Transaction (as defined below).

3.30 Certain Business Practices. Neither Seller nor the Seller Subsidiary, and, to the Knowledge of Seller, no director, officer, agent or employee of Seller or the Seller Subsidiary, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

3.31 Continuity of Business Enterprise. Seller operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

3.32 Full Disclosure. No representation or warranty of the Seller contained in this Agreement, the Seller Disclosure Schedule or in any agreement, document or certificate delivered by Seller to Acquiror pursuant to this Agreement (a) contains or at the Closing will contain any untrue statement of a material fact or (b) omits or at the Closing will omit to state a material fact necessary to make the statements herein or therein, as applicable, in light of the circumstances under which such statements were or will be made, not misleading.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror and Acquiror Sub, jointly and severally, make the representations and warranties contained in this Article IV, except as set forth in the disclosure schedule attached hereto as Exhibit D (the “Acquiror Disclosure Schedule”). The Acquiror Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article IV. Disclosure in any section of the Acquiror Disclosure Schedule shall be effectively made whether or not expressly excepted in the corresponding section of this Agreement. The following statements are made as of the date of this Agreement. The phrase “provide to Seller”, “delivered to Seller” or “made available to Seller” or any phrase of similar import means that Acquiror or Acquiror Sub has delivered, provided access to or made certain items available for review and copying, or that such items are available on www.sec.gov, to Seller or its counsel. For purposes of this Article IV, the phrase “to the Knowledge of Acquiror” or any phrase of similar import shall be deemed to refer to the actual knowledge of senior executive officers of Acquiror and Acquiror Sub (i.e., the senior vice president level and up) after reasonable investigation.

4.1 Corporate Organization.

(a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. Acquiror has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have an Acquiror Material Adverse Effect. The term “Acquiror Material Adverse Effect” shall mean a material adverse effect on the business, results of operations, assets or financial condition of Acquiror and the Acquiror Sub taken as a whole, other than (i) the impact of actions or omissions of Acquiror or Acquiror Sub taken with the prior written consent of Seller in contemplation of the transactions contemplated by this Agreement; (ii) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings institutions industries; (iii) changes in generally accepted accounting principles; (iv) expenses incurred in connection with this Agreement and the Mergers including payments to be made pursuant to employment and severance agreements and the termination of other benefit plans; (v) changes attributable to or resulting from changes in general economic conditions generally affecting financial institutions including changes in interest rates; or (vi) changes attributable to or resulting from conditions affecting the United States economy as a whole. Acquiror is registered as a bank holding company under the Bank Holding Act of 1956, as amended. Acquiror Disclosure Schedule 4.1 sets forth true and complete copies of the Articles of Incorporation and Bylaws of Acquiror and Acquiror Sub as in effect on the date hereof.

(b) Acquiror Sub (i) is duly organized and validly existing and in good standing under the laws of the State of Mississippi, (ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have an Acquiror Material Adverse Effect.

4.2 Authority; No Violation.

(a) Acquiror and Acquiror Sub have full corporate power and authority to execute and deliver this Agreement and the Merger Documents, as applicable, and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Merger Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the unanimous vote of the Board of Directors of Acquiror and by the written

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consent of the Board of Directors of Acquiror Sub and by Acquiror as the sole stockholder of Acquiror Sub, as applicable. No other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to consummate the transactions so contemplated. Subject to receipt of the regulatory and other approvals described in this Agreement, this Agreement and the Merger Documents have been, or will be, duly and validly executed and delivered by Acquiror and Acquiror Sub, as applicable, and constitute, or will constitute upon execution and delivery thereof, valid and binding obligations of Acquiror and Acquiror Sub, as applicable, enforceable against Acquiror and Acquiror Sub, as applicable, in accordance with and subject to their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court.

(b) None of the execution and delivery of this Agreement and the Merger Documents by Acquiror and Acquiror Sub, as applicable, nor the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof nor compliance by Acquiror or Acquiror Sub with any of the terms or provisions hereof or thereof will (i) violate any provision of the Articles of Incorporation or other governing instrument or Bylaws of Acquiror or Acquiror Sub; (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Acquiror or Acquiror Sub or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Acquiror or Acquiror Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Acquiror or Acquiror Sub is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have an Acquiror Material Adverse Effect. Except for consents and approvals of or filings or registrations with or notices to the Commission, the Secretary of State of the State of Mississippi, the Secretary of State of the State of Delaware, the Secretary of State of the State of Alabama, the ASBD, the MCB, the FDIC, applicable state securities laws authorities, the American Stock Exchange and the FRB, no consents or approvals of or filings or registrations with or notices to any Governmental Entity or non-governmental third party are required on behalf of Acquiror or the Acquiror Sub in connection with (a) the execution and delivery of this Agreement and the Merger Documents by Acquiror and Acquiror Sub, as applicable, (b) the consummation by Acquiror of the transactions contemplated hereby and by the Parent Merger Documents, and (c) the consummation by Acquiror Sub of the transactions contemplated hereby and by the Subsidiary Merger Documents.

4.3 Financial Statements.

(a) Acquiror has previously delivered to Seller copies of the consolidated balance sheets of Acquiror as of December 31, 2003, 2002 and 2001 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2003, 2002 and 2001, in each case accompanied by the audit reports of Ernst & Young, LLP, independent public accountants, as well as the unaudited consolidated balance sheet of Acquiror as of March 31, 2004 and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the three months ended March 31, 2004. The consolidated balance sheets of Acquiror referred to herein (including the related notes, where applicable) fairly present in all material respects the consolidated financial condition of Acquiror as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders’ equity and cash flows (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, changes in stockholders’ equity and cash flows of Acquiror for the respective periods or as of the respective dates set forth therein (it being understood that Acquiror’s interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which were, at the time, in the opinion of Acquiror, necessary for a fair presentation of such financial statements).

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(b) Each of the financial statements referred to in this Section 4.3 (including the related notes, where applicable) has been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved. The books and records of Acquiror and the Acquiror Sub are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

(c) Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of Section 4.3(a) or the notes thereto or liabilities incurred since December 31, 2003 in the ordinary course of business and consistent with past practice (none of which arises from breach of any contract or agreement, breach of warranty, tort, infringement, violation of any applicable federal, state or local law or ordinance or any litigation or other proceeding or is otherwise a “loss contingency” within the meaning of Statement of Financial Accounting Standards No. 5), none of Acquiror or Acquiror Sub has any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, results of operations, assets or financial condition of Acquiror and Acquiror Sub taken as a whole.

4.4 Absence of Certain Changes or Events. Except as set forth in Acquiror Disclosure Schedule 4.4, there has not been any adverse change in the business, operations, assets or financial condition of Acquiror and Acquiror Sub taken as a whole since December 31, 2003 that would have a material adverse effect on the ability of Acquiror and Acquiror Sub to perform their obligations hereunder other than: (i) any change in banking or similar laws, rules or regulations of general applicability to banks, savings institutions or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally applicable to the banking or savings industries; (iii) reasonable expenses incurred in connection with the transactions contemplated hereby; or (iv) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

4.5 Legal Proceedings. Except as set forth in Acquiror Disclosure Schedule 4.5, none of Acquiror or Acquiror Sub is a party to any, and there are no pending or, to the Knowledge of Acquiror, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Acquiror or Acquiror Sub. None of Acquiror or Acquiror Sub is a party to any order, judgment or decree which adversely affects the business, results of operations, assets or financial conditions of Acquiror and the Acquiror Sub taken as a whole.

4.6 Acquiror Information. None of the information relating to Acquiror and Acquiror Sub to be provided by Acquiror or Acquiror Sub for use in the Registration Statement will, as of the date such Registration Statement is mailed to the stockholders of Seller and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

4.7 Deposit Insurance and Other Regulatory Matters. The deposit accounts of Acquiror Sub, are insured by the FDIC to the maximum extent permitted by the FDIA, and Acquiror Sub has paid all premiums and assessments required by the FDIA and the regulations thereunder. No action, suit or proceedings is pending or, to the Knowledge of Acquiror, has been threatened by the FDIC against Acquiror or the Acquiror Sub with respect to the termination of such insurance.

4.8 Capital; Availability of Funds; Acquiror Shares. On the date hereof, the Acquiror Sub is, and on the Closing Date, the Acquiror Sub will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FDIC, and on the date hereof, Acquiror is, and at the Effective Time, Acquiror will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB. Acquiror will have available to it on and as of the date set forth in Section 2.2(e) sources of capital and financing sufficient and a sufficient number of shares of Acquiror Common Stock to pay the aggregate Merger Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby. The shares of Acquiror Common Stock to be issued to pay the aggregate Merger Consideration pursuant to this

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Agreement (1) will have been duly authorized, and (2) when issued in accordance with the terms of this Agreement, will be (aa) validly issued, fully paid and non-assessable, (bb) free and clear of all liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever, excluding restrictions under the 1933 Act, (cc) issued in compliance with all applicable state and federal securities laws, and (dd) in addition, such issuances shall not be subject to any preemptive right of shareholders of Acquiror or to any right of stockholders of Acquiror or to any right of first refusal or other right in favor of any person which has not been observed or waived.

4.9 Broker Fees. Except as set forth in Acquiror Disclosure Schedule 4.9, neither Acquiror nor Acquiror Sub nor any of their respective directors or officers has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

4.10 Securities Documents and Regulatory Reports. Acquiror has previously delivered or made available to Seller an accurate and complete copy of each final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication (other than general advertising materials) filed pursuant to the 1933 Act or the 1934 Act, or mailed by Acquiror to its stockholders as a class since January 1, 2002, and each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, as of its date, complied in all material respects with all applicable statutes, rules, and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date filed publicly or provided to Seller prior to the date hereof shall be deemed to modify information as of an earlier date. Since January 1, 2002, Acquiror and Acquiror Sub have duly filed with the FDIC and the FRB in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Acquiror has made available to Seller accurate and complete copies of such reports.

4.11 Compliance with Applicable Law.

(a) Each of Acquiror and Acquiror Sub has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could have an Acquiror Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of Acquiror, no suspension or cancellation of any of the same is threatened.

(b) Except as set forth in Acquiror Disclosure Schedule 4.11(b), neither Acquiror nor Acquiror Sub is in violation of its respective Articles of Incorporation or other governing instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity, or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity, any of which violations or defaults could have an Acquiror Material Adverse Effect; and neither Acquiror nor Acquiror Sub has received any written notice from any Governmental Entity asserting that Acquiror or Acquiror Sub is in violation of any of the foregoing which could have such an Acquiror Material Adverse Effect. Neither Acquiror nor Acquiror Sub is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks issued by Governmental Entities), and none of them has received any written communication requesting that they enter into any of the foregoing.

4.12 Full Disclosure. No representation or warranty of Acquiror or Acquiror Sub contained in this Agreement, the Acquiror Disclosure Schedule or in any agreement, document or certificate delivered by Acquiror to Seller pursuant to this Agreement (a) contains or at the Closing will contain any untrue statement or a material fact or (b) omits or at the Closing will omit to state a material fact necessary to make the statements herein or therein, as applicable, in light of the circumstances under which such statements were or will be made, not misleading.

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4.13 American Stock Exchange Compliance. Acquiror is in compliance in all material respects with the rules, regulations and policies of the American Stock Exchange applicable to Acquiror.

4.14 Tax and Regulatory Matters. Neither Acquiror nor Acquiror Sub has taken or agreed to take any action which would or could reasonably be expected to (a) cause the Parent Merger not to constitute a reorganization under Section 368 of the Code or (b) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.7 or result in failure of the condition in Section 7.1(c).

4.15 Capitalization.

The authorized capital stock of Acquiror consists of 15,000,000 shares of the Acquiror Common Stock, of which 8,988,920 are issued and outstanding and 1,131,041 shares are held in treasury as of the date hereof. The authorized capital stock of Acquiror Sub consists of 772,822 shares of Acquiror Sub Common Stock of which 772,822 are issued and outstanding. Except as set forth in Acquiror Disclosure Schedule 4.15, all of the outstanding shares of capital stock of the Acquiror Sub are owned by Acquiror free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

4.16 Material Contracts. Neither the Acquiror nor the Acquiror Sub is in default under any contract filed as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2003, other than defaults which are not reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Conduct of the Business of Seller. During the period from the date hereof to the Effective Time, except as expressly permitted by this Article V, Seller and Seller Subsidiary shall, and shall cause Heritage Trust to, conduct its and their businesses only in the ordinary course and consistent with past practice and prudent banking practice or as required hereunder, except with the prior written consent of Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed. Seller and the Seller Subsidiary shall use their reasonable best efforts consistent with past practices to (i) preserve their business organizations intact; (ii) keep available to themselves, Acquiror and Acquiror Sub the present services of the employees of Seller and Seller Subsidiary; and (iii) preserve for themselves, Acquiror and Acquiror Sub the goodwill of customers and other third parties with whom business relationships exist.

5.2 Negative Covenants of Seller. Seller and the Seller Subsidiary agree that from the date hereof to the Effective Time, except as otherwise approved by Acquiror in writing or as permitted or required by this Agreement, each of Seller and Seller Subsidiary will not, nor will Seller permit Heritage Trust to, without the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed:

(i) change any provision of the Charter or other governing instrument or Bylaws of Seller or any of the Subsidiaries;

(ii) except for the issuance of the Seller Common Stock pursuant to the present terms of the Outstanding Seller Stock Options, change the number of shares of its authorized or issued capital stock or issue or grant any shares of its capital stock or any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of Seller or the Seller Subsidiary, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

(iii) change the number of shares of the authorized securities of Heritage Trust or grant any shares of trust securities or any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued trust securities, or any securities convertible into shares of such trust securities, or split, combine or reclassify any trust securities, or redeem or otherwise acquire any shares of trust securities;

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(iv) except as otherwise set forth in Seller Disclosure Schedule 5.2(vi), declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock (or trust securities) of Seller or any of the Subsidiaries;

(v) grant any severance or termination pay (other than pursuant to binding contracts of Seller and Seller Subsidiary in effect on the date hereof and disclosed to Acquiror on Seller Disclosure Schedule 3.13(a)), to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers, employees or consultants; or award any increase in compensation or benefits to its directors, officers, employees or consultants other than in the ordinary course of business consistent with past practices, provided that no individual increase in compensation shall exceed five percent (5%) of a director’s, officer’s, employee’s or consultant’s compensation prior to the increase;

(vi) enter into or modify any pension, retirement, stock option, stock purchase, stock grant, stock appreciation right, savings, profit-sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers, employees or consultants, other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any tax-qualified plan; or make any contributions to any other defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice or plan terms, provided, however, that Seller may modify the terms of the Stock Option Plan and any Nonqualified Stock Option Agreement of a director of Seller or Seller Subsidiary, as may be necessary, to provide that service on the Advisory Board of the Alabama Division of Acquiror Sub will constitute continued employment with Acquiror and Acquiror Sub after the Change of Control (as defined in the Stock Option Plan) and will not result in a director’s termination from Seller or Seller Subsidiary or constitute a Date of Termination as that term is defined in paragraph 8 of Seller’s Nonqualified Stock Option Agreement;

(vii) sell or dispose of any assets or knowingly incur any liabilities other than in the ordinary course of business consistent with past practices and policies, or acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

(viii) make any capital expenditures in excess of $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof, other than expenditures necessary to maintain existing assets in good repair;

(ix) file any applications or make any contract with respect to branching or site location or relocation;

(x) make any material change in its accounting methods or practices, other than changes required by GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations;

(xi) change its lending, investment, deposit or asset and liability management or other banking policies in any respect except as may be required by applicable laws or regulation;

(xii) make, change or revoke any material Tax election, amend any material Return or settle or compromise any material liability for Taxes;

(xiii) engage in any transaction with an “affiliate,” in each case as defined in Section 3.18 hereof;

(xiv) enter into any leveraged arbitrage programs, any futures contract, option or other agreement, or take any action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xv) originate or acquire any loans or other extensions of credit except for originations (A) in accordance with existing Seller and Seller Subsidiary lending policies and (B) any lending commitments outstanding on the date hereof;

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(xvi) knowingly take any action or knowingly fail to take any action that would reasonably be expected to adversely affect or delay the ability of Acquiror, Acquiror Sub, Seller or Seller Subsidiary to perform its covenants and agreements on a reasonably timely basis under this Agreement or to consummate the transactions contemplated under this Agreement;

(xvii) knowingly take any action or knowingly fail to take any action that would reasonably be expected to result in any of its representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time;

(xviii) knowingly take any action which would be reasonably expected to adversely affect or delay the ability of the Acquiror, Acquiror Sub, Seller or Seller Subsidiary to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any condition or restriction that would materially impair the value of Seller or Seller Subsidiary, individually or in the aggregate, to Acquiror;

(xix) merge with any other corporation or bank or permit any other corporation or bank to merge into it or consolidate with any other corporation or bank;

(xx) knowingly fail to comply with any laws, regulations, ordinances or governmental actions applicable to Seller or the Seller Subsidiary and to the conduct of the business of Seller and the Seller Subsidiary in a manner adverse to such business; or

(xxi) agree to do any of the foregoing.

5.3 No Solicitation.

(a) Neither Seller nor the Seller Subsidiary shall, nor shall Seller or the Seller Subsidiary authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative of Seller or the Seller Subsidiary to, directly or indirectly, solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Acquiror or Acquiror Sub) concerning any Acquisition Transaction (as defined below); provided, however, that nothing contained in this Agreement shall prevent Seller (on behalf of itself and the Seller Subsidiary) or the Board of Directors of Seller prior to receipt of approval by the stockholders of Seller of this Agreement and the Parent Merger Documents from (i) providing information in response to a request therefor by a person who has made an unsolicited bona fide written proposal to engage in an Acquisition Transaction (an “Acquisition Proposal”) if the Board of Directors of Seller receives from the person so requesting such information an executed confidentiality agreement on customary terms and conditions; (ii) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; (iii) failing to recommend or withdrawing its recommendation of this Agreement to its stockholders and/or failing to hold the Special Meeting (as defined in Section 5.8) to consider this Agreement; or (iv) recommending such an Acquisition Proposal to the stockholders of Seller, if and only to the extent that, in each such case referred to in clause (i), (ii), (iii) or (iv) above, (A) Seller’s Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (B) Seller’s Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to Seller’s stockholders from a financial point of view than the Mergers. An Acquisition Proposal which is received and considered by Seller in compliance with this Section 5.3 and which meets the requirements set forth in clauses (A) and (B) of the preceding sentence is herein referred to as a “Superior Proposal”. Seller will communicate to Acquiror in writing (the “Notice”) as promptly as practicable (and in no event more than 48 hours after receipt) the terms of any proposal which it may receive in respect of any Acquisition Transaction (including amendments thereto) and shall provide Acquiror with copies of (x) all such written inquiries or proposals and (y) an accurate and complete

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written synopsis of all such oral inquiries or proposals. For purposes of this Agreement, “Acquisition Transaction” means any offer or proposal by a person or entity other than Acquiror or Acquiror Sub for (i) a merger, tender offer, recapitalization or consolidation, or any similar transaction, involving the Seller or the Seller Subsidiary; (ii) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets of the Seller or the Seller Subsidiary; (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) of securities representing 20% or more of the voting power of the Seller; or (iv) any substantially similar transaction.

(b) During the 10 days immediately following the Acquiror’s receipt of the Notice, Acquiror (on behalf of itself and Acquiror Sub) shall be entitled to match or better the terms of the Superior Proposal described in the Notice. If Acquiror advises Seller in writing during such 10 day period that it has elected to match or better the terms of the Superior Proposal, (i) Seller, Seller Subsidiary, Acquiror and Acquiror Sub within two days of such election by Acquiror, shall amend this Agreement and the Merger Documents to reflect the matched or bettered terms of the Superior Proposal as proposed by Acquiror and (ii) Seller (on behalf of itself and Seller Subsidiary) shall not terminate this Agreement, and Seller promptly shall notify the person that made or conveyed the Superior Proposal that Acquiror has matched or bettered the Superior Proposal and this Agreement has been amended to reflect the matched or bettered terms. From and after the date on which Acquiror and Acquiror Sub execute an amendment which matches or betters the Superior Proposal, Seller and the Seller Subsidiary shall immediately cease and cause to be terminated, and cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives to, immediately cease and caused to be terminated, all discussions and negotiations regarding the Superior Proposal that has been matched or bettered by Acquiror with any person other than Acquiror. A person that has made a Superior Proposal that has been matched or bettered by Acquiror may make further Acquisition Proposals. During the period commencing on the date that Seller determines that the Acquisition Proposal meets the requirements set forth in clauses (A) and (B) above and ending on the eleventh day after Acquiror’s receipt of the Notice, Seller and the Seller Subsidiary shall not terminate this Agreement unless Seller receives written notice from Acquiror that it does not intend to exercise its right to match or better the Superior Proposal. If Acquiror does not notify Seller of its election by the eleventh day after Acquiror’s receipt of the Notice, Seller may terminate this Agreement and proceed with the Superior Proposal as provided in this Agreement.

(c) Except as expressly permitted by this Section 5.3 and Section 5.8, neither the Board of Directors of Seller nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Acquiror, the approval of the Agreement and the Parent Merger Documents or the Seller Recommendation (as defined in Section 5.8) or take any action or make any statement in connection with the Special Meeting inconsistent with such approval or the Seller Recommendation (collectively, a “Change in the Seller Recommendation”); (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or (iii) cause Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a “Seller Acquisition Agreement”) related to any Acquisition Transaction. For purposes of this Agreement, a Change in the Seller Recommendation shall include any approval or recommendation (or public proposal to approve or recommend), by Seller’s Board of an Acquisition Proposal, or any failure by Seller’s Board to recommend against an Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of Seller, to the extent that it determines in good faith, after consultation with outside counsel, that the failure to terminate this Agreement in light of a Superior Proposal would constitute a breach of its fiduciary duties under applicable law, may terminate this Agreement in order to pursue a Seller Acquisition Agreement with respect to such Superior Proposal, but only at a time that is after the compliance by Seller with the terms of Sections 5.3(a), 5.3(b) and 7.4.

(d) Upon the execution of this Agreement, Seller and the Seller Subsidiary shall immediately cease and cause to be terminated, and cause its officers, directors and employees, investment bankers, financial advisors, attorneys, accountants and other representatives to, immediately cease and cause to be terminated, all discussions

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and negotiations, if any, that have taken place prior to the date hereof with any persons with respect to any Acquisition Proposal and, upon request by Acquiror, shall request the return and destruction of all confidential information provided to any such person.

5.4 Negative Covenants of Acquiror. Except as expressly provided in this Agreement, or as set forth in Acquiror Disclosure Schedule 5.4, during the period from the date of this Agreement to the Effective Time, each of Acquiror and Acquiror Sub shall not (i) other than in connection with this Agreement, and except as would not have a material adverse effect on the ability of Acquiror and Acquiror Sub to perform their obligations hereunder, fail to conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice, or fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; (ii) knowingly take any action which would be reasonably expected to adversely affect or delay the ability of Acquiror or Acquiror Sub to perform their respective covenants and agreements on a timely basis under this Agreement or to consummate the transactions contemplated by this Agreement; (iii) knowingly take any action or knowingly fail to take any action that would reasonably be expected to result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct in any material respect at the Effective Time; (iv) knowingly take any action which would be reasonably expected to adversely affect or delay the ability of the Acquiror or Acquiror Sub to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any condition or restriction that would materially impair the value of the transaction to Acquiror; or (v) agree to do any of the foregoing.

5.5 Current Information. During the period from the date hereof to the Effective Time, Seller and Seller Subsidiary will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Acquiror regarding its business, operations, assets and financial condition and matters relating to the completion of the transactions contemplated hereby. Within 30 days after the end of each fiscal quarter, Seller shall provide Acquiror with a copy of the FDIC Call Report filed with the FDIC.

5.6 Access to Properties and Records; Confidentiality.

(a) Seller and Seller Subsidiary shall permit Acquiror and its representatives reasonable access to their properties and shall disclose and make available to Acquiror all books, papers and records relating to the assets, properties, operations, obligations and liabilities of Seller and the Seller Subsidiary, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities in which Acquiror may have an interest. Neither Seller nor the Seller Subsidiary shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. Seller and the Seller Subsidiary will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Seller and the Seller Subsidiary shall make their respective executive officers available to confer with Acquiror and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations.

(b) All information furnished previously by Acquiror, Acquiror Sub, Seller or Seller Subsidiary, or hereafter furnished prior to the Effective Time, in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Mergers and, if such Mergers shall not occur, the party receiving the information shall, at the request of the party which furnished such information, either return to the party which furnished such information or destroy all documents or other materials containing, reflecting or referring to such information; shall use its best efforts to keep confidential all such information; shall use such information only for the purpose of consummating the

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transactions contemplated by this Agreement; and shall not directly or indirectly use such information for any competitive or commercial purposes. The obligations of Acquiror, Acquiror Sub, Seller and the Seller Subsidiary to keep such information confidential shall continue for one year from the date the proposed Mergers are abandoned but shall not apply to (i) any information which (A) was already in the possession of the party receiving the information prior to the disclosure thereof to it by the party furnishing the information; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving the information; or (D) was disclosed to the party receiving the information by a third-party not known by the receiving party to be bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

(c) Notwithstanding anything contained herein to the contrary, each party is permitted to disclose the tax treatment and tax structure of the transactions contemplated hereby at any time on or after the earliest to occur of (i) the date of public announcement of discussions relating to the transactions contemplated hereby, (ii) the date of public announcement of the transactions contemplated hereby and (iii) the date of execution of this Agreement (it being understood by the parties that a “public announcement” shall mean a public announcement permitted by this Agreement (or otherwise permitted by agreement of the parties) as distinguished from a third-party announcement or a leak). This Agreement shall not be construed to limit in any way either party’s ability to consult any tax advisor regarding the tax treatment or tax structure of the Mergers. These provisions are meant to be interpreted so as to prevent the Mergers from being treated as offered under “conditions of confidentiality” within the meaning of the Code and the Treasury Regulations thereunder.

5.7 Regulatory Matters.

(a) The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation (including the Registration Statement), to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement as soon as practicable. The parties shall each have the right to review in advance all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement.

(b) Each of the parties will furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of them, or any of their respective subsidiaries, to any Governmental Entity in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

(c) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in connection with the Mergers and the other transactions, applications or filings contemplated by this Agreement.

5.8 Approval of Stockholders. Seller shall, subject to the provisions of Section 5.3 and this Section 5.8, (i) take all steps (including participation in the preparation of the Registration Statement in accordance with all applicable requirements and having the Registration Statement cleared by the Commission and mailed to its stockholders) necessary to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournments, the “Special Meeting”) as soon as reasonably practicable for the purposes of securing the approval of such stockholders of this Agreement and the Parent Merger Documents, (ii) recommend to its stockholders the approval of this Agreement and the Parent Merger Documents and the transactions contemplated hereby and thereby (the “Seller Recommendation”), and (iii) use its best efforts to obtain, as promptly as practicable, such approval; provided, however, that the Board of Directors of Seller may fail to hold such Special Meeting, fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after

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having consulted with and considered the advice of outside counsel, has determined in good faith that the holding of such Special Meeting, the making of such recommendation or the failure to withdraw, modify or change such recommendation, either as a result of an Acquisition Proposal that has not been withdrawn or otherwise, would constitute a breach of the fiduciary duties of such directors under applicable law. The parties will reasonably cooperate in the preparation of the Registration Statement. Promptly following approval of this Agreement and the Parent Merger Documents by the stockholders of Seller, Seller, as the sole stockholder of Seller Subsidiary, will approve and consent to this Agreement and the Subsidiary Merger Documents in such capacity, whether at a meeting or by written consent.

5.9 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing contained herein and to consummate and make effective the transactions contemplated by this Agreement and the Merger Documents.

5.10 Disclosure Supplements. From time to time prior to the Effective Time, each party will supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby; provided, however, that the inclusion of any information in any such amendment or supplement not included in the original Disclosure Schedules shall not limit or impair any right which a party may have to terminate this Agreement pursuant to Section 7.1(d) due to failure to satisfy the conditions set forth in Section 6.2(a) or Section 6.3(a), as the case may be; provided, further, that neither party shall be entitled to terminate this Agreement pursuant to Section 7.1(d) or otherwise on account of such amendment or supplement of information unless such amendment or supplement results in a Material Adverse Effect (as defined in Section 6.2(a) and Section 6.3(a)) that is not cured within the time period specified in Section 7.1(d).

5.11 Public Announcements. Prior to the Effective Time, the parties hereto shall approve in advance the substance, and cooperate with each other in the development and distribution, of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation and as to which the parties releasing such information have used their reasonable efforts to discuss with the other parties in advance.

5.12 Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to March 31, 2005 and that it will not waive that condition, it will promptly notify the other party. Acquiror (on behalf of itself and Acquiror Sub) and Seller (on behalf of itself and Seller Subsidiary) will promptly inform the other of any facts applicable to them, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Mergers by any Governmental Entity or which would otherwise prevent or materially delay completion of such Mergers or the other transactions contemplated hereby.

5.13 Certain Post-Merger Agreements.

The parties hereto agree to the following arrangements following the Effective Time:

(a) Employee Benefit Plans.

(1) Subject to the provisions of this Section 5.13, all employees of Seller or the Subsidiaries immediately prior to the Effective Time who become employed by Acquiror, Acquiror Sub or any subsidiary or affiliate thereof (as the case may be, “Employer”) immediately following the Effective Time (“Transferred Employees”) will be covered by the Employer employee benefit plans on substantially the same basis as other employees of Employer performing services primarily on behalf of Employer (“Acquiror Employees”) in a comparable position. Following the Effective Time, Acquiror will provide

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continuation coverage under Section 4980B of the Code and 601 of ERISA to all qualified beneficiaries who were entitled to such coverage under Seller’s medical plan immediately prior to the Effective Time. Notwithstanding the foregoing, Employer may determine to continue any of the Seller benefit plans for Transferred Employees in lieu of offering participation in the Employer benefit plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate or amend any of Seller’s benefit plans, or to merge any such benefit plans with the Employer benefit plans, provided the result is the provision of benefits to Transferred Employees that are substantially similar to the benefits provided to other such Acquiror Employees generally. Except as specifically provided in this Section 5.13 and as otherwise prohibited by law, Transferred Employees’ service with Seller or the Seller Subsidiary shall be recognized as service with the Employer for purposes of eligibility to participate and vesting under the Employer benefit plans, policies or arrangements (including but not limited to, vacation, sick and other leave policies), subject to applicable break-in-service rules. Acquiror and Acquiror Sub agree that, to the extent waived or inapplicable to any Transferred Employee under the terms of any medical, group term life insurance or long-term disability plan maintained by Seller or the Seller Subsidiary at the Effective Time, any preexisting condition or similar limitation or exclusion contained in their medical, long-term disability or group term life insurance plans shall not apply to Transferred Employees or their covered dependents who are covered under similar plans maintained by Seller or the Seller Subsidiary at the Effective Time and who then change coverage to the Employer medical, group term life insurance or long-term disability plan at the time such Transferred Employees are first given the option to enroll. Notwithstanding anything herein to the contrary, after the Effective Time, nothing herein shall restrict the ability of the Parent Surviving Corporation, the Subsidiary Surviving Corporation, or Employer, to amend or terminate such Seller Plans in accordance with their terms, provided that such amendment or termination affects all covered employees equally.

(2) As of the Effective Time, Acquiror shall assume and honor and shall cause the appropriate Employer to assume and honor in accordance with their terms all employment agreements existing immediately prior to the Effective Time which are between Seller or the Seller Subsidiary and any officer which have been disclosed in Seller Disclosure Schedule 3.13(a), in the form in effect as of the date hereof.

(3) Following the Effective Time, Acquiror and Acquiror Sub shall maintain any deferred compensation plan, policy, program or arrangement listed on Seller Disclosure Schedule 3.8(a), provided that Acquiror and Acquiror Sub may determine to continue such plan, policy, program or arrangement, amend any such plan policy program or arrangement, including the cessation of deferrals thereunder or contributions thereto, or merge or consolidate any such plan, policy, program or arrangement with any similar arrangement sponsored by Acquiror and Acquiror Sub, subject to such terms and conditions as Acquiror and Acquiror Sub deem appropriate.

(4) Immediately prior to the Closing Date, Seller shall terminate the 401(k) plan administered by Sterne, Agee & Leach, Inc. and shall distribute amounts thereunder in accordance with and at the times permitted under such Plan and under applicable law. Acquiror shall take such actions following the Effective Time as are necessary to facilitate compliance with this Section 5.13(a)(4).

(5) As of the date hereof, Seller shall amend its Employee Stock Purchase Plan to prohibit the declaration or occurrence of any additional offering periods or offering dates thereunder, except that such amendment shall not affect any such period or date declared as of the date hereof, and to prohibit the execution of any additional subscription agreements in connection therewith. Immediately prior to the Effective Time, Seller shall terminate the Employee Stock Purchase Plan; provided, however, that such termination shall not preclude the acquisition of shares of Seller Common Stock with respect to any offering period or offering date declared or fixed under the terms of the plan prior to the date hereof or the continuation of payroll deductions with respect to a subscription agreement entered into in connection therewith. After the Effective Time, the right to acquire shares of Seller Common Stock shall be converted to the right to acquire shares of Acquiror Common Stock in an amount equal to the number of shares of Seller Common Stock subject to the terms of each acquisition agreement then in effect multiplied by the Exchange Ratio and at an acquisition price determined as the quotient of the acquisition price determined in accordance with such plan divided by the Exchange Ratio.

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(b) Indemnification. Acquiror shall indemnify and hold harmless each duly elected present and former director and officer of Seller determined as of the Effective Time and Seller Subsidiary determined as of the effective time of the Subsidiary Merger and their heirs, personal representatives and estates (collectively, the “Indemnified Parties”) against, and shall promptly upon request advance or reimburse, any and all costs or expenses (including reasonable attorneys’ fees), judgments, interest, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, “Costs”) as they are incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, arbitrative or investigative (“Proceeding”), whether or not the Indemnified Party is a party to such Proceeding, based upon or arising from the Indemnified Party’s capacity as an officer or director of Seller and/or the Seller Subsidiary, whether threatened, asserted or claimed prior to, at or after the Effective Time (collectively, “Claims”), to the same extent as the Indemnified Parties would have been indemnified under the Articles of Incorporation and/or Bylaws of Acquiror as such documents were in effect on the date of this Agreement as if the Indemnified Parties were officers or directors of Acquiror at all relevant times. This indemnity shall be provided for six years following the Effective Time; or if there shall be any proceeding pending or threatened on the sixth anniversary of the Effective Time, such indemnity shall continue in full force and effect until such pending or threatened Proceeding is finally resolved.

The rights to indemnification granted by this Section 5.13(b) are subject to the following limitations: (i) the total aggregate indemnification provided by Acquiror pursuant to this Section 5.13(b) shall not exceed, as to all Indemnified Parties as a group, a sum equal to the Indemnification Cap, and Acquiror shall have no responsibility to the Indemnified Parties for the manner in which such sum is allocated among that group; (ii) a present director of Seller or Seller Subsidiary or an officer of Seller or Seller Subsidiary with a position of Senior Vice President or a position senior to that of Senior Vice President who would otherwise be a member of the Indemnified Parties under this Section 5.13(b) shall not be entitled to the benefits hereof unless such director or officer has executed a Joinder Agreement in the form of Schedule 5.13(b) hereto (Seller shall use its reasonable efforts to obtain such signatures to the Joinder Agreement); and (iii) amounts otherwise required to be paid by Acquiror to the Indemnified Parties pursuant to this Section 5.13(b) shall be reduced by any amounts that such Indemnified Parties recover from any third party. For purposes of this Agreement, “Indemnification Cap” shall mean an amount equal to the sum of (i) $5,000,000 and (ii) the policy limits of the insurance coverage obtained by Acquiror in accordance with Section 5.13(c).

For the avoidance of doubt, all payments recovered from the directors’ and officers’ liability insurance described in Section 5.13(c) with respect to an indemnification claim by the Indemnified Parties shall be included in calculating the Indemnification Cap. For example, an $11,000,000 claim is asserted against the Indemnified Parties which results in a judgment against the Indemnified Parties in the amount of $11,000,000 and the Indemnified Parties recover $4,000,000 from the insurance company that issued the directors’ and officers’ liability insurance described in Section 5.13(c) (the policy limits in this example), then the maximum indemnification payment to be made to the Indemnified Parties by the Acquiror shall be $5,000,000. The Indemnification Cap shall equal the sum of $4,000,000 recovered by the Indemnified Parties from the insurance company plus $5,000,000 paid by Acquiror to the Indemnified Parties. The Acquiror shall have no obligation to reimburse the Indemnified Parties for any portion of the judgment in excess of the Indemnification Cap which in this example is $2,000,000 ($11,000,000—$9,000,000).

Acquiror agrees that the Indemnification Cap limit set forth in this Section 5.13(b) shall not apply to any damages, liabilities, judgments and claims (and related expenses, including, without limitation, attorneys’ fees and amounts paid in settlement) insofar as they arise out of or are based upon the matters for which indemnification is provided in Section 5.21 hereof.

(c) Insurance. Acquiror shall use its reasonable best efforts to cause the Acquiror Sub or Acquiror to obtain for a period of six years after the Effective Time policies of directors’ and officers’ liability insurance covering the persons listed on Seller Disclosure Schedule 5.13(b) at no cost to the beneficiaries thereof with respect to the acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar provisions and conditions as existing policies; provided, however, that neither Acquiror nor

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Acquiror Sub shall be required to pay an aggregate premium for such insurance coverage in excess of 200% of the amount for such coverage set forth in Seller Disclosure Schedule 3.14 but in such case shall purchase as much coverage as reasonably practicable for such amount.

(d) Subsequent Events. In the event that Acquiror or Acquiror Sub or any of their respective successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any entity, then, and in each such case, the surviving or purchasing entity and the successors and assigns of such entity shall assume the obligations set forth in Sections 5.13(b) and (c), which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties and the persons listed on Seller Disclosure Schedule 5.13(c), respectively, and shall survive the Closing of this Agreement.

5.14 Takeover Laws; No Rights Triggered. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of Seller, Seller Subsidiary, Acquiror and Acquiror Sub and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

5.15 Preparation of Registration Statement. The parties hereto shall jointly prepare as promptly as practicable a proxy statement to be mailed to the stockholders of Seller who are to vote upon this Agreement and the Parent Merger Documents in connection with the transactions contemplated hereby and to be part of the Registration Statement to be filed by Acquiror with the Commission pursuant to the 1933 Act with respect to the shares to be issued in connection with the Mergers. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the time of the last stockholder meeting with respect to the transactions contemplated hereby, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Acquiror and Acquiror Sub relating to Acquiror and Acquiror Sub and by Seller and Seller Subsidiary relating to Seller and the Seller Subsidiary, (i) will comply in all material respects with the provisions of the 1933 Act and the rules and regulations of the Securities and Exchange Commission thereunder and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Acquiror will advise Seller promptly after it receives notice thereof of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the Commission for the amendment or supplement of the Registration Statement or for additional information.

5.16 Affiliates. Prior to the Effective Time, Seller shall deliver to Acquiror a letter identifying all persons whom it believes to be “affiliates” of Seller for purposes of Rule 145(c) or Rule 144 (as applicable) under the 1933 Act (“Affiliates”). Seller shall use its best efforts to cause each person so identified to deliver to Acquiror prior to the Effective Time a written agreement in substantially the form of Schedule 5.16 hereto providing, among other things, that such person will not dispose of Acquiror Common Stock received in the Parent Merger except in compliance with the 1933 Act and the rules and regulations thereunder.

5.17 Adjustment for Changes in Outstanding Shares. In the event that prior to the Effective Time the outstanding shares of Acquiror Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in the Acquiror’s capitalization, then an appropriate and proportionate adjustment shall be made in the number and kinds of shares of Acquiror Common Stock to be thereafter delivered in connection with the Parent Merger.

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5.18 Adoption of Accounting Policies. As soon as practicable after the satisfaction or waiver of all conditions to the Closing set forth in Article VI of this Agreement and at such time as consummation of the transactions contemplated by this Agreement seems reasonably assured and in any event prior to the Effective Time (unless this Agreement is terminated pursuant to Article VII hereof), Seller and the Seller Subsidiary shall, and shall cause Heritage Trust to, take any and all necessary or appropriate actions to adopt all Acquiror accounting procedures and policies (including, without limitation, those policies pertaining to charged-off and non-accrual assets); provided, however, that no such action taken by Seller or the Seller Subsidiary at the request of Acquiror pursuant to this section shall be deemed to be, or be deemed to cause, a breach of any representation or warranty made by Seller or the Seller Subsidiary herein.

5.19 Covenant to Close. At such time as is deemed appropriate by the parties hereto or as otherwise set forth in this Agreement, and upon satisfaction or waiver of each of the conditions to Closing of the Mergers, the parties agree to take such actions as are reasonably necessary or appropriate to effect the Closing and the Mergers.

5.20 Certain Agreements. As promptly as practicable after the date hereof (but no later than ten days of the date of this Agreement), Seller and Seller Subsidiary shall have each director of Seller and Seller Subsidiary who is not an employee of Seller or Seller Subsidiary, respectively, execute a Lock-Up and Non-Competition Agreement in substantially the form of Schedule 5.20-A hereto and have each executive officer of Seller and Seller Subsidiary who is also a director of Seller or Seller Subsidiary, respectively, execute a Lock-Up Agreement in substantially the form of Schedule 5.20-B hereto. Seller shall cause Larry R. Matthews to execute on or prior to the date hereof an employment agreement in substantially the form of Schedule 5.20-C hereto (the “Employment Agreement”) and to execute on or prior to the Closing Date a termination and release agreement in substantially the form of Schedule 5.20-D hereto (the “Termination Agreement”). On or prior to the Closing Date, Seller shall cause each of William M. Foshee, Robert F. Harwell, Jr., Michael Hockman, David P. Mays and Don H. Pruett, if then employed by Seller or Seller Subsidiary, to execute and deliver to Seller and Acquiror a letter agreement amending the existing employment agreement of each such person to provide, among other things, that each such person is waiving his right to receive the payments and other benefits to which he would otherwise be entitled due to the fact that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement constitute a “Change in Control” as defined in each such employment agreement. Seller has delivered to Acquiror a signed original of each letter agreement referred to in this Section 5.20.

5.21 Hold Harmless. Acquiror will indemnify and hold harmless Seller, the Seller Subsidiary, each of the directors and officers and each person, if any, who controls Seller or the Seller Subsidiary within the meaning of the 1933 Act against any losses, claims, damages or liabilities, joint, several and solidary, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will pay or promptly reimburse such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Acquiror shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or actions in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or any such amendment or supplement in reliance upon and in conformity with information furnished to Acquiror by Seller or the Seller Subsidiary for use therein. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Acquiror under this Section 5.21, notify Acquiror in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify Acquiror of the commencement thereof, Acquiror shall be entitled to participate therein; and to the extent that it shall wish to assume the defense thereof with counsel satisfactory to such indemnified party, and, after notice from Acquiror to such indemnified

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party of its election to so assume the defense thereof, Acquiror shall not be liable to such indemnified party under this Section 5.21 for any legal expenses of other counsel or of any other expenses subsequently incurred by such indemnified party.

5.22 [Reserved]

5.23 Miscellaneous Covenant. Prior to the Closing, Seller and Seller Subsidiary shall have sold, transferred or assigned the loans requested by Acquiror on the date hereof to a third party on terms and conditions reasonably satisfactory to Acquiror.

5.24 Seller Indebtedness.

(a) At or prior to the Closing, Acquirer shall, at its option, either (i) repay in full the outstanding principal balance of all indebtedness presently owed by Seller to First Tennessee Bank, together with all accrued but unpaid interest thereon and all fees and other amounts (including any prepayment penalties) payable by Seller with respect thereto (the “FTB Debt”), or (ii) assume the FTB Debt and cause the personal guarantees of all persons presently personally guaranteeing such debt to be unconditionally released by First Tennessee Bank.

(b) Acquiror will execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more supplemental indentures and other instruments required for the due assumption of Seller’s (i) outstanding 10.20% Junior Subordinated Deferrable Interest Debentures issued by Seller pursuant to the Indenture, and (ii) obligations under the related Guarantee Agreement dated February 22, 2001.

ARTICLE VI

CLOSING CONDITIONS

6.1 Conditions to the Parties’ Obligations under this Agreement. The respective obligations of the parties under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) All necessary regulatory or governmental approvals and consents required to complete the Mergers shall have been obtained, all conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied, and all waiting periods in respect thereof shall have expired; and all notices, reports and other filings required to be made with any Governmental Entity in connection with the Parent Merger prior to the Effective Time by Acquiror or Seller or in connection with the Subsidiary Merger prior to the Effective Time by Acquiror Sub or Seller Subsidiary shall have been made and become final.

(b) This Agreement and the Merger Documents shall have been duly adopted and approved by the requisite votes of the stockholders of Seller.

(c) None of Seller, Seller Subsidiary, Acquiror or Acquiror Sub shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any governmental or judicial authority which prohibits, restricts or makes illegal consummation of the Mergers or the other transactions contemplated hereby.

(d) All consents or approvals of all persons (other than Governmental Entities) required for consummation of the Mergers shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seller, Seller Subsidiary, Acquiror or Acquiror Sub.

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(e) The Registration Statement shall have become effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission.

(f) Acquiror and the stockholders of Seller shall have received an opinion of Phelps Dunbar LLP, which opinion shall be satisfactory in form and substance to Acquiror and Seller, to the effect that the Parent Merger when consummated in accordance with the terms hereof will constitute a reorganization within the meaning of Section 368(a) of the Code and that the exchange of Seller Common Stock to the extent exchanged for Acquiror Common Stock will not give rise to gain or loss to the stockholders of Seller with respect to such exchange.

(g) The shares of Acquiror Common Stock issuable to the holders of Seller Common Stock in the Parent Merger shall have been approved for listing on the American Stock Exchange on or before the Closing Date, subject to official notice of issuance.

(h) Acquiror and Seller shall have executed and delivered the Parent Merger Documents.

(i) Acquiror Sub and Seller Subsidiary shall have executed and delivered the Subsidiary Merger Documents.

(j) The Employment Agreement and the Termination Agreement shall have been fully executed and delivered.

6.2 Conditions to the Obligations of Acquiror and Acquiror Sub under this Agreement. The obligations of Acquiror and Acquiror Sub under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Acquiror (on behalf of itself and Acquiror Sub) to the extent permitted by law:

(a) (i) Each of the obligations of Seller and Seller Subsidiary required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and (ii) the representations and warranties of Seller and Seller Subsidiary contained in this Agreement shall have been true and correct in all respects as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (other than any representation or warranty which specifically relates to an earlier date shall be true and correct as of such date), except for any violations or breaches of the representations and warranties of Seller and Seller Subsidiary contained in this Agreement which would not have a Material Adverse Effect, and Acquiror shall have received certificates to that effect signed by the Presidents and Chief Executive Officers of Seller and Seller Subsidiary. For purposes of this Agreement, Material Adverse Effect means a breach of a warranty or representation of Seller or Seller Subsidiary contained in this Agreement which involve matters in which the amounts involved exceed $500,000 in the aggregate.

(b) All permits, consents, waivers, clearances, approvals and authorizations of all Governmental Entities (other than banking regulatory authorities) or third parties which are necessary in connection with the consummation of the Mergers shall have been obtained; and none of such permits, consents, waivers, clearances, approvals and authorizations shall contain any terms or conditions which would materially impair the value of Seller or Seller Subsidiary, individually or in the aggregate.

(c) All permits, consents, waivers, clearances, approvals and authorizations of all banking regulatory authorities which are necessary in connection with the consummation of the Mergers shall have been obtained; none of such permits, consents, waivers, clearances, approvals and authorizations shall contain any terms or conditions which would materially impair the value of Seller or Seller Subsidiary, individually or in the aggregate; and either (i) the terms and conditions of all agreements, memoranda, understandings and arrangements between Seller and Seller Subsidiary and their banking regulatory authorities shall have been satisfied or the restrictions and limitations under such agreements, memoranda, understandings and arrangements shall have been lifted or removed or (ii) the approvals and authorizations granted or issued to the Acquiror and

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Acquiror Sub in connection with the consummation of the Mergers by their banking regulatory authorities shall not contain any conditions or restrictions with respect to Acquiror and Acquiror Sub related to or arising from or in connection with or as a result of any agreement, memoranda, understanding or arrangement between Seller or Seller Subsidiary and the banking regulatory authorities of Seller or Seller Subsidiary.

(d) Holders of the Seller Common Stock who dissent from the Parent Merger pursuant to Section 262 of the DGCL by meeting the requirements set forth therein shall not hold more than 15% of the Seller Common Stock immediately prior to the Effective Time.

6.3 Conditions to the Obligations of Seller and Seller Subsidiary under this Agreement. The obligations of Seller and Seller Subsidiary under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Seller (on behalf of itself and Seller Subsidiary) to the extent permitted by law:

(a) (i) Each of the obligations of Acquiror and Acquiror Sub required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and (ii) the representations and warranties of Acquiror and Acquiror Sub contained in this Agreement shall have been true and correct in all respects as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (other than any representation or warranty which specifically relates to an earlier date shall be true and correct as of such date), except for any violations or breaches of the representations and warranties of Acquiror and Acquiror Sub contained in this Agreement which would not have a Material Adverse Effect, and Seller shall have received certificates to that effect signed by the Presidents and Chief Executive Officers of Acquiror and Acquiror Sub. For purposes of this Agreement, Material Adverse Effect means a breach of a warranty or representation of Acquiror or Acquiror Sub contained in this Agreement which involve matters in which the amounts involved exceed $500,000 in the aggregate.

(b) All permits, consents, waivers, clearances, approvals and authorizations of all Governmental Entities or third parties which are necessary in connection with the consummation of the Mergers shall have been obtained; and none of such permits, consents, waivers, clearances, approvals and authorizations shall adversely affect the Merger Consideration.

(c) Two qualified people selected by Seller from its Board of Directors and reasonably acceptable to Acquiror shall be appointed to the Board of Directors of Acquiror on the Closing Date and two qualified people selected by Seller or Seller Subsidiary from the Seller Subsidiary’s Board of Directors and reasonably acceptable to Acquiror shall be appointed to the Board of Directors of Acquiror Sub on the Closing Date.

(d) Stock Consideration. The shares of Acquiror Common Stock to be issued in connection with the transactions contemplated hereby shall have been approved for listing on the American Stock Exchange, another national securities exchange or the NASDAQ National Market System, and the Acquiror Common Stock shall not have been delisted from the American Stock Exchange (other than in connection with the listing of the Acquiror Common Stock on another national securities exchange or the NASDAQ National Market System) nor shall proceedings have been instituted or initiated thereto.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER, ETC.

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger Documents by the stockholders of Seller and Seller Subsidiary:

(a) by mutual written consent of the parties hereto;

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(b) by Acquiror (on behalf of itself and Acquiror Sub) or Seller (on behalf of itself and Seller Subsidiary) (i) if the Effective Time shall not have occurred on or prior to March 31, 2005, unless approval by a Governmental Entity pursuant to Section 6.1(a) is pending and has not been finally resolved, in which event such date shall be automatically extended to June 30, 2005; or (ii) if a vote of the stockholders of Seller is taken and such stockholders fail to approve this Agreement and the Parent Merger Documents at the Special Meeting; unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time or such vote, as the case may be;

(c) by Acquiror (on behalf of itself and Acquiror Sub) or Seller (on behalf of itself and Seller Subsidiary) upon written notice to the other (i) 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Mergers and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable Governmental Entity, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied; provided, however, that no party hereto shall have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; and in each case the time period for appeals and requests for reconsideration has run; or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the Mergers or the other transactions contemplated by this Agreement;

(d) by Acquiror (on behalf of itself and Acquiror Sub) in writing if Seller or Seller Subsidiary has, or by Seller (on behalf of itself and Seller Subsidiary) in writing if Acquiror or Acquiror Sub has, breached (i) any covenant or undertaking contained herein, which breach would result in the failure to satisfy the closing condition set forth in Section 6.2(a) or 6.3(a), as the case may be, and such breach cannot be or has not been cured within 30 days after the giving of written notice of such breach to the non-terminating party, or (ii) any representation or warranty contained herein, which breach would result in the failure to satisfy the closing condition set forth in Section 6.2(a) or 6.3(a), as the case may be, and such breach cannot be or has not been cured within 30 days after the giving of written notice of such breach to the non-terminating party;

(e) by Acquiror (on behalf of itself and Acquiror Sub) if (i) Seller shall have failed to make the Seller Recommendation in the Registration Statement, (ii) Seller shall have effected a change in the Seller Recommendation, (iii) Seller shall have breached its obligations under this Agreement by reason of a failure to call or convene the Special Meeting in accordance with Section 5.8, or (iv) Seller shall have approved or recommended, or proposed publicly to approve or recommend, any Acquisition Transaction;

(f) by Acquiror (on behalf of itself and Acquiror Sub) if holders of more than 15% of Seller Common Stock exercise statutory rights of dissent and appraisal pursuant to Section 262 of the DGCL;

(g) by Seller (on behalf of itself and Seller Subsidiary) (i) in accordance with the terms and conditions of Section 5.3(c), or (ii) under the circumstances described in the proviso of Section 5.8;

(h) by Acquiror (on behalf of itself and Acquirer Sub) if the FDIC and/or the ASBD shall have closed or ordered the closing of Seller Subsidiary; or

(i) by Seller (on behalf of itself and Seller Subsidiary) upon the occurrence of both of the following events: (i) the average closing price for a share of Acquiror Common Stock on the Determination Date is less than $25.00, which is 80% of $31.25 (the price for a share of Acquiror Common Stock used to establish the Exchange Ratio) and (ii) (a) the number obtained by dividing the closing price for a share of Acquiror Common Stock on the Determination Date by $31.25 is less than (b) the number obtained by dividing the Index Value (as defined below) on the Determination Date by the Index Value on the Starting Date minus .20.

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“Determination Date” means the five consecutive trading days prior to receipt of the last regulatory approval of the Mergers.

“Index Value” on a given date shall mean the index value for the NASDAQ Bank Index as reported by Bloomberg, L.P.

“Starting Date” means July 12, 2004.

Notwithstanding anything to the contrary herein, if Seller (on behalf of itself and Seller Subsidiary) terminates this Agreement pursuant to Section 7.1(i), then Acquiror, at its option, upon written notice to Seller within 15 days of its receipt of Seller’s notice of termination pursuant to Section 7.1(i), may adjust the Exchange Ratio based on a formula that reflects the proportional decrease in the per share price of Acquiror Common Stock and the Index Value. Seller’s notice of termination pursuant to Section 7.1(i) shall be deemed withdrawn and of no force and effect from and after the date of Acquiror’s notice pursuant to this paragraph.

For example, if on the Determination Date, the average closing price for a share of Acquiror Common Stock is $21.00 and the Index Value is 2,740.21, and the Index Value on the Starting Date was 2,884.43, then since (i) $21.00 is less than $25.00, and (ii) 0.672 (21.00/31.25) is less than 0.75 ((2,740.21/2,884.43)—0.20), then Seller may terminate this Agreement pursuant to this Section 7.1(i); provided that Acquiror may, at its option, elect to increase the Exchange Ratio from 0.20 to .2381 (determined based on the calculations set forth below) by delivering the written notice above to Seller within the time period specified above.

A	B	C
Average Closing Price for a Share of Acquiror Common Stock on the Determination Date	Value of Stock Consideration	Adjusted Exchange Ratio
$25.00	$5.00	0.2000
24.00	5.00	0.2083
23.00	5.00	0.2174
22.00	5.00	0.2273
21.00	5.00	0.2381
20.00	5.00	0.2500

A	B	C = B/A

7.2 Effect of Termination. In the event of termination of this Agreement by either Acquiror or Seller as provided above, this Agreement shall forthwith become void (other than Sections 5.6(b), this Section 7.2, Section 7.4 and Article VIII hereof, which shall remain in full force and effect), and there shall be no further liability on the part of the parties or their respective officers or directors except for the liability of the parties under Sections 5.6(b), 7.4 and 8.1 hereof and except for liability for any willful breach of any covenant, undertaking, representation or warranty in this Agreement giving rise to such termination.

7.3 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the Parent Merger, whether before or after approval thereof by the stockholders of Seller, the parties may (a) amend this Agreement and the Merger Documents; (b) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (d) waive compliance with any of the agreements or conditions contained herein (other than required stockholder and regulatory approval); provided, however, that after any approval of the Parent Merger by the stockholders of Seller, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement or the Parent Merger Documents which (i) modifies either the amount or the form of the Merger Consideration to be delivered to stockholders of Seller, or (ii) is reasonably likely to materially delay or jeopardize receipt of any required regulatory approvals or materially impair or prevent the satisfaction of any other condition to the obligations of

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Acquiror, Acquiror Sub, Seller or Seller Subsidiary set forth in Sections 6.1, 6.2 and 6.3 hereof or may materially delay the Effective Time. This Agreement and the Merger Documents may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and which has been authorized by or under the direction of its Board of Directors; but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.4 Termination Fees.

(a) In the event that (A) a Pre-Termination Takeover Proposal Event (as defined in subsection (c)) shall occur after the date of this Agreement and thereafter this Agreement is terminated by either Acquiror or Seller pursuant to Section 7.1(b)(ii) or by Acquiror pursuant to Section 7.1(d) as a result of a willful breach by Seller or Seller Subsidiary and (B) prior to the date that is 12 months after the date of such termination Seller consummates an Acquisition Proposal, then Seller shall, on the date such Acquisition Proposal is consummated, pay Acquiror a fee equal to $2,000,000 by wire transfer of same-day funds.

(b) In the event that this Agreement is terminated by Acquiror pursuant to Section 7.1(e) or by Seller pursuant to Section 7.1(g), then concurrently with such termination, Seller shall pay to Acquiror a fee equal to $2,000,000 by wire transfer of same-day funds, and such termination shall not be deemed effective hereunder until receipt by Acquiror of such fee. For the avoidance of doubt, if Seller fails to hold the Special Meeting, fails to make the Seller Recommendation, or withdraws modifies or changes the Seller Recommendation either as a result of an Acquisition Proposal that has not been withdrawn or otherwise, and this Agreement is terminated by Acquiror pursuant to Section 7.1(e) or by Seller pursuant to Section 7.1(g), then Seller shall pay the $2,000,000 fee as provided in this Section 7.4(b). In no event shall Seller be required to pay a $2,000,000 fee under both this Section 7.4(b) and Section 7.4(a).

(c) For purposes of this Section 7.4, a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, an Acquisition Proposal shall have been made known to the senior management or board of directors of Seller or has been made directly to its stockholders generally or any person reasonably qualified to consummate an Acquisition Proposal shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and such Acquisition Proposal or public announcement shall not have been irrevocably withdrawn not less than five Business Days prior to the Special Meeting with respect to a termination pursuant to Section 7.1(b)(ii) or the date of termination with respect to a termination pursuant to Section 7.1(d). Seller acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Acquiror would not enter into this Agreement; accordingly, if Seller fails promptly to pay the amount due pursuant to this Section 7.4 and, in order to obtain such payment, Acquiror commences a suit which results in a judgment against Seller for the fee set forth in this Section 7.4, Seller shall pay to Acquiror its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit.

ARTICLE VIII

MISCELLANEOUS

8.1 Expenses. Except as provided in Section 7.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting, investment banking and printing expenses) shall be borne by the party incurring such costs and expenses, provided that Acquiror and Seller shall each bear one-half of all costs of printing, mailing and filing the Registration Statement and all filing and similar fees relating to the Mergers.

8.2 Survival The respective representations, warranties and covenants of the parties to this Agreement shall not survive (i) the Effective Time or (ii) the termination of this Agreement, but shall terminate as of the Effective

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Time or such termination, respectively, except for the provisions of (i) Article II, Sections 5.13, 5.21 and 5.22 and this Article VIII which shall survive the Effective Time, and (ii) Sections 5.6(b), 5.6(c), 7.4 and this Article VIII which shall survive such termination, respectively.

8.3 Notices All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight express or by facsimile, or sent by registered or certified mail, postage prepaid, addressed as follows:

(a) If to Acquiror or Acquiror Sub, to:

The Peoples Holding Company

209 Troy Street

Tupelo, Mississippi 38801

Attention: E. Robinson McGraw

Facsimile: (662) 680-1230

Copy (which shall not constitute notice) to:

Phelps Dunbar LLP

20th Floor

365 Canal Street

New Orleans, Louisiana 70130

Attention: Mark A. Fullmer

Facsimile: (504) 568-9130

(b) If to Seller or Seller Subsidiary, to:

Heritage Financial Holding Corporation

211 Lee Street NE

Decatur, Alabama 35602

Attention: Larry R. Mathews

Facsimile: (205) 824-3810

Copy (which shall not constitute notice) to:

Bradley Arant Rose & White LLP

1819 Fifth Avenue North

Birmingham, AL 35203

Attention: Paul S. Ware

Facsimile: (205) 521-8800

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

8.4 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and, except as otherwise expressly provided in Sections 5.13(a)(2), 5.13(a)(3), 5.13(b), 5.13(c), 5.21 and 5.22, that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

8.5 Complete Agreement. This Agreement and the Plans of Merger, including the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, including the confidentiality agreement by and among the parties dated as of June 29, 2004 and the confidentiality agreement by and among the parties dated as of January 12, 2004, contain the entire agreement and understanding of the parties with

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respect to the subject matter hereof and shall supersede all prior agreements and understandings by and among the parties, both written and oral, with respect to such subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings by and among the parties other than those expressly set forth herein or therein.

8.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

8.7 Governing Law. This Agreement shall be governed by the laws of the State of Mississippi, without giving effect to the principles of conflicts of laws thereof except for matters relating to the corporate attributes of Seller and Seller Subsidiary, the respective rights and duties of the directors, officers and shareholders, in such capacities, of Seller and Seller Subsidiary, the procedures for consummating the Parent Merger in the State of Delaware and the Subsidiary Merger in the State of Alabama, the corporate authority and capacity of Seller and Seller Subsidiary and the effects of the Mergers shall be governed by, and construed in accordance with, the DGCL and CA, as applicable, with regard to conflict of laws principles thereunder.

8.8 Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section, exhibit or schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

THE PEOPLES HOLDING COMPANY

By:	/S/ E. ROBINSON MCGRAW
E. Robinson McGraw, President and Chief Executive Officer

THE PEOPLES BANK & TRUST COMPANY

By:	/S/ E. ROBINSON MCGRAW
E. Robinson McGraw, President and Chief Executive Officer

HERITAGE FINANCIAL HOLDING CORPORATION

By:	/S/ LARRY R. MATHEWS
Name: Title:	Larry R. Mathews President and Chief Executive Officer

HERITAGE BANK

By:	/S/ LARRY R. MATHEWS
Name: Title:	Larry R. Mathews President and Chief Executive Officer

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AMENDMENT NUMBER ONE

TO

AGREEMENT AND PLAN OF MERGER

This Amendment Number One to Agreement and Plan of Merger (the “Amendment”), dated as of November 22, 2004, by and among The Peoples Holding Company, a Mississippi corporation (“Acquiror”), and The Peoples Bank & Trust Company, a Mississippi banking association (“Acquiror Sub”), on the one hand, and Heritage Financial Holding Corporation, a Delaware corporation (‘Seller”), and Heritage Bank, an Alabama banking association (“Seller Subsidiary”), on the other hand.

RECITALS:

WHEREAS, Acquiror, Acquiror Sub, Seller and Seller Subsidiary are parties to the Agreement and Plan of Merger dated as of July 15, 2004 (the “Agreement”);

WHEREAS, Acquiror, Acquiror Sub, Seller and Seller Subsidiary have determined it is advisable to amend the Agreement as provided hereinbelow; and

WHEREAS, unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendment to the Agreement. Effective November 22, 2004, Acquiror, Acquiror Sub, Seller and Seller Subsidiary amend the Agreement as follows:

(a) Section 2.1(a)(iii) of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

“Subject to the proration and election procedure set forth in this Section 2.1(a), each holder of record of shares of Seller Common Stock (excluding any treasury shares, shares held by Acquiror or any of the subsidiaries of Acquiror or Seller (other than in a fiduciary capacity) and shares held by Dissenting Stockholders) will be entitled to elect to receive (a) Cash Consideration for such shares (a “Cash Election”), (b) Stock Consideration for all such shares (a “Stock Election”), or (c) Cash Consideration for 40% of such shares and Stock Consideration for 60% of such shares (a “Combination Election”). All such elections shall made be on a form designed for that purpose prepared by Acquiror and reasonably acceptable to Seller. Such form (the “Form of Election”) will include appropriate stock certificate transmittal materials (which transmittal materials shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon delivery of a certificate or certificates representing shares of Seller Common Stock to the Exchange Agent (as defined below) and instructions for use in effecting the surrender to the Exchange Agent of certificates of Seller Common Stock in exchange for the Merger Consideration). Holders of record of shares of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all of the shares of Seller Common Stock held by each such Representative for a particular beneficial owner.”

(b) The first line in Section 2.1(a)(iv) of the Agreement is hereby amended by inserting the words “(including the stock certificate transmittal materials)” after the words “Form of Election”.

Annex A-1 Page 52

(c) Section 2.1(a)(v) of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

“Elections shall be made by holders of Seller Common Stock by mailing or otherwise delivering to the Exchange Agent (as defined below), in a manner acceptable to Acquiror, a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent. The Form of Election shall be deemed properly completed only if accompanied by one or more certificates representing all shares of Seller Common Stock covered by such Form of Election, together with duly executed transmittal materials included with the Form of Election. Acquiror will have the discretion, which it may delegate in whole or in part, to the Exchange Agent to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The good faith decision of Acquiror (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Acquiror nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election.”

(d) Section 2.2(a) of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

“(a) Registrar and Transfer Company will serve as Exchange Agent (the “Exchange Agent”) in connection with the Parent Merger. Exchange Agent shall not be obligated to deliver the Merger Consideration to which any former holder of Seller Common Stock is entitled as a result of the Parent Merger until the Exchange Agent receives a properly completed Form of Election accompanied by the stock certificates representing all shares of Seller Common Stock covered by such Form of Election, together with duly executed transmittal materials included with the Form of Election, as provided in this Section 2.2. After the effective time, each certificate that represented outstanding shares of Seller Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions to which former stockholders of Seller Common Stock may entitled) to evidence only the right of the holder thereof to receive the Merger Consideration in exchange for each share or as provided in Section 2.1 of this Agreement.”

(e) The last sentence of Section 2.2.(i) of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

“Acquirer shall instruct the Exchange Agent to pay the Merger Consideration within ten (10) Business Days following the Effective Time with respect to Forms of Elections properly completed, signed and submitted to the Exchange Agent prior to the Effective Time and within ten (10) Business Days following the receipt of each Form of Election properly completed, signed and submitted to the Exchange Agent after the Effective Time.”

2. Remaining Provisions in Full Force. Except as provided above, all other provisions of the Agreement shall remain in full force and effect as written. Nothing in this Amendment is intended to modify or effect in any way the rights and obligations of the party arising under the Agreement prior to the date hereof.

Annex A-1 Page 53

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

THE PEOPLES HOLDING COMPANY

By:	/S/ E. ROBINSON MCGRAW
E. Robinson McGraw, President and Chief Executive Officer

THE PEOPLES BANK & TRUST COMPANY

By:	/S/ E. ROBINSON MCGRAW
E. Robinson McGraw, President and Chief Executive Officer

HERITAGE FINANCIAL HOLDING CORPORATION

By:	/S/ LARRY R. MATHEWS
Larry R. Mathews, President and Chief Executive Officer

HERITAGE BANK

By:	/S/ LARRY R. MATHEWS
Larry R. Mathews, President and Chief Executive Officer

Annex A-1 Page 54

ANNEX A-2

PLAN OF MERGER

This Plan of Merger (“Articles of Merger”) is dated as of                     , 2004, by and between The Peoples Holding Company, a Mississippi corporation (“Acquiror”), and Heritage Financial Holding Corporation, a Delaware corporation (“Seller”). Each of Acquiror and Seller is a “party” to this Agreement, and one or more of them are “parties” hereto, as the context may require.

WITNESSETH:

WHEREAS, Acquiror and Seller have entered into an Agreement and Plan of Merger, dated July     , 2004 (the “Merger Agreement”); and

WHEREAS, pursuant to the Merger Agreement and these Articles of Merger, and subject to the terms and conditions set forth therein and herein, Seller shall be merged with and into Acquiror, with Acquiror being the surviving corporation in such merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement, the parties hereto do mutually agree as follows:

ARTICLE I

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Effective Time” shall mean the date and time at which the Merger contemplated by these Articles of Merger becomes effective as provided in Section 2.2 of these Articles of Merger.

“Merger” shall refer to the merger of Seller with and into Acquiror as provided in Section 2.1 of these Articles of Merger.

“Merging Corporations” shall mean Acquiror and Seller.

“Seller Common Stock” shall mean the common stock, par value $0.01 per share, of Seller.

“Seller Dissenting Shares” shall mean the shares of Seller Common Stock as to which dissenters’ rights have been asserted and duly perfected in accordance with Section 262 of the DGCL (as defined in Section 2.1) and not effectively withdrawn.

“Stockholder Meeting” shall mean the meeting of the stockholders of Seller held pursuant to Section 5.8 of the Merger Agreement.

“Surviving Corporation” shall mean Acquiror as the surviving corporation of the Merger.

Annex A-2 – Page 1

ARTICLE II

TERMS OF THE MERGER

2.1 THE MERGER. Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, Seller shall be merged with and into Acquiror pursuant to and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Mississippi Business Corporation Act (the “MBCA”). Acquiror shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of Mississippi. At the Effective Time, the separate existence and corporate organization of Seller shall cease, and all right, title and interest in and to all real estate and other property owned by each of the Merging Corporations shall be allocated to and shall be vested in Acquiror as the Surviving Corporation, without reversion or impairment, without further act or deed and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities and obligations of the Merging Corporations shall be allocated to Acquiror as the Surviving Corporation, as the primary obligor therefor, and, except as set forth in the Merger Agreement, no other person shall be liable therefor, and all proceedings pending by or against any of the Merging Corporations shall be continued by or against the Surviving Corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be allocated to and vested the Surviving Corporation.

2.2 EFFECTIVE TIME. The Merger shall become effective on the date and at the time that these Articles of Merger are filed with the Secretary of State of the State of Mississippi pursuant to Section 79-4-11.06 of the MBCA and the Certificate of Merger is filed with the Secretary of State of Delaware pursuant to Section 252 of the DGCL, unless a later date and time is specified as the effective time in such documents.

2.3 NAME OF THE SURVIVING CORPORATION. The name of the Surviving Corporation shall be “The Peoples Holding Company.”

2.4 ARTICLES OF INCORPORATION. On and after the Effective Time, Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Acquiror until amended in accordance with applicable law.

2.5 BYLAWS. On and after the Effective Time, the Bylaws of the Surviving Corporation shall be the Bylaws of Acquiror until amended in accordance with applicable law.

ARTICLE III

CONVERSION OF SHARES

3.1 CONVERSION OF SHARES. All of the shares of Acquiror issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Merger. The manner and basis of converting the Seller Common Stock upon consummation of the Merger shall be as follows:

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Seller or the holders of Seller Common Stock:

(i) Subject to the other provisions of this Section 3.1, each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by Acquiror or any of the subsidiaries of Acquiror or Seller (other than in a fiduciary capacity) and shares held by Dissenting Stockholders (as defined below)) shall be converted into the right to receive the Merger Consideration. The “Merger Consideration” shall mean either (a) cash in the amount of the Price Per Share (as defined below), without interest (the “Cash Consideration”), (b) a share of Acquiror Common Stock (as defined below), rounded to the nearest six decimals, equal to the Exchange Ratio (the “Stock Consideration”), or (c) a combination of Cash Consideration and Stock Consideration in accordance with

Annex A-2 – Page 2

subparagraph (iii) of this Section 3.1. As used herein, the term “Price Per Share” equals $6.25, the term “Exchange Ratio” equals 0.20 and the term “Acquiror Common Stock” means the common stock, $5.00 per share par value, of the Acquiror.

(ii) The number of shares of Seller Common Stock to be converted into the right to receive Cash Consideration shall not be less than 35% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 3.1(a)) (the “Minimum Cash Election Number”) and shall not be greater than 40% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be converted pursuant to clause (x) of this Section 3.1(a)) (the “Maximum Cash Election Number”). For purposes of determining both the Minimum Cash Election Number and Maximum Cash Election Number, Dissenting Stockholders shall be deemed to have made a Cash Election (as defined below) unless such Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to payment as a dissenting shareholder under the TBCA at or prior to the Effective Time. The number of shares of Seller Common Stock to be converted into the right to receive Stock Consideration shall be not less than 60% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 3.1(a)) (the “Minimum Stock Election Number”) and not greater than 65% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 3.1(a)) (the “Maximum Stock Election Number”).

(iii) Subject to the proration and election procedures set forth in this Section 3.1(a), each holder of record of shares of Seller Common Stock (excluding any treasury shares, shares held by Acquiror or any of the subsidiaries of Acquiror or Seller (other than in a fiduciary capacity) and shares held by Dissenting Stockholders) will be entitled to elect to receive (a) Cash Consideration for all such shares (a “Cash Election”), (b) Stock Consideration for all of such shares (a “Stock Election”) or (c) Cash Consideration for 40% of such shares and Stock Consideration for 60% of such shares (a “Combination Election”). All such elections shall be made on a form designed for that purpose prepared by Acquiror and reasonably acceptable to Seller (a “Form of Election”). Holders of record of shares of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Seller Common Stock held by each such Representative for a particular beneficial owner.

(iv) Acquiror and Seller shall mail the Form of Election to all Persons who are holders of Seller Common Stock on the record date for the Special Meeting, on a date that is not less than 20 Business Days prior to the Effective Time, and thereafter Acquiror and Seller shall each use its reasonable efforts to (x) mail the Form of Election to all persons who become holders of Seller Common Stock during the period between the record date for the Special Meeting and 10:00 a.m., Decatur, Alabama time, on the date seven Business Days prior to the anticipated Effective Time and (y) make the Form of Election available to all Persons who become holders of Seller Common Stock subsequent to such day and no later than the close of business on the fifth Business Day prior to the Effective Time. A Form of Election must be received by the Exchange Agent in the manner described below no later than by the close of business on the Business Day which is four Business Days immediately prior to the Effective Time (the “Election Deadline”) in order to be effective. All elections will be irrevocable. As used herein “Special Meeting” shall mean the special meeting of the shareholders of Seller to approve the Merger Agreement, these Articles of Merger and the Merger.

(v) Elections shall be made by holders of Seller Common Stock by mailing, faxing or otherwise delivering to the Exchange Agent, in a manner acceptable to Acquiror, a Form of Election. “Exchange Agent” shall mean the person mutually acceptable to Acquiror and Seller who is selected to act as exchange agent to perform the services specified in the Merger Agreement. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent. Acquiror will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of

Annex A-2 – Page 3

Election. The decision of Acquiror (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Acquiror nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election.

(vi) A holder of Seller Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Combination Election. If Acquiror or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the holder of shares of Seller Common Stock making such purported Cash Election or Stock Election shall for purposes hereof be deemed to have made a Combination Election.

(vii) All shares of Seller Common Stock which are subject to Cash Elections are referred to herein as “Cash Election Shares.” All shares of Seller Common Stock which are subject to Stock Elections are referred to herein as “Stock Election Shares.” If, after the results of the Forms of Election are calculated, the number of shares of Seller Common Stock to be converted into shares of Acquiror Common Stock exceeds the Maximum Stock Election Number, the Exchange Agent shall, after the Election Deadline but prior to the Effective Time, determine the number of Stock Election Shares which must be redesignated as Cash Election Shares in order to reduce the number of such shares to the Maximum Stock Election Number. All holders who have Stock Election Shares shall, on a pro rata basis, have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Maximum Stock Election Number and the Minimum Cash Election Number are achieved. If, after the results of the Forms of Election are calculated, the number of shares of Seller Common Stock to be converted into cash exceeds the Maximum Cash Election Number, the Exchange Agent shall, after the Election Deadline but prior to the Effective Time, determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the amount of such cash to the Maximum Cash Election Number. All holders who have Cash Election Shares shall, on a pro rata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Maximum Cash Election Number and the Minimum Stock Election Number are achieved. Notwithstanding the foregoing, no redesignation shall be effected for a holder who has made a Cash Election but, as a result of such redesignation, would receive fewer than 10 shares of Acquiror Common Stock in exchange for all of such holder’s shares of Seller Common Stock. In this event, the Cash Election Shares of the remaining holders of shares of Seller Common Stock shall be redesignated on a pro rata basis to achieve the Maximum Cash Election Number and the Minimum Stock Election Number. Holders who make Combination Elections will not be subject to the redesignation procedures described herein. Dissenting Stockholders who are deemed to have made Cash Elections shall not be subject to the redesignation procedure described herein. Acquiror or the Exchange Agent shall make all computations contemplated by this Section 3.1(a) and all such computations shall be conclusive and binding on the holders of Seller Common Stock.

(viii) [Reserved]

(ix) After the redesignation procedure, if any, set forth in Section 3.1(a)(vii) is completed, all Cash Election Shares and 40% of the shares of Seller Common Stock which are subject to Combination Elections shall be converted into the right to receive the Cash Consideration, and all Stock Election Shares and 60% of the shares of Seller Common Stock which are subject to Combination Elections shall be converted into the right to receive the Stock Consideration. Such certificates previously evidencing shares of Seller Common Stock shall be exchanged for (a) certificates evidencing the Stock Consideration, or (b) the Cash Consideration, multiplied in each case by the number of shares previously evidenced by the cancelled certificate, upon the surrender of such certificates to the Exchange Agent, without interest. Notwithstanding the foregoing, however, no fractional shares of Acquiror Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 3.1(b).

(x) Each share of Seller Common Stock held in the treasury of Seller and each share of Seller Common Stock owned by Acquiror or any subsidiary of Acquiror or Seller (other than in a fiduciary capacity) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

Annex A-2 – Page 4

(b) No certificates or scrip representing fractional shares of Acquiror Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 3.1(a) of this Agreement, cash adjustments (without interest) will be paid to the holder of Seller Common Stock in respect of any fraction of a share of Acquiror Common Stock that would otherwise be issuable to such holder of Seller Common Stock, and the amount of such cash adjustment shall be determined by multiplying the fraction of a share of Acquiror Common Stock otherwise issuable by the average of the closing price of one share of Acquiror Common Stock for the 10 trading days immediately preceding the last trading day immediately prior to the Closing Date as reported by the American Stock Exchange, and no such holder shall be entitled to dividends, voting rights or any other right of stockholders in respect of any fractional share.

3.2 EXCHANGE OF CERTIFICATES FOR STOCK AND/OR CASH. After the Effective Time, each holder of a certificate previously representing outstanding shares of Seller Common Stock shall surrender and exchange such certificates for the Merger Consideration in the manner provided in Section 2.2 of the Merger Agreement.

3.3 DISSENTING SHARES. No outstanding share of Seller Common Stock as to which the holder has exercised dissenters rights under the DGCL and did not vote for the adoption of the Merger Agreement and these Articles of Merger shall be converted into or represent a right to receive the Merger Consideration, and the holder thereof (such holder, a “Dissenting Stockholder”) shall be entitled only to such rights as are granted by the DGCL. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of the Seller Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of the Merger Agreement and these Articles of Merger as if such holder had made a Combination Election. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of the Seller Common Stock of such holder shall be converted, on a share-by-share basis, into the right to receive the Merger Consideration in accordance with the applicable provisions of the Merger Agreement and these Articles of Merger as if such holder had made a Combination Election.

ARTICLE IV

MISCELLANEOUS

4.1 CONDITIONS PRECEDENT. The respective obligations of each party under these Articles of Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article VI of the Merger Agreement.

4.2 TERMINATION. These Articles of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Merger Agreement in accordance with Article VII thereof.

4.3. AMENDMENTS. To the extent permitted by the MBCA and the DGCL, these Articles of Merger may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Board of Directors of each of the parties hereto; provided, however, that the provisions of Article III of these Articles of Merger relating to the consideration to be paid for the shares of Seller Common Stock shall not be amended after the Stockholder Meeting so as to modify either the amount or the form of such consideration or to otherwise materially adversely affect the stockholders of Seller without the approval of the stockholders of Seller.

4.4 SUCCESSORS. These Articles of Merger shall be binding on the successors of Acquiror and Seller.

Annex A-2 – Page 5

IN WITNESS WHEREOF, Acquiror and Seller have caused this Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

THE PEOPLES HOLDING COMPANY

By:
E. Robinson McGraw, President and Chief Executive Officer

HERITAGE FINANCIAL HOLDING CORPORATION

By:
Name:
Title:

Annex A-2 – Page 6

CERTIFICATE OF MERGER

OF

HERITAGE FINANCIAL HOLDING COMPANY

WITH AND INTO

THE PEOPLES HOLDING COMPANY

(UNDER SECTION 252 AND 103 OF THE GENERAL

CORPORATION LAW OF THE STATE OF DELAWARE)

The undersigned corporations, Heritage Financial Holding Company, formed under the laws of the State of Delaware, and The Peoples Holding Company, formed under the laws of the State of Mississippi, and acting pursuant to the General Corporation Law of the State of Delaware, particularly §§252 and 103 thereof, and pursuant to the Mississippi Business Corporation Act, particularly §79-4-11.02 thereof, hereby certify as follows:

FIRST: That the name and state of incorporation or formation of each of the constituent entities is as follows:

Name	State of Incorporation
Heritage Financial Holding Corporation	Delaware
The Peoples Holding Company	Mississippi

SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the parties in accordance with the requirements of Section 252 of the Delaware General Corporation Law and the requirements of Section 79-4-11.02 of the Mississippi Business Corporation Act.

THIRD: That the name of the surviving entity of the merger is The Peoples Holding Company.

FOURTH: That the Articles of Incorporation of The Peoples Holding Company shall be the governing document of the surviving entity, and no amendments to such Articles of Incorporation are desired to be effected by the merger.

FIFTH: That the executed Agreement and Plan of Merger is on file at the principal place of business of The Peoples Holding Company at 209 Troy Street, Tupelo, Mississippi 38801.

SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by The Peoples Holding Company on request and without cost, to any stockholder of any corporation party to the merger.

SEVENTH: The Agreement and Plan of Merger and the performance of its terms were duly authorized by all action required by the laws of the States of Delaware and Mississippi.

EIGHTH: The effective date of the merger is January     , 2005.

NINTH: The Peoples Holding Company agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Heritage Financial Holding Company, as well as for enforcement of any obligation of The Peoples Holding Company arising from the merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of the General Corporation Law of the State of Delaware, and irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings. The Secretary of State of the State of Delaware shall mail any such process to The Peoples Holding Company at its principal place of business at 209 Troy Street, Tupelo, Mississippi 38801.

Annex A-2 – Page 7

IN WITNESS WHEREOF, the President of The Peoples Holding Company has executed this Certificate of Merger as of January     , 2005.

THE PEOPLES HOLDING COMPANY

By:
Name:
Title:

Annex A-2 – Page 8

ANNEX B-1

FORM OF LOCK-UP AND NON-COMPETITION AGREEMENT

This Agreement is made and executed as of the      day of July, 2004, between The Peoples Holding Company, a Mississippi corporation (“Acquiror”), and the undersigned non-employee director (“Heritage Official”) of Heritage Financial Holding Corporation, a Delaware corporation (“Heritage”), or Heritage Bank, an Alabama banking association (“Heritage Bank”).

Acquiror, The Peoples Bank & Trust Company, a Mississippi banking association (“Acquiror Bank”), Heritage and Heritage Bank have entered into an Agreement and Plan of Merger (the “Plan of Merger”), pursuant to which the parties thereto agree that (i) Heritage will merge (the “Merger”) with and into Acquiror, and Acquiror shall be the surviving entity of the Merger, and (ii) Heritage Bank and Acquiror Bank will merge (the “Bank Merger”) with and into Acquiror Bank, and Acquiror Bank shall be the surviving entity of the Bank Merger. In consideration of the expenses that Acquiror will incur in connection with the transactions contemplated by the Plan of Merger, and in order to preserve the value of the franchise to be purchased by Acquiror and induce Acquiror to proceed to incur such expenses, the Heritage Official makes the following agreements in favor of Acquiror:

1. Undertakings of Heritage Official

1.1 The Heritage Official agrees and undertakes to vote or cause to be voted in favor of the approval of the Plan of Merger all shares of common stock of Heritage, $0.01 par value (the “Heritage Stock”), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the schedule attached hereto and made a part hereof, at any meeting or meetings (including any and all adjournments thereof) held on or before March 31, 2005. The parties hereto acknowledge and agree that nothing in this section or this Agreement is intended to dictate or require that the Heritage Official vote as a director in any manner.

1.2 The Heritage Official further agrees that he will not transfer any of the shares of Heritage Stock over which he has dispositive power, which number of shares is shown on the schedule attached hereto and made a part hereof, until the vote upon the Plan of Merger by Heritage’s stockholders has been taken or until the Plan of Merger has been terminated pursuant to the provisions thereof, except (i) for transfers by operation of law, and (ii) for transfers in connection with which Acquiror has consented to the transfer and the transferee shall agree in writing with Acquiror to be bound by this Agreement as fully as the undersigned.

1.3 This Agreement shall terminate at such time as the Plan of Merger terminates.

2. Agreement Not to Compete.

The Heritage Official agrees that for a period of two years following the Closing (as that terms is defined in the Plan of Merger), the Heritage Official will not serve as an officer or director, or acquire 5% or more of the outstanding equity securities, of any bank or savings and loan association or bank holding company, or federal or state chartered bank, savings bank, thrift, homestead association, savings association, savings and loan association or cooperative bank that has its principal business location within any of the following counties in Alabama: Morgan, Madison and Jefferson; provided, however, that the Heritage Official shall be entitled to serve as a director of a bank holding company or a bank with assets in excess of twenty billion dollars.

3. Miscellaneous

3.1 The provisions of this Agreement shall be enforceable through an action for damages at law or a suit for specific performance or other appropriate extraordinary relief, the Heritage Official acknowledging that remedies at law for breach or default might be or become inadequate.

Annex B-1 – Page 1

3.2 The Heritage Official acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of Heritage. The Heritage Official further acknowledges and represents that the provisions of this Agreement will not work a hardship on him and will not prevent him from engaging in his occupation.

3.3 To the extent permitted under applicable law, any provision of this Agreement may be amended or modified at any time, either before or after its approval by an agreement in writing among the parties hereto.

3.4 This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

3.5 This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Mississippi applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

3.6 The Heritage Official may not assign any of his rights or obligations under this Agreement to any other person.

3.7 This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between Heritage or an affiliate of Heritage and the Heritage Official. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and legatees.

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

THE PEOPLES HOLDING COMPANY

By:
E. Robinson McGraw, President and Chief Executive Officer

HERITAGE OFFICIAL

Annex B-1 – Page 2

SCHEDULE TO

LOCK-UP AND NON-COMPETITION AGREEMENT

Number of shares of common stock, $0.01 par value, of Heritage Financial Holding Corporation owned by the Heritage Official:                          shares.

Annex B-1 – Page 3

ANNEX B-2

FORM OF LOCK-UP AGREEMENT

This Agreement is made and executed as of the      day of July, 2004, between The Peoples Holding Company, a Mississippi corporation (“Acquiror”) and the undersigned individual executive officer and director (“Heritage Official”) of Heritage Financial Holding Corporation, a Delaware corporation (“Heritage”), or Heritage Bank, an Alabama banking association (“Heritage Bank”).

Acquiror, The Peoples Bank & Trust Company, a Mississippi banking association (“Acquiror Bank”), Heritage and Heritage Bank have entered into an Agreement and Plan of Merger (the “Plan of Merger”), pursuant to which the parties thereto agree that (i) Heritage will merge (the “Merger”) with and into Acquiror, and Acquiror shall be the surviving entity of the Merger, and (ii) Heritage Bank and Acquiror Bank will merge (the “Bank Merger”) with and into Acquiror Bank, and Acquiror Bank shall be the surviving entity of the Bank Merger. In consideration of the expenses that Acquiror will incur in connection with the transactions contemplated by the Plan of Merger and in order to preserve the value of the franchise to be purchased by Acquiror and induce Acquiror to proceed to incur such expenses, the Heritage Official makes the following agreements in favor of Acquiror:

1. Undertakings of Heritage Official.

1.1 The Heritage Official agrees and undertakes to vote or cause to be voted in favor of the approval of the Plan of Merger all shares of common stock of Heritage, $0.01 par value (the “Heritage Stock”), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the Schedule attached hereto and made a part hereof, at any meeting or meetings (including any and all adjournments thereof) held on or before March 31, 2005. The parties hereto acknowledge and agree that nothing in this Section or this Agreement is intended to dictate or require that the Heritage Official vote as a director in any manner.

1.2 The Heritage Official further agrees that he will not transfer any of the shares of Heritage Stock over which he has dispositive power, which number of shares is shown on the Schedule attached hereto and made a part hereof, until the vote upon the Plan of Merger by Heritage’s shareholders has been taken or until the Plan of Merger has been terminated pursuant to the provisions thereof, except (i) for transfers by operation of law, and (ii) for transfers in connection with which Acquiror has consented to the transfer and the transferee shall agree in writing with Acquiror to be bound by this Agreement as fully as the undersigned.

1.3 This Agreement shall terminate at such time as the Plan of Merger terminates.

2. [Reserved]

3. Miscellaneous.

3.1 The provisions of this Agreement shall be enforceable through an action for damages at law or a suit for specific performance or other appropriate extraordinary relief, the Heritage Official acknowledging that remedies at law for breach or default might be or become inadequate.

3.2 The Heritage Official acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of Heritage. The Heritage Official further acknowledges and represents that the provisions of this Agreement will not work a hardship on him and will not prevent him from engaging in his occupation.

3.3 To the extent permitted under applicable law, any provision of this Agreement may be amended or modified at any time, either before or after its approval by an agreement in writing among the parties hereto.

3.4 This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

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3.5 This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Mississippi applicable to agreement made and entirely to be performed within such State, except as federal law may be applicable.

3.6 The Heritage Official may not assign any of his rights or obligations under this Agreement to any other person.

3.7 This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between Heritage and the Heritage Official. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors, heirs and legatees.

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

THE PEOPLES HOLDING COMPANY

By:

HERITAGE OFFICIAL

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SCHEDULE TO

LOCK-UP AGREEMENT

Number of shares of common stock, $0.01 par value, of Heritage Financial Holding Corporation owned by the Heritage Official:                      shares.

Annex B-2 – Page 3

ANNEX C

OPINION OF STERNE, AGEE & LEACH, INC.

July 13, 2004

Board of Directors

Heritage Financial Holding Corporation

211 Lee Street NE

Decatur, Alabama 35601

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Heritage Financial Holding Corporation (“Heritage”) of the Merger Consideration, as defined below, in the proposed merger between Heritage and The Peoples Holding Company, Tupelo, Mississippi (the “Company”).

Pursuant to an Agreement and Plan of Merger dated July 13, 2004 (the “Merger Agreement”), the Company has agreed to exchange (i) $6.25 in cash, (ii) 0.20 shares of common stock of the Company, par value $5.00 per share, or (iii) a combination consisting of cash for 40% and shares of Company common stock for 60%, at the election of each Heritage stockholder, for each of Heritage’s outstanding shares of common stock. The options of Heritage outstanding as of the Effective Date shall be converted into the Company’s options based upon the exchange ratio applicable to shares of Heritage common stock. The value to be received by holders of common stock of Heritage may be adjusted pursuant to the terms of the Merger Agreement and the value received by the interests together is referred to herein as the Merger Consideration. The price of the Company’s common stock is subject to market variations.

Pursuant to the Merger Agreement, Heritage will be merged with and into the Company (the “Parent Merger”), and Heritage Bank, a wholly-owned subsidiary of Heritage, will be merged with and into The Peoples Bank & Trust Company, a wholly-owned subsidiary of the Company.

Sterne, Agee & Leach, Inc. (“Sterne Agee”) as part of its investment banking business, is regularly involved in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, securities trading, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Heritage and the Company. We may trade the equity securities of Heritage and the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Sterne Agee, and its officers, employees, consultants and agents may have long or short positions in the securities of Heritage and the Company.

In connection with our opinion, we have, among other things:

1. Reviewed a draft of the Merger Agreement;

2. Evaluated Heritage’s consolidated results based upon a review of its regulatory reports and audited financial statements for the three-year period ending December 31, 2003, and the quarter ending March 31, 2004;

3. Conducted conversations with executive management regarding recent and projected financial performance of Heritage;

4. Compared Heritage’s recent operating results with those of certain other publicly-traded banks in the United States of comparable size and performance;

5. Compared the pricing multiples for Heritage in the Parent Merger to those of certain other similarly-performing banks in the United States that have recently been acquired;

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6. Analyzed the present value of the after-tax cash flows Heritage could produce through the year 2009, based on assumptions provided by management;

7. Reviewed the historical stock price data and trading volume of the Company’s common stock and the common stock of Heritage; and,

8. Performed such other analyses as we deemed appropriate.

We assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by Heritage for the purposes of this opinion. In addition, where appropriate, we relied upon publicly available information that we believe to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

We did not make an independent evaluation of the assets or liabilities of Heritage or the Company, nor were we furnished with any such appraisals. We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for each of the companies are, in the aggregate, adequate to cover such losses.

We assumed that all required regulatory approvals will be received in a timely fashion and without any conditions or requirements that could adversely affect the Parent Merger or the Company’s operations following the Parent Merger.

Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

Our opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Heritage common stock. Moreover, this letter and the opinion expressed herein do not constitute a recommendation to any stockholder as to any approval of the Parent Merger or the Merger Agreement. It is understood that this letter is for the information of the Board of Directors of Heritage and may not be used for any other purpose without our prior written consent.

Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the Heritage stockholders pursuant to the Parent Merger is fair, from a financial point of view.

Very truly yours,

/s/ STERNE, AGEE & LEACH, INC.
STERNE, AGEE & LEACH, INC.

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ANNEX D

Delaware General Corporation Law §262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

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(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next proceeding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise

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entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

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(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Mississippi Business Corporation Act

The Mississippi Business Corporation Act (“MBCA”) empowers a corporation to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if

•	he conducted himself in good faith;

•	he reasonably believed in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and

•	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A corporation may also indemnify an individual who engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by Section 79-4-2.02(b)(5) of the MBCA. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct.

Unless ordered by a court under Section 79-4-8.54(a)(3) of the MBCA, a corporation may not indemnify a director

•	in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under the MBCA; or

•	in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

The MBCA further provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Also, a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director. The director must deliver to the corporation: (1) a written affirmation of his good faith belief that he has met the relevant standard of conduct described in the MBCA or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by the MBCA; and (2) his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under the MBCA and it is ultimately determined under the MBCA that he has not met the relevant standard of conduct described in the MBCA. The undertaking required must be an unlimited general obligation of the director. It need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

A corporation may not indemnify a director as described above unless authorized by:

•	the board of directors if there are two or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

•	special legal counsel selected in accordance with the MBCA; or

•	the stockholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization.

A corporation may also indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer to the same extent as for a director.

The bylaws of Peoples contain the following indemnification provision: “Any person, his heirs, executors, or administrators, may be indemnified by the corporation for reasonable expenses (including judgments and compromise settlements, except where as in a derivative suit situation any judgment in the matter would run in favor of the corporation) actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he was made a party by reason of service as a director, officer, or employee of the corporation, provided, however, that no person shall be so indemnified or reimbursed as to any matter as to which he shall finally be adjudged to have been guilty of gross negligence, willful misconduct or criminal acts in the performance of his duty to the corporation; and, provided further, that no person shall be so indemnified or reimbursed as to any matter in such action or suit which has been the subject of a compromise settlement except with the approval (1) of a court of competent jurisdiction, or (2) the holders of record of a majority of the outstanding shares of the corporation, or (3) a majority of the corporation’s board of directors, excluding members who are parties to the same or substantially the same suit or proceeding. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such person may be entitled as a matter of law. The board of directors of the corporation may, in its discretion, purchase directors’ and officers’ liability insurance coverage to provide, in whole or in part, for such indemnification or reimbursement.”

Peoples maintains an insurance policy insuring the corporation and its directors and officers against certain liabilities.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of July 15, 2004, as amended, and related Plan of Merger by and among The Peoples Holding Company, The Peoples Bank & Trust Company, Heritage Financial Holding Corporation and Heritage Bank (attached as Annex A-1 and Annex A-2 to the proxy statement/prospectus, which is part of this registration statement)

4.1	Articles of Incorporation of The Peoples Holding Company (filed as an exhibit to the Form S-4 Registration Statement of The Peoples Holding Company (File No. 333-72507) filed with the Securities and Exchange Commission on February 17, 1999 and incorporated herein by reference)

4.2	Restated Bylaws of The Peoples Holding Company (filed as an exhibit to the Annual Report on Form 10-K of The Peoples Holding Company (File No. 001-13253) filed with the Securities and Exchange Commission on March 11, 2004 and incorporated herein by reference)

5.1	Opinion of Phelps Dunbar LLP as to the legality of the shares of Peoples common stock to be issued in the merger*

8.1	Opinion of Phelps Dunbar LLP as to certain tax matters*

9.1	Form of voting agreements (attached as Annex B-1 and Annex B-2 to the proxy statement/prospectus which is part of this registration statement)

23.1	Consent of Ernst & Young LLP

23.2	Consent of Porter Keadle Moore, LLP

23.3	Consent of Schauer Taylor Cox Vise Morgan & Fowler, P.C.

23.4	Consent of Sterne, Agee & Leach, Inc.

23.5	Consent of Phelps Dunbar LLP (included in Exhibit 5.1)*

23.6	Consent of Phelps Dunbar LLP (included in Exhibit 8.1)*

24.1	Power of Attorney (included on page II-6 of the previously-filed Registration Statement)

99.1	Form of Proxy Card of Heritage Financial Holding Corporation

99.2	Form of Election and Letter of Transmittal

99.3	Opinion of Sterne, Agee & Leach, Inc. (attached as Annex C to the proxy statement/prospectus which is part of this registration Statement)

*	Previously filed

The Company does not have any long-term debt instruments under which securities are authorized exceeding ten percent of the average assets of the Company and its subsidiaries on a consolidated basis. The Company will furnish to the Securities and Exchange Commission, upon their request, a copy of all long-term debt instruments.

(b) Financial Statement Schedules.

All schedules have been omitted because they are either not applicable or the required information has been included in the consolidated financial statements or notes thereto incorporated by reference into this proxy statement/prospectus.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on November 22, 2004.

THE PEOPLES HOLDING COMPANY

by:	/s/ E. ROBINSON MCGRAW
E. Robinson McGraw
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Form S-4 Registration Statement has been signed below by the following persons in the capacities indicated on November 22, 2004.

Date: November 22, 2004	by:	/s/ E. ROBINSON MCGRAW
E. Robinson McGraw
President and Chief Executive Officer and Director

Date: November 22, 2004	by:	/s/ STUART R. JOHNSON
Stuart R. Johnson
Executive Vice President, Chief Financial Officer and Principal Financial Officer

Robert C. Leake, Director*	Eugene B. Gifford, Jr., Director*
William M. Beasley, Director*	Richard L. Heyer, Jr., Director*
George H. Booth, II, Director*	Jack C. Johnson, Director*
Frank B. Brooks, Director*	J. Niles McNeel, Director*
Francis J. Cianciola, Director*	C. Larry Michael, Director*
John M. Creekmore, Director*	Theodore S. Moll, Director*
Marshall H. Dickerson, Director*	John W. Smith, Director*
Karen S. Dixon, Senior Vice President and Controller*	H. Joe Trulove, Director*
J. Larry Young, Director*
John T. Foy, Director*

*By:	/s/ STUART R. JOHNSON
Stuart R. Johnson, Attorney in Fact

Date: November 22, 2004

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of July 15, 2004, as amended, and related Plan of Merger by and among The Peoples Holding Company, The Peoples Bank & Trust Company, Heritage Financial Holding Corporation and Heritage Bank (attached as Annex A-1 and Annex A-2 to the proxy statement/prospectus, which is part of this registration statement)

4.1	Articles of Incorporation of The Peoples Holding Company (filed as an exhibit to the Form S-4 Registration Statement of The Peoples Holding Company (File No. 333-72507) filed with the Securities and Exchange Commission on February 17, 1999 and incorporated herein by reference)

4.2	Restated Bylaws of The Peoples Holding Company (filed as an exhibit to the Annual Report on Form 10-K of The Peoples Holding Company (File No. 001-13253) filed with the Securities and Exchange Commission on March 11, 2004 and incorporated herein by reference)

5.1	Opinion of Phelps Dunbar LLP as to the legality of the shares of Peoples common stock to be issued in the merger*

8.1	Opinion of Phelps Dunbar LLP as to certain tax matters*

9.1	Form of voting agreements (attached as Annex B-1 and Annex B-2 to the proxy statement/prospectus which is part of this registration statement)

23.1	Consent of Ernst & Young LLP

23.2	Consent of Porter Keadle Moore, LLP

23.3	Consent of Schauer Taylor Cox Vise Morgan & Fowler, P.C.

23.4	Consent of Sterne, Agee & Leach, Inc.

23.5	Consent of Phelps Dunbar LLP (included in Exhibit 5.1)*

23.6	Consent of Phelps Dunbar LLP (included in Exhibit 8.1)*

24.1	Power of Attorney (included on page II-6 of the previously-filed Registration Statement)

99.1	Form of Proxy Card of Heritage Financial Holding Corporation

99.2	Form of Election and Letter of Transmittal

99.3	Opinion of Sterne, Agee & Leach, Inc. (attached as Annex C to the proxy statement/prospectus which is part of this registration Statement)

*	Previously filed